As Filed With the Securities and Exchange Commission on November 8, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES INTERNATIONAL, INC.

(as Issuer)

Delaware	2754	58-1943521
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number))

SCIENTIFIC GAMES CORPORATION

(as guarantor)

(and the other guarantors identified in the Table of Additional Registrants below)

Delaware	7373	81-0422894
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number))

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

(212) 754-2233

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack B. Sarno, Esq.

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

(212) 754-2233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq.

Senet S. Bischoff, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
6.250% Senior Subordinated Notes due 2020	$300,000,000	100%	$300,000,000(1)	$40,920.00
Guarantees related to the 6.250% Senior Subordinated Notes due 2020(2)	N/A	N/A	N/A	N/A

(1)                              Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), exclusive of any accrued interest.

(2)                              No separate consideration will be received for the guarantees and, therefore, pursuant to Rule 457(n) under the Securities Act, no additional fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant	State of Incorporation or Formation	IRS Employer Identification Number	Commission File Number
MDI Entertainment, LLC*	Delaware	58-1943521	333-
Scientific Games Products, Inc.*	Delaware	45-0565615	333-
Scientific Games SA, Inc.*	Delaware	58-1673074	333-
Sciplay Inc.*	Delaware	30-0632206	333-
SG Gaming, Inc.*	Nevada	88-0415955	333-

*Address of the Principal Executive Offices of each of the Additional Registrants:

1500 Bluegrass Lakes Parkway

Alpharetta, GA 30004

The information in this prospectus is not completed and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2012

PRELIMINARY PROSPECTUS

$300,000,000

SCIENTIFIC GAMES INTERNATIONAL, INC.

(as Issuer)

SCIENTIFIC GAMES CORPORATION

(as Guarantor)

Exchange Offer for

6.250% Senior Subordinated Notes due 2020

The Exchange Offer:

•                  Scientific Games International, Inc., referred to as the “Issuer,” issued $300,000,000 in aggregate principal amount of its 6.250% senior subordinated notes due 2020 on August 20, 2012 and will exchange all $300,000,000 of the outstanding 6.250% senior subordinated notes due 2020, referred to as the “old notes,” that are validly tendered and not validly withdrawn for an equal principal amount of 6.250% senior subordinated notes due 2020, referred to as the “new notes,” that are, subject to specified conditions, freely transferable.

•                  The exchange offer expires at 5:00 p.m., New York City time, on                            ,       unless extended. We do not currently intend to extend the expiration date.

•                  You may withdraw tenders of old notes at any time prior to the expiration date of the exchange offer.

•                  Neither Scientific Games Corporation nor the Issuer will receive any cash proceeds from the exchange offer.

The New Notes:

•                  We are offering new notes to satisfy certain obligations under the registration rights agreement entered into in connection with the private offering of the old notes.

•                  The terms of the new notes are substantially identical to the old notes, except that the new notes, subject to specified conditions, will be freely transferable.

•                  The new notes will be guaranteed on a senior subordinated unsecured basis by Scientific Games Corporation and all of its wholly owned domestic subsidiaries (other than the Issuer), which are referred to as the “guarantors.”

•                  We do not plan to list the new notes on a national securities exchange or automated quotation system.

Please see “Risk Factors” beginning on page 14 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as required by applicable securities laws and regulations. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

None of the Securities and Exchange Commission, any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the New Jersey Casino Control Commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        ,         .

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Scientific Games Corporation
Attention: Investor Relations
750 Lexington Avenue, 25th Floor
New York, New York 10022
(212) 754-2233

To obtain timely delivery, you must request the information no later than five (5) business days prior to the expiration of the exchange offer, or                  ,         . See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page ii.

i

INDUSTRY AND MARKET DATA

Certain market data and other statistical information included in this prospectus (including the documents incorporated by reference in this prospectus) are based on independent industry publications, government publications, reports by market research firms or other published independent sources.  Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above.  Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

BASIS OF PRESENTATION

Unless the context indicates otherwise, references in this prospectus to “Scientific Games International, Inc.” and the “Issuer” refer to Scientific Games International, Inc., a Delaware corporation and the issuer of the new notes, and references to the “guarantors” refer to Scientific Games Corporation and its wholly owned domestic subsidiaries (other than the Issuer) that will guarantee the new notes.  Unless the context indicates otherwise, references to “Scientific Games,” “the Company,” “we,” “our,” “ours” and “us” refer to Scientific Games Corporation and its consolidated subsidiaries, including the Issuer.  “United States (“U.S.”) jurisdictions” refer to the 50 states in the U.S. plus the District of Columbia and Puerto Rico.

WHERE YOU CAN FIND MORE INFORMATION

The Issuer is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12h-5 under the Exchange Act.  Scientific Games Corporation, however, is subject to the informational requirements of the Exchange Act and, accordingly, files annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”).  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.  Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange offer.  This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement.  Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus, we “incorporate by reference” information we file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules), which means that we can disclose important information to you by referring to that information.  The information incorporated by reference is considered to be an important part of this prospectus.  Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.  In addition, information contained in this prospectus shall be modified or superseded by information in any such subsequently filed documents that are incorporated by reference in this prospectus.  We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Exchange Act:

•                  Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012;

•                  Amendment No. 1 on Form 10-K/A for the year ended December 31, 2011, filed on June 28, 2012;

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 (filed on May 10, 2012) June 30, 2012 (filed on August 8, 2012) and September 30, 2012 (filed on November 8, 2012); and

•                  Current Reports on Form 8-K filed on March 8, 2012, March 22, 2012, April 26, 2012, June 5, 2012, August 15, 2012 and August 21, 2012.

We also incorporate by reference any future filings made by us with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC’s rules) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering, and any reoffering, of the securities offered hereby.

ii

References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus.  You should obtain and review carefully copies of the documents incorporated by reference.  Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement.  Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the address on page i of this prospectus.  Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus constitute “forward-looking statements.”  Forward-looking statements describe future expectations, plans, results or strategies, and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates, and are not guarantees of future results or performance.  Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulations, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, strategic equity investments and relationships; failure of our joint venture, Northstar Lottery Group, LLC, to meet the net income targets or otherwise realize the anticipated benefits under its private management agreement with the Illinois lottery; seasonality;  inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the potential expansion of regulated gaming via the internet; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with international operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock market volatility.  For a discussion of these and other factors that may affect our business, you should also read carefully the factors described in the “Risk Factors” section of this prospectus.  Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC.  Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

SUMMARY

This is only a summary of the prospectus.  You should read carefully the entire prospectus, including “Risk Factors,” and our consolidated financial statements and related notes as well as the documents incorporated by reference in this prospectus, before making an investment decision.

Our Company

Overview

We are a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Our integrated products and services include instant lottery games, lottery gaming systems, terminals and related services, and internet applications, as well as server-based interactive gaming terminals and associated gaming control systems. We also gain access to technology and pursue global expansion through strategic equity investments.

Operational Overview

We report our operations in three business segments: Printed Products; Lottery Systems; and Gaming. The following table summarizes the primary business activities and investments included in each of our business segments.

Segment	Primary Business Activities	Strategic Equity Investments
Printed Products

•      Design, printing and sale of instant lottery tickets to lottery operators

•      Provision of instant ticket-related value-added services to lottery operators

•      Provision of licensed properties, player loyalty programs, second chance drawings and internet-based products primarily to lottery operators

•      Printing and sale of phone cards

•      Lotterie Nazionali S.r.l. (“LNS”)—20% equity interest in the operator of the Gratta e Vinci instant ticket lottery in Italy

•      Northstar Lottery Group (“Northstar”)—20% equity interest in the private manager of the Illinois lottery

•      Beijing CITIC Scientific Games Technology Co., Ltd. (“CSG”)—49% equity interest in the instant ticket supplier to the China Sports Lottery

Lottery Systems

•      Provision of lottery systems, including equipment, software, data communication services and support, to lottery operators

•      Provision of instant ticket validation systems to lottery operators

•      Provision of central monitoring and control systems to lottery operators and gaming regulators

•      Provision of software, hardware and support for sports wagering systems and keno to lottery operators

• Beijing Guard Libang Technology Co., Ltd. (“Guard Libang”)—50% equity interest in a provider of lottery systems and services for the China Welfare Lottery

Gaming

•      Provision of server-based gaming terminals, systems and content to commercial gaming operators such as betting shops, bingo halls, arcades and pubs

•      Provision of interactive gaming products and content primarily to gaming operators

•      Roberts Communication Network (“RCN”)—29.4% equity interest in provider of communications services to racing and non-racing customers

•      Sportech Plc (“Sportech”)—20% equity interest in operator and supplier of soccer pools and tote systems

Printed Products

Our Printed Products segment is primarily comprised of our global instant lottery ticket business. We generate revenue from the manufacturing and sale of instant tickets, as well as the provision of value-added services such as game design, sales and marketing support, specialty games and promotions, inventory management and warehousing and fulfillment services. We also provide lotteries with cooperative service programs, or CSPs, to help them efficiently and effectively manage and support their operations to achieve higher retail sales and lower operating costs.

We believe we are the leading designer, manufacturer and distributor of instant lottery tickets in the world. We supply instant lottery tickets to 41 of the 44 U.S. jurisdictions that sell instant lottery tickets. In addition, we have sold instant lottery tickets to customers in approximately 50 countries.

We operate five instant ticket printing facilities across four continents (including the facility owned by CSG) with an aggregate capacity to print approximately 44 billion 2" by 4" equivalent standard instant lottery tickets annually. We believe that our extensive service offerings, together with our innovative products and extensive library of licensed properties, enable us to effectively help lotteries to increase their retail sales of instant tickets.

We provide lotteries with access to some of the world’s most popular entertainment brands on lottery products, which we believe helps increase our customers’ instant ticket sales. Our licensed entertainment brands include Harley-Davidson®, Major League Baseball®, Monopoly™, National Basketball Association®, The Price is Right®, Wheel-of-Fortune® and World Poker Tour®. We also provide branded merchandise prizes, advertising, promotional support, turnkey drawing management services and prize fulfillment programs. In addition, we offer lotteries a web-based platform called Properties Plus®, which features players clubs, reward programs, second chance promotional websites, interactive games and, subject to applicable law, a subscription system that enables players to purchase lottery games securely over the internet.

LNS.  We are a 20% equity owner in LNS, an entity comprised principally of us, Lottomatica Group S.p.A. (“Lottomatica”) and Arianna 2001, a company owned by the Federation of Italian Tobacconists, that was awarded the concession from the Italian Monopoli di Stato to be the exclusive operator of the Italian Gratta e Vinci instant ticket lottery beginning on October 1, 2010. The concession has an initial term of nine years (subject to a performance evaluation during the fifth year) and could be extended by the Monopoli di Stato for an additional nine years. We are the primary supplier of instant lottery tickets for LNS, under which we expect to provide no less than 80% of total instant tickets through our supply contract with LNS.

Northstar.  We are a 20% equity owner in Northstar, an entity formed with GTECH Corporation, a subsidiary of Lottomatica, to bid for the agreement to be the private manager for the Illinois lottery for a ten-year term. Northstar was selected as the private manager following a competitive procurement and entered into a private management agreement with the State of Illinois on January 18, 2011 (the “PMA”). Operations under the PMA commenced on July 1, 2011. As the private manager, Northstar, subject to the oversight of the Illinois lottery, manages the day-to-day operations of the lottery including lottery game development and portfolio management, retailer recruitment and training, supply of goods and services and overall marketing strategy. Under our CSP contract with Northstar, we are the exclusive supplier of instant lottery tickets and are responsible for instant ticket design, development, manufacturing, warehousing and distribution.

CSG.  We are a 49% equity owner in CSG, which holds a 15-year contract to supply instant lottery tickets to the China Sports Lottery. In connection with the contract, CSG established an instant ticket manufacturing facility that began producing instant lottery tickets at the end of 2008. The facility has capacity to print eight billion 2" by 4" equivalent standard instant ticket units annually. We also receive a royalty fee from CSG for intellectual property rights deemed necessary to promote lottery ticket sales equal to 1% of the total gross profits distributed by CSG.

Lottery Systems

We are a leading provider of customized computer software, software support, equipment and data communication services to lotteries. Our lottery systems use proprietary technology that facilitates high-speed processing of wagers as well as validation of winning draw and instant tickets. Our lottery systems business includes the supply of proprietary transaction-processing software, draw lottery games, keno, point-of-sale terminals, central site computers and communication platforms as well as ongoing operational support and maintenance services.

We have contracts to operate online lottery systems for 11 of the 45 U.S. jurisdictions that operate draw lotteries. We believe we are the second largest online lottery provider in the U.S. and a leading provider in Europe. Internationally, we have lottery systems operating in Argentina, Australia, Canada, China, France, Germany, Hungary, Iceland, Israel, Latvia,

Mexico, Norway, the Philippines, Spain and Switzerland. We are the exclusive instant ticket validation network provider to the China Sports Lottery.

In addition, we provide video lottery central monitoring and control systems and networks primarily to lotteries and gaming regulators. We currently have central monitoring and control systems contracts in Delaware, Illinois, Maine, New Mexico, South Dakota and West Virginia, as well as in Australia, Canada and Iceland. We also provide software, hardware and support for sports wagering systems.

Guard Libang.  We have a 50% equity ownership interest in Guard Libang, a provider of instant ticket activation and validation and inventory management systems and services to a majority of the China Welfare Lottery provincial jurisdictions.

Gaming

Our Gaming segment includes The Global Draw Limited (“Global Draw”), a leading supplier of server-based gaming terminals and systems and game content primarily to bookmakers that operate licensed betting offices (“LBOs”) in the U.K. and, increasingly, to gaming operators outside the U.K. The Gaming segment also includes Barcrest Group Limited (“Barcrest”) and Games Media Limited (“Games Media”), leading suppliers of gaming terminals, systems and game content to pubs, bingo halls and arcades in the U.K. and continental Europe. We provide many of our Gaming customers with a turnkey offering, which typically includes gaming terminals, remote management of game content and management information, central computer systems, secure data communication and field support services. We develop our own game content and supplement our offering with content from third parties.

We had an installed base of approximately 23,100 LBO gaming terminals in the U.K. as of December 31, 2011. As of December 31, 2011, we had an installed base of approximately 6,100 gaming terminals in our U.K. pub, bingo hall and arcade business.

We continue to seek to expand our server-based gaming terminal business outside the U.K., with current deployments in the Caribbean, Czech Republic, Italy, Mexico and Puerto Rico. As of December 31, 2011, we had an installed base of approximately 6,500 gaming terminals outside of the U.K.

Roberts Communication Network.  We have a 29.4% equity interest in RCN, which provides communications services to racing and non-racing customers.

Sportech.  We own approximately 20% of the outstanding shares of Sportech. Sportech operates soccer pools and associated games through various distribution channels including direct mail and telephone, agent-based collection and via the internet. Sportech also provides wagering technology solutions to racetracks and off-track wagering networks and also operates a portfolio of online casino, poker, bingo and fixed-odds games.

Industry Overview

Lottery

Lotteries are operated by domestic and international government authorities and their licensees in 179 jurisdictions throughout the world. Currently, 45 U.S. jurisdictions have online draw lotteries and 44 U.S. jurisdictions have instant ticket lotteries. Governments typically authorize lotteries as a means of generating revenues without imposing additional taxes. Net lottery proceeds are frequently set aside for a particular public purpose, such as education, aid to the elderly, conservation, transportation and economic development. Many jurisdictions have come to rely on the proceeds from lottery ticket sales as a significant source of funding for these programs. Although there are many types of lottery games worldwide, the two principal categories of products offered by government authorized lotteries are instant tickets and draw games.

An instant ticket lottery is typically played by removing a scratch-off coating from a preprinted ticket to determine whether it is a winner. Draw lottery games, such as Powerball® and Mega Millions®, are based on a random selection of a series of numbers, and prizes are generally based on the number of winners who share the prize pool, although set prizes are also offered. Online draw lotteries are conducted through a computerized system in which lottery terminals in retail outlets are continuously connected to a central computer system. Online lottery systems may also be used to validate instant lottery tickets to confirm that a ticket is a winner and prevent duplicate payments. In some jurisdictions, separate instant ticket validation systems may be installed.

Based on industry information, U.S. instant ticket lottery retail sales and U.S. draw lottery retail sales totaled approximately $33 billion and approximately $23 billion, respectively, during the U.S. lottery industry’s 2011 fiscal year (which generally ended on June 30, 2011). Based on industry information, we estimate that worldwide instant ticket lottery retail sales and worldwide draw lottery retail sales totaled approximately $65 billion and approximately $181 billion, respectively, during fiscal year 2010. Recent industry data indicates that instant ticket retail sales in the U.S. have generally been growing faster than draw lottery retail sales, which we believe is due to offering a variety of price-points, increased prize payouts and more frequent game introductions.

In early 2010, U.S. lotteries began cross-selling the multi-state Powerball® and Mega Millions® draw lottery games, enabling players in lottery states to play big jackpot games with drawings four days a week. During 2011, U.S. lotteries authorized certain changes to the Powerball® game, including an increase in the ticket price to $2, which were effective on January 15, 2012. The increase in the Powerball® ticket price potentially provides an impetus for growth in draw lottery retail sales.

Lotteries may offer a range of other games. In the U.S., some lotteries offer monitor games such as keno, which is typically played every four to five minutes in restricted social settings, such as bars, and is usually offered as an extension of the online lottery system. Domestic and international lotteries may also offer video lottery terminals (“VLTs”), which enable players to wager on games such as poker, blackjack and slot machine-like line games, with the terminals connected to a central monitoring and control system for security and accounting by the lottery. In the U.S., VLTs are typically offered at horse and greyhound racetracks, bars, truck stops, nightclubs and similar establishments. Internationally, lotteries may also offer other forms of gaming such as casino games, bingo and sports wagering.

Wide Area Gaming

Wide area gaming generally refers to a collection of gaming terminals that are distributed across a large number of venues, with relatively few terminals per venue. This contrasts with casino-type venues, where a large number of gaming terminals are housed in a single venue. Wide area gaming may involve commercial gaming operators, such as licensed betting shops in the U.K., or gaming operators affiliated with governments such as lotteries.

Wide area gaming encompasses a number of categories including server-based gaming terminals and other gaming devices that are increasingly converging as networked video gaming terminals. Server-based technologies provide for a quick and easy refresh of game content on gaming terminals in the field from a central location. We offer operators in the wide area gaming industry an integrated product offering comprised of server-based gaming terminals, systems and content.

The Issuer

Scientific Games International, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Scientific Games Corporation. The Issuer’s principal executive offices are located at 1500 Bluegrass Lakes Parkway, Alpharetta, GA 30004, and its telephone number at that address is (770) 664-3700. The Issuer is our primary domestic operating company.

The Exchange Offer

The following summary contains basic information about the exchange offer and the new notes.  It does not contain all the information that is important to you.  For a more complete understanding of the new notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Notes.” For purposes of this summary and the description of the notes included in this prospectus, references to “the Company” refer only to Scientific Games Corporation and do not include its subsidiaries and references to the “Issuer” refer only to Scientific Games International, Inc. and do not include its subsidiaries.

On August 20, 2012, the Issuer issued $300.0 million in aggregate original principal amount of its 6.250% senior subordinated notes due 2020 (the old notes) in a private offering to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  We refer to the old notes and the new notes collectively herein as the “notes.” The notes are unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis, by the guarantors.

The Exchange Offer	The Issuer is offering to exchange an aggregate of $300.0 million principal amount of the new notes for $300.0 million principal amount of the old notes.

To exchange your old notes, you must properly tender them, and the Issuer must accept them. You may tender outstanding old notes only in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer will exchange all old notes that you validly tender and do not validly withdraw. The Issuer will issue registered new notes promptly after the expiration of the exchange offer.

The form and terms of the new notes will be substantially identical to those of the old notes except that the new notes will have been registered under the Securities Act. Therefore, the new notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the old notes prior to consummation of the exchange offer.

Resale of New Notes

We believe that, if you are not a broker-dealer, you may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquired the new notes in the ordinary course of business;

• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the new notes; and

• are not an “affiliate” (as defined under Rule 405 of the Securities Act) of the Issuer or any guarantor.

If any of these conditions are not satisfied, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on the interpretations of the SEC given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. However, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , unless we extend it.

Withdrawal

You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Procedures for Tendering Old Notes	Each holder of old notes that wishes to tender old notes for new notes pursuant to the exchange offer must, before the exchange offer expires, either:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent, or

•      if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company (“DTC”), to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal, or comply with the procedures described below under “—Guaranteed Delivery.”

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:

• the holder is not an “affiliate” of the Issuer or any guarantor as defined under Rule 405 of the Securities Act;

• the holder is acquiring the new notes in its ordinary course of business;

•      the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

•      if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the new notes; and

• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If

• you beneficially own old notes,

• those old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and

• you wish to tender your old notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery

If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes but

• the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires, or

• you cannot complete the procedure for book-entry transfer on time,

you may tender your old notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery.”

Consequences of Not Exchanging Old Notes

If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes will not be entitled to any further registration rights under the registration rights agreement. We do not currently plan to register the old notes under the Securities Act after the exchange offer.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Material U.S. Federal Income Tax Considerations	Your exchange of old notes for new notes will not be treated as a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Conditions to the Exchange Offer

The exchange offer is subject to the conditions that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.

Use of Proceeds	Neither the Issuer nor Scientific Games Corporation will receive any cash proceeds from the exchange offer.

Acceptance of Old Notes and Delivery of New Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the new notes promptly after the expiration of the exchange offer.

Exchange Agent

The Bank of Nova Scotia Trust Company of New York is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

The New Notes

The exchange offer applies to the $300.0 million principal amount of the old notes outstanding as of the date hereof.  The form and the terms of the new notes will be identical in all material respects to the form and the terms of the old notes except that the new notes:

•                  will have been registered under the Securities Act;

•                  will not be subject to restrictions on transfer under the Securities Act;

•                  will not be entitled to the registration rights that apply to the old notes; and

•                  will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registration Rights.”

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law.

Issuer	Scientific Games International, Inc., a Delaware corporation and a direct wholly owned subsidiary of Scientific Games Corporation.

Securities Offered	$300,000,000 in principal amount of 6.250% senior subordinated notes due 2020.

Maturity Date	The notes will mature on September 1, 2020.

Interest Payment Dates	September 1 and March 1 of each year, commencing March 1, 2013. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 20, 2012.

Optional Redemption

The Issuer may redeem some or all of the notes at any time prior to September 1, 2015 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole” premium. The Issuer may redeem some or all of the notes on or after September 1, 2015 at the redemption prices listed under “Description of Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to September 1, 2015, the Issuer may redeem up to 35% of the initially outstanding aggregate principal amount of the notes at a redemption price of 106.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to the capital of the Issuer from one or more equity offerings of the Company.

Regulatory Redemption

The notes are subject to redemption requirements relating to gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Notes—Redemption—Regulatory Redemption.”

Guarantees

The old notes are, and the new notes will be, fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company and each of its wholly owned domestic subsidiaries (other than the Issuer).

Ranking	The new notes will be the Issuer’s unsecured senior subordinated obligations and will rank:

• junior in right of payment to all of the Issuer’s existing and future senior indebtedness, including its indebtedness under its credit agreement;

•      equal in right of payment with the Issuer’s existing and future senior subordinated indebtedness, including the Issuer’s 9.250% senior subordinated notes due 2019 (the “2019 notes”) and the Issuer’s guarantee of Scientific Games Corporation’s 8.125% senior subordinated notes due 2018 (the “2018 notes”);

• senior in right of payment to any of the Issuer’s future indebtedness that is expressly subordinated in right of payment to the new notes; and

• structurally junior in right of payment to all of the liabilities of any of the Company’s other subsidiaries that do not guarantee the new notes.

Similarly, the guarantee of each guarantor of the new notes will rank:

• junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including its guarantee of the Issuer’s indebtedness under the credit agreement;

•      equal in right of payment with existing and future senior subordinated indebtedness of such guarantor, including, in the case of the Company, the 2018 notes and its guarantee of the 2019 notes and, in the case of each of the other guarantors, its guarantee of the 2019 notes and the 2018 notes;

• senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to its guarantee of the new notes; and

• structurally junior in right of payment to all of the liabilities of any subsidiary of such guarantor if that subsidiary does not guarantee the new notes.

As of September 30, 2012:

•      the Issuer had approximately $561.3 million of senior indebtedness, comprised solely of secured senior indebtedness (which excludes approximately $39.7 million of outstanding letters of credit) under the credit agreement, and the Issuer had approximately $210.3 million of additional availability under the credit agreement (all of which would be secured);

•      the Company and the other guarantors of the notes had approximately $206.8 million of senior indebtedness, consisting of outstanding surety bonds (and which excludes their guarantees of the Issuer’s indebtedness under the credit agreement);

• the Issuer had approximately $650.0 million of senior subordinated indebtedness outstanding, consisting of the notes and the 2019 notes (excluding the Issuer’s guarantee of the 2018 notes);

•      the guarantors had approximately $250.0 million of senior subordinated indebtedness outstanding consisting of the 2018 notes issued by the Company (excluding, in the case of the Company, the Company’s guarantees of the notes and the 2019 notes and, in the case of the other guarantors, their guarantees of the notes, the 2019 notes and the 2018 notes); and

• our subsidiaries that are not guaranteeing the notes had outstanding total third-party liabilities of approximately $168.6 million, including trade payables.

Change of Control

Upon the occurrence of a change of control, the Issuer will be required to offer to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the purchase date. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the notes contains certain covenants which will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur indebtedness or issue preferred stock;

• pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;

• sell assets, including capital stock of the restricted subsidiaries;

• agree to payment restrictions affecting restricted subsidiaries;

• enter into transactions with our affiliates; and

• merge, consolidate or sell substantially all of the Company’s or the Issuer’s assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes—Covenants.”

No Public Market

The new notes are new securities and there is currently no established trading market for the new notes. The initial purchasers of the old notes have advised us that they presently intend to make a market in the new notes. However, you should be aware that they are not obligated to make a market in the new notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the new notes may not be available if you try to sell your new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	Neither the Issuer nor Scientific Games Corporation will receive any cash proceeds from the exchange offer. See “Use of Proceeds.”

Risk Factors

Investment in the notes involves certain risks.  You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus before investing in the notes.

SUMMARY FINANCIAL DATA

The following tables set forth our summary historical financial data as of and for the periods indicated. The summary statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the summary balance sheet data as of December 31, 2010 and 2011 have been derived from and should be read in conjunction with our audited consolidated financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which report is incorporated herein by reference. The summary balance sheet data as of December 31, 2009 have been derived from our audited consolidated financial statements for the year then ended.

The summary historical financial data for the nine months ended September 30, 2011 and 2012 and the balance sheet data as of September 30, 2012 have been derived from and should be read in conjunction with our unaudited consolidated condensed financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which report is incorporated herein by reference.

($ in thousands, except for share	Year ended December 31,			(unaudited) Nine months ended September 30,
amounts)	2009	2010	2011	2011	2012
Statement of operations data:
Revenue:
Instant tickets	$453,238	$465,090	$493,275	$370,972	$367,385
Services	410,014	363,138	331,701	237,272	261,543
Sales	64,497	54,271	53,746	31,399	62,431
Total revenue	$927,749	$882,499	$878,722	$639,643	$691,359
Cost of instant tickets	270,836	270,787	281,565	211,151	211,468
Cost of services	234,093	206,034	171,374	122,944	134,079
Cost of sales	44,539	38,045	38,340	21,383	43,949
Selling, general and administrative expenses	168,248	158,500	183,022	130,640	137,726
Write-down of assets held for sale	54,356	8,029	—	—	—
Employee termination and restructuring costs	3,920	602	1,997	1,030	10,751
Depreciation and amortization	151,784	141,766	118,603	87,902	108,845
Operating income (loss)	$(27)	$58,736	$83,821	$64,593	$44,541
Earnings from equity investments	(59,220)	(49,090)	(29,391)	(27,469)	(21,462)
Net income (loss)	$(39,879)	$(149,201)	$(12,570)	$(4,037)	$(37,903)
Other financial data:
Capital expenditures	111,581	108,650	91,884	68,371	80,026

	As of December 31,			(unaudited) As of September 30,
($ in thousands)	2009	2010	2011	2012
Balance sheet data:
Cash and cash equivalents	$260,131	$124,281	$104,402	$135,954
Total assets	2,291,792	2,151,538	2,161,911	2,198,035
Total long-term debt (including current installments) and capital leases	1,367,063	1,396,690	1,390,667	1,469,066
Total stockholders’ equity	619,758	452,658	443,714	400,137

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2007, 2008, 2009, 2010 and 2011.  For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) excluding earnings from equity method investments, plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor).  Earnings before fixed charges were inadequate to cover total fixed charges by $29.2 million, $53.7 million and $19.8 million for the years ended 2008, 2009 and 2010, respectively.  For the nine months ended September 30, 2012, earnings before fixed charges were inadequate to cover total fixed charges by $19.0 million.

	Year ended December 31,					(unaudited) Nine months ended September 30,
	2011	2010	2009	2008	2007	2012
Ratio of earnings to fixed charges	1.1x	0.8x	0.4x	0.7x	1.6x	0.8x

RISK FACTORS

Before making any decision to participate in the exchange offer, you should carefully consider the following risk factors in addition to the other information contained in this prospectus and incorporated by reference in this prospectus, although the following risk factors (other than those dealing specifically with the new notes) are generally applicable to the old notes as well as the new notes.  Any of the following risks could materially and adversely affect our business, financial condition or results of operations.  The risks described below are not the only risks facing us.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.  In the following discussion of risk factors, when we refer to the term “note” or “notes,” we are referring to both the old notes and the new notes to be issued in the exchange offer.

Risk Factors Relating to our Business

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous domestic and foreign businesses.

We face competition from a number of domestic and foreign businesses, some of which have substantially greater financial resources than we do, which impacts our ability to win new contracts and renew existing contracts. We continue to operate in a period of intense price-based competition, which has affected and could continue to affect the number and the profitability of the contracts we win.

Contract awards by lottery authorities are sometimes challenged by unsuccessful bidders, which can result in costly and protracted legal proceedings that can result in delayed implementation or cancellation of the award. In addition, the U.S. lottery industry has matured such that the number of states conducting lotteries is unlikely to increase materially in the near-term.

We believe our principal competitors in the instant ticket lottery business have increased their production capacity, which is expected to increase pricing pressures in the instant ticket business and adversely affect our ability to win or renew instant ticket contracts or reduce the profitability of instant ticket contracts that we do win. Our domestic instant ticket business could also be adversely affected should additional foreign competitors in Canada export their lottery products to the U.S. or should other foreign competitors establish printing facilities in the U.S. or Canada to supply the U.S. We also compete in the international instant ticket lottery business with low-price, low-quality printers in a regulated environment where laws are being reinterpreted so as to create competition from non-traditional lottery vendors and products.

We face increased price competition in our lottery systems business from our two principal competitors. Since late 2007, we have lost lottery systems contracts in South Carolina, West Virginia, South Dakota, New Hampshire and Vermont to our competitors following the expiration of our contracts. During 2010, the lottery authority in Maine awarded a new lottery contract to one of our competitors, which award was subsequently invalidated as a result of our protest. The competitor’s appeal of the protest ruling was denied on October 21, 2011. Our contract with Maine was extended until June 30, 2013 pending further action by the Maine lottery authority.

Pricing pressures and potential privatizations (including partial privatizations through private management agreements or otherwise) of some lotteries may also change the manner in which lottery system and instant ticket contracts are awarded and the profitability of those contracts. Any future success of our lottery business will also depend, in part, on the success of the lottery industry in attracting and retaining players in the face of increased competition for these players’ entertainment dollars, as well as our own success in developing innovative products and systems to achieve this goal. Our failure to achieve this goal could reduce our revenue from our lottery operations. As a result of pressures on state and other government budgets, other forms of gaming may be legalized, which could adversely impact our business.

Our gaming-related businesses face competition from other vendors as well as illegal operators, and changes in law and regulation can affect our future profitability. In January 2012, William Hill PLC, a U.K. bookmaker (“William Hill”), awarded a contract for the exclusive supply of gaming terminals to the bookmaker’s entire LBO estate to one of our principal competitors. This contract took effect following the expiration of our gaming terminal supply contract with William Hill in March 2012.

We expect to face significant competition as we seek to offer products and services for the evolving internet lottery and gaming industries, not only from our traditional competitors in the lottery business but also from a number of other domestic and foreign providers (or the operators themselves), some of which have substantially greater financial resources and/or experience in this area than we do.

In our prepaid phone card business, we are operating in a period of intense price-based competition, which is likely to continue to negatively affect our revenue and operating margins.

Unfavorable domestic and international economic conditions may adversely affect our business and financial condition.

Unfavorable general economic conditions, including relatively high rates of unemployment, have had and may continue to have a negative effect on our business and results of operations. We cannot fully predict the effects that unfavorable economic conditions and economic uncertainty will have on us as it also impacts our customers, suppliers and business partners. However, we believe that the difficult economic conditions have contributed to reductions in spending on marketing by our customers and, in certain instances, less favorable terms under our contracts, as many of our customers face significant budget shortfalls and look to cut costs.

We believe that the lottery and wide area gaming businesses are less susceptible to reductions in consumer spending than the destination gaming business (e.g., resort/casino venues, which are typically less accessible than lottery and wide area gaming retail outlets) and other parts of the consumer sector. However, we believe that declines in consumer spending have adversely impacted our lottery and wide area gaming businesses to some extent, and further declines will likely exacerbate these negative effects.

There are ongoing concerns regarding the debt burden of certain countries, particularly in the European Union, and their ability to meet their future financial obligations, which have resulted in recent downgrades of the debt ratings for these countries. These sovereign debt concerns, whether real or perceived, could result in a recession, prolonged economic slowdown, or otherwise negatively impact the general health and stability of the economies in these countries or more broadly. In more severe cases, this could result in a limitation on the availability of capital, thereby restricting our liquidity and negatively impacting our operating results. Our growth strategy may involve pursuing expansion or business opportunities in certain countries potentially facing real or perceived sovereign debt concerns, such as Italy and Greece.

Our business is subject to evolving technology.

The sales of all of our products and services are affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to remain competitive, retain existing contracts, and expand and attract new customers.

We can give no assurance that we will achieve the necessary technological advances or have the financial resources needed to introduce new products or services on a timely basis or that we will otherwise have the ability to compete effectively in the industries we serve.

We may not be able to capitalize on the expansion of internet or other forms of interactive gaming or other trends and changes in the lottery and gaming industries.

Part of our strategy is to take advantage of the liberalization of internet and mobile gaming, both within the U.S. and internationally. This strategy involves several risks and uncertainties, including legal, business and financial risks. In general, our ability to successfully pursue our interactive gaming strategy depends on the laws and regulations relating to wagering over the internet and through interactive channels. Until recently, there was uncertainty as to whether the Federal Wire Act of 1961 (the “Wire Act”) prohibits states from conducting intrastate lottery transactions via the internet if the transmissions over the internet during the transaction cross state lines. In late 2011, the Office of Legal Counsel of the U.S. Department of Justice issued an opinion to the effect that state lottery ticket sales over the internet to in-state adults do not violate the Wire Act. The opinion may provide an impetus for states to authorize internet or other forms of interactive gaming in order to create an additional revenue stream. However, as a general matter, we believe states will be required or otherwise deem it advisable to enact enabling legislation or new regulations addressing the sale of lottery tickets or the offering of other forms of gaming over the internet. The enactment of internet gaming legislation that federalizes significant aspects of the regulation of internet gaming could have an adverse impact on our ability to pursue our interactive strategy in the U.S.

Internationally, laws relating to internet gaming are evolving, particularly in Europe. To varying degrees, a number of European governments have taken steps to change the regulation of internet wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. We cannot predict the timing, scope or terms of any such state, federal or foreign laws and regulations, or the extent to which any such legislation will facilitate or hinder our interactive strategy.

In jurisdictions that authorize internet gaming, there can be no assurance that we will be successful in selling our technology, content and services to internet gaming operators as we expect to face intense competition from our traditional competitors in the lottery business as well as a number of other domestic and foreign providers (or the operators themselves), some of which have substantially greater financial resources and/or experience in this area than we do. In addition, there is a risk that the authorization of the sale of lottery tickets or games or other forms of gaming via the internet in a particular jurisdiction could, under certain circumstances, adversely impact our revenue relating to sales of lottery products through traditional channels in such jurisdiction. Any such adverse impact would be magnified to the extent we are not involved in and generating revenue from the provision of products or services for internet gaming in such jurisdiction.

Our ability to compete effectively in the internet gaming space will depend on the acceptance by our customers of the products and services we offer. Such products and services may rely on technology that we acquire or license from third parties. On January 23, 2012, we entered into an agreement with Playtech Limited (“Playtech”) that restructured our strategic relationship relating to internet and gaming products and services. Under the agreement, Playtech will license its internet gaming software to us on a mutually non-exclusive basis for use by certain categories of our current and prospective customers, including U.S. casinos and lotteries worldwide. There can be no assurance that we will be able to successfully develop and market internet gaming solutions under our agreement with Playtech or otherwise. Our performance under any arrangement with a customer that contemplates the customer’s use of Playtech’s software will be dependent to some extent on Playtech’s performance and reliability. We will be required to share with Playtech a significant portion of our revenue from any such offering in the form of a license fee.

We are also internally developing potential internet gaming solutions for our customers. Such internal development is costly and there can be no assurance that such development will result in commercially viable products. In addition, there can be no assurance that our internally developed products will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We are heavily dependent on our ability to renew our long-term contracts with our customers and we could lose substantial revenue and profits if we are unable to renew certain of our contracts.

Generally, our customer contracts contain initial multi-year terms, with optional renewal periods held by the customer. Upon the expiration of a contract, including any extensions thereof, new contracts may be awarded through a competitive bidding process.

Since late 2007, we have lost lottery systems contracts in South Carolina, West Virginia, South Dakota, New Hampshire and Vermont to our competitors following the expiration of our contracts. During 2010, the lottery authority in Maine awarded a new lottery contract to one of our competitors, which award was subsequently invalidated as a result of our protest. The competitor’s appeal of the protest ruling was denied in October 2011. Our contract with Maine was extended until June 30, 2013 pending further action by the Maine lottery authority.

We are also required by certain of our lottery customers to provide surety or performance bonds in connection with our contracts. There can be no assurance that we will continue to be able to obtain surety or performance bonds on commercially reasonable terms or at all. Our inability to provide such bonds would materially and adversely affect our ability to renew existing, or obtain new lottery contracts.

In our U.K. gaming business, William Hill recently awarded a contract for the exclusive supply of gaming terminals to the bookmaker’s entire LBO estate to one of our principal competitors. This contract took effect following the expiration of our gaming terminal supply contract with William Hill in March 2012.

There can be no assurance that our current contracts will be extended or that we will be awarded new contracts as a result of competitive bidding processes or otherwise in the future. The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue and profits, which could have an adverse effect on our ability to win or renew other contracts or pursue acquisitions or other growth initiatives.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit agreement to finance required capital expenditures under new contracts, service our indebtedness and meet our other cash needs. These obligations require a significant amount of cash.

Our lottery systems and gaming terminal businesses generally require significant upfront capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. In connection with a renewal or bid of a lottery systems or gaming terminal contract, a customer may seek to obtain new equipment or impose new service requirements, which may require additional capital expenditures in order to retain or win the contract. Historically, we have funded these upfront costs through cash flows generated from operations, available cash on hand and borrowings under our credit agreement. Our ability to generate revenue and to continue to procure new contracts will depend on, among other things, our then present liquidity levels or our ability to obtain additional financing on commercially reasonable terms.

If we do not have adequate liquidity or are unable to obtain financing for these upfront costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our results of operations. Moreover, we may not realize the return on investment that we anticipate on new or renewed contracts due to a variety of factors, including lower than anticipated retail sales, higher than anticipated capital or operating expenses and unanticipated regulatory developments or litigation. We may not have adequate liquidity to pursue other aspects of our strategy, including bringing our products and services to new customers or new or underpenetrated geographies (including through equity investments) or pursuing strategic acquisitions.

As of September 30, 2012, we had total indebtedness of approximately $1,473.4 million, or approximately 78.6% of our total capitalization, consisting primarily of senior secured term loan and revolving credit facilities under our credit agreement and senior subordinated notes. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our lenders, including the lenders participating in our revolving credit facilities, may have suffered losses related to their lending and other financial relationships, especially because of the general weakening of the national and global economy and increased financial instability of many borrowers. As a result, lenders may become insolvent or tighten their lending standards, which could make it more difficult for us to borrow under our revolving credit facilities or to obtain other financing on favorable terms or at all. Our financial condition and results of operations would be adversely affected if we were unable to draw funds under our revolving credit facilities because of a lender default or to obtain other cost-effective financing. Any default by a lender in its obligation to fund its commitment under our revolving credit facilities (or its participation in letters of credit) could limit our liquidity to the extent of the defaulting lender’s commitment.

If we are unable to generate sufficient cash flow from operations in the future to meet our commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be completed on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. Moreover, our existing debt agreements contain, and our future debt agreements may contain, restrictive covenants that may prohibit us from adopting these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Our business depends on the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the U.S. and in foreign countries. Our intellectual property includes certain patents and trademarks relating to our instant ticket games and wagering systems, as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of our business. For example, our intellectual property is designed to ensure the security of the printing of our instant lottery tickets and provide simple and secure validation of our lottery tickets. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

There can be no assurance that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees, vendors, consultants and, to the extent legally permissible, our customers, and generally control access to, and the distribution of, our game designs, systems and other software documentation and proprietary information, as well as the designs, systems and other software documentation and information that we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

There can be no assurance that our business activities, games, products and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims (with or without merit) against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file or respond to lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

We rely on products and technologies that we license from third parties. There can be no assurance that these third party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms, if at all.

Our business competes on the basis of the security and integrity of our systems and products.

We believe that our success depends, in part, on providing secure products and systems to our customers. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, employees and others. Our ability to monitor and ensure the quality of our products is periodically reviewed and enhanced. Similarly, we regularly assess the adequacy of our security systems to protect against any material loss to any of our customers and the integrity of our products to end-users. Expanded utilization of the internet and other interactive technologies may result in increased security concerns for us and our customers. There can be no assurance that our business will not be affected by a security breach or lapse, which could have a material adverse impact on our results of operations, business and/or prospects.

Our industry is subject to strict government regulations that may limit our existing operations and have an adverse impact on our ability to grow.

In the U.S. and many other countries, lotteries and other forms of gaming are subject to extensive and evolving regulation. Such gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming laws and regulations in the jurisdictions in which we are licensed or operate. Most jurisdictions require that we be licensed, that our key personnel and certain of our security holders be found suitable or be licensed, and that our products be reviewed and approved before placement. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary approval, license or finding of suitability, then we may be prohibited from providing our products or services for use in the particular jurisdiction.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations, business or prospects. Moreover, there can be no assurance that the operation of lotteries, video gaming terminals, internet gaming or other forms of lottery or gaming will be approved by additional jurisdictions or that those jurisdictions in which these activities are currently permitted will continue to permit such activities. Laws and regulations relating to internet and other form of interactive gaming are evolving. For additional discussion regarding risks associated with the evolving interactive gaming regulatory landscape, see the risk factor above captioned “—We may not be able to capitalize on the expansion of internet or other forms of interactive gaming or other trends and changes in the lottery and gaming industries.”

There can be no assurance that law enforcement or gaming regulatory authorities will not seek to restrict our business in their jurisdictions or even institute enforcement proceedings. In addition, there can be no assurance that any instituted enforcement proceedings will be favorably resolved, or that such proceedings will not have a material adverse impact on our ability to retain and renew existing licenses or to obtain new licenses in other jurisdictions.

Moreover, in addition to the risk of an enforcement action, we also potentially risk an impact on our reputation in the event of any potential legal or regulatory investigation whether or not we are ultimately accused of or found to have committed any violation. We are required to obtain and maintain licenses from various jurisdictions in order to operate certain aspects of our business and we are subject to extensive background investigations and suitability standards in our business. We also will become subject to regulation in any other jurisdiction in which our customers operate in the future. There can be no assurance that we will be able to obtain new licenses or renew any of our existing licenses, or that if such licenses are obtained, that such licenses will not be conditioned, suspended or revoked, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our results of operations, business or prospects. Lottery and gaming authorities generally conduct background investigations of the winning vendor and its employees prior to and after the award of a lottery contract. Generally, regulatory authorities have broad discretion when granting, renewing or revoking these approvals and licenses. Lottery and gaming authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery and gaming contract or operating a lottery and gaming system as a result of any such investigation. Our failure, or the failure of any of our key personnel, systems or terminals, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel, systems or gaming terminals) to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic areas where we may operate and generate revenue, decrease our share in the lottery or gaming industry and put us at a disadvantage relative to our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our equity securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a contract to us or provide grounds for termination of an existing contract. Additional restrictions are often imposed on foreign entities such as us by international jurisdictions in which we seek to market our products or services. In light of these regulations and the potential impact on our business, our restated certificate of incorporation allows for the restriction of stock ownership by persons or entities who fail to comply with informational or other regulatory requirements under applicable gaming laws, who are found unsuitable to hold our stock by gaming authorities or whose stock ownership adversely affects our ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority. The licensing procedures and background investigations of the authorities that regulate our businesses and the restriction in our certificate of incorporation may inhibit potential investors from becoming significant stockholders or inhibit existing stockholders from retaining or increasing their ownership.

We have developed and implemented an internal compliance program in an effort to ensure that we comply with legal requirements imposed in connection with our gaming-related activities, as well as legal requirements generally applicable to all publicly traded corporations. The compliance program is run on a day-to-day basis by our Chief Compliance Officer with legal advice provided by our legal department and outside experts. The compliance program is overseen by the Compliance Committee of our Board of Directors, consisting entirely of outside directors. There can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit the growth of our operations.

Legalized gaming is subject to opposition from gaming opponents. There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

We may not succeed in realizing the anticipated benefits of our strategic equity investments and relationships.

Under certain circumstances we pursue growth through strategic equity investments, including joint ventures, as a means to, among other things, gain access to new and tactically important geographies, business opportunities and technical expertise, while simultaneously offering the potential for reducing capital requirements.

These strategic equity investments currently include investments in LNS, Northstar, Sportech, RCN and our equity investments in China. We are party to strategic agreements with Playtech relating to gaming terminals that contemplate our use of and reliance on Playtech’s back-end technology platform in international jurisdictions. In 2011, Global Draw completed the migration of its server-based gaming terminals to this back-end technology platform in the U.K. and began migrating server-based gaming terminals outside the U.K. to this technology during the third quarter of 2011.

As of December 31, 2011, we owned a 50% interest in Sciplay, a joint venture with Playtech to deliver internet gaming solutions to government-sponsored and government-regulated lotteries and certain other gaming operators. Sciplay was formed to capitalize on the combination of Playtech’s internet gaming software and content and our experience and relationships with lotteries and other gaming operators. On January 23, 2012, we entered into an agreement with Playtech that restructured this strategic relationship from a joint venture arrangement to a license arrangement. Under the agreement, Playtech will license its internet gaming software to us on a mutually non-exclusive basis for use by certain categories of our current and prospective customers, including U.S. casinos and lotteries worldwide. The Sciplay-related entities are now wholly owned subsidiaries of Scientific Games. There can be no assurance that we will be able to successfully develop and market internet gaming solutions under our restructured arrangement with Playtech.

Northstar, in which we are a 20% equity holder, was awarded the agreement to be the private manager for the Illinois Lottery for a ten-year term following a competitive procurement process, which agreement was executed on January 18, 2011. See “Business—Operational Overview—Printed Products—Northstar” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011. Operations under the agreement commenced on July 1, 2011. Under the terms of the agreement, Northstar is entitled to receive annual incentive compensation payments from Illinois to the extent it is successful in increasing the lottery’s net income above specified target levels of lottery net income, subject to a cap of 5% of the applicable year’s net income. Northstar will be responsible for payments to Illinois to the extent the lottery net income levels set forth in Northstar’s successful bid are not achieved, subject to a similar cap. The lottery net income levels set forth in Northstar’s successful bid were $851.1 million, $950 million, $980 million, $986 million and $1 billion for the five fiscal years ending June 30, 2012, 2013, 2014, 2015 and 2016, respectively, representing a compound annual growth rate in lottery net income of approximately 44%, including an approximate 27% increase in lottery net income in the first year. These net income target levels are subject to upward or downward adjustment under certain circumstances in accordance with the terms of the agreement. Northstar is entitled to be reimbursed on a monthly basis for most of its operating expenses under the agreement, although certain expenses of Northstar associated with managing the lottery are not reimbursable. Earnings and cash flows from our equity investment in Northstar may be impacted to the extent the lottery achieves, or fails to achieve, the applicable net income targets and will be impacted to the extent Northstar incurs non-reimbursable expenses.

We may not realize the anticipated benefits of these strategic equity investments and other strategic relationships that we may enter into, or may not realize them in the timeframe expected. These arrangements pose significant risks that could have a negative effect on our operations, including: the potential diversion of our management’s attention from our core business to, for example, integrate technologies; the potential failure to realize anticipated synergies, economies of scale or other value associated with the arrangements; unanticipated costs and other unanticipated events or circumstances; possible adverse effects on our operating results during any integration process; impairment charges if our strategic equity investments or relationships are not as successful as we originally anticipate; and our potential inability to achieve the intended objectives of the arrangements.

Furthermore, our strategic equity investments and other strategic relationships pose risks arising from our reliance on our partners and our lack of sole decision-making authority, which may give rise to disputes between us and our partners. For instance, our investments in LNS and Northstar are minority investments in ventures whose largest equity holders are Lottomatica and GTECH Corporation (a subsidiary of Lottomatica and one of our principal competitors), respectively, and, although certain corporate actions require our prior consent, we do not control decisions relating to the governance of LNS or Northstar. Our partners may have economic or business interests or goals that are inconsistent with our interests and goals, take actions contrary to our objectives or policies, undergo a change of control, experience financial and other difficulties or be unable or unwilling to fulfill their obligations under our arrangements.

The failure to avoid or mitigate the risks described above or other risks associated with such arrangements could have a material adverse effect on our business, financial condition and results of operations.

We may be required to recognize additional impairment charges.

We assess our goodwill and other intangible assets and our long-lived assets as and when required by GAAP to determine whether they are impaired. During the nine months ended September 30, 2012, we recorded accelerated depreciation expense of $9.2 million related to a write-down of certain development costs and gaming terminals. We recorded accelerated depreciation expense of $6.4 million and $8.3 million in 2011 and 2010, respectively, as a result of Global Draw’s migration to a new platform technology. In 2010, we recorded asset impairment charges of approximately $17.5 million related to underperforming Lottery Systems contracts, $3.0 million of impairments related to obsolete equipment in Lottery Systems and $2.5 million of impairments related to obsolete equipment in Global Draw. In 2009, we recorded asset impairment charges of approximately $24.7 million primarily related to underperforming Lottery Systems contracts. Refer to the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation of long-lived and intangible assets and goodwill” in Item 7 and Note 1 (Description of the Business and Summary of Significant Accounting Policies) and Note 4 (Property and Equipment) to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. We cannot predict the occurrence of impairments and there can be no assurance that we will not have to record additional impairment charges in the future.

Our inability to complete future acquisitions of gaming and related businesses and integrate those businesses successfully could limit our future growth.

Part of our corporate strategy is to continue to pursue expansion and strategic acquisition opportunities. In connection with any such acquisitions, we could face significant challenges in managing and integrating the expanded or combined operations, including acquired assets, operations and personnel. There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities.

Our revenue fluctuates due to seasonality and timing of equipment sales and, therefore, our periodic operating results are not guarantees of future performance.

Our revenue can fluctuate due to seasonality in some components of our business. The summer season historically has been the weakest part of the year for certain parts of our lottery business, particularly where our revenue is tied to a percentage of retail sales such as under our CSP contracts. The third quarter is typically the weakest quarter for Global Draw, which could adversely affect the amounts wagered and our corresponding service revenue.

In addition, our Lottery Systems revenue can be somewhat dependent on the size of jackpots of lottery games such as Powerball® and Mega Millions® during the relevant period.

Our success depends in part on our ability to develop, enhance and/or introduce successful gaming concepts and game content.

Lottery and gaming equipment sales and software license revenue usually reflects a limited number of large transactions, which may not recur on an annual basis. Consequently, revenue and operating margins can vary substantially from period to period as a result of the timing and magnitude of major equipment sales and software license revenue. As a general matter, lottery and gaming equipment sales generate lower operating margins than revenue from other aspects of our business. In addition, instant ticket sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

Our Global Draw, Games Media and Barcrest businesses develop and source game content both internally and through third-party suppliers. These businesses also seek to secure third-party brands for incorporation into its game content. We believe creative and appealing game content produces more revenue for the gaming terminal customers of these businesses and provides them with a competitive advantage, which in turn enhances the revenue of Global Draw, Games Media and Barcrest and their ability to attract new business or to retain existing business. In our lottery business, we believe that innovative gaming concepts and game content, such as multiplier games from our Lottery Systems segment and licensed brand game content from our Printed Products segment, can enhance the revenue of our lottery customers and distinguish us from our competitors. There can be no assurance that we will be able to sustain the success of our existing game content or effectively develop or obtain from third parties new or enhanced game content that will be widely accepted both by our customers and their end users.

We are dependent on our suppliers and contract manufacturers, and any failure of these parties to meet our performance and quality standards or requirements could cause us to incur additional costs or lose customers.

Our production of instant lottery tickets, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources. Our operating results could be adversely affected by an interruption or cessation in the supply of these items or a serious quality assurance lapse, including as a result of the insolvency of any of our key suppliers.

Similarly, production of our presses and lottery and gaming systems is dependent upon a regular and continuous supply of components many of which are manufactured outside of the United States. The assembly of many of our terminals and other hardware is performed by third parties. Any interruption or cessation in the supply of these items or services or any material quality assurance lapse with respect thereto could materially adversely affect our ability to fulfill customer orders, our financial condition or our results of operations.

We transmit certain wagering data utilizing satellite transponders, generally pursuant to long-term contracts. The technical failure of any of these satellites would require us to obtain other communication services, including other satellite access. In some cases, we employ backup systems to limit our exposure in the event of such a failure. There can be no assurance of access to such other satellites or, if available, the ability to obtain the use of such other satellites on favorable terms or in a timely manner. While satellite failures are infrequent, the operation of satellites is outside of our control.

In addition, our gaming businesses include a number of significant contracts whose performance depends upon our third-party suppliers delivering equipment on schedule in order to meet our contract commitments. Failure of the suppliers to meet their delivery commitments could result in us being in breach of, and subsequently losing, those contracts, which loss could have a material adverse effect on our results of operations.

We may be liable for product defects or other claims relating to our products.

Our products could be defective, fail to perform as designed or otherwise cause harm to our customers, their equipment or their products. If any of our products are defective, we may be required to recall the products and/or repair or replace them, which could result in substantial expenses and affect our profitability. Any problems with the performance of our products, such as an instant ticket misprint, could harm our reputation, which could result in a loss of sales to customers and/or potential customers. In addition, if our customers believe that they have suffered harm caused by our products, they could bring claims against us that could result in significant liability. Any claims brought against us by customers may result in diversion of management’s time and attention, expenditure of large amounts of cash on legal fees, expenses and payment of damages, decreased demand for our products or services, or injury to our reputation. Our insurance may not sufficiently cover a large judgment against us or a large settlement payment, and is subject to customary deductibles, limits and exclusions.

We have foreign operations, which subjects us to foreign currency exchange rate fluctuations and other risks.

We are a global business and derive a substantial and growing portion of our revenue and profits from operations outside the United States. In the year ended December 31, 2011, we derived approximately 52% of our revenue from sales to customers outside of the United States.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency balance sheet accounts into U.S. dollar-denominated balance sheet accounts. We are exposed to currency exchange rate fluctuations because a significant portion of our revenue is denominated in currencies other than the U.S. dollar, particularly the British Pound Sterling and the Euro. In particular, uncertainty regarding economic conditions in Europe and the debt crisis affecting certain countries in the European Union poses risk to the stability of the Euro. Exchange rate fluctuations have in the past adversely affected our operating results and cash flows and may adversely affect our results of operations and cash flows and the value of our assets outside the U.S. in the future.

From time to time, we enter into foreign currency forward or other hedging contracts. We are subject to the risk that a counterparty to one or more of these contracts defaults on its performance under the contracts. During an economic downturn, a counterparty’s financial condition may deteriorate rapidly and with little notice and we may be unable to take action to protect our exposure. In the event of a counterparty default, we could incur losses, which may harm our business and financial condition. In the event that one or more of our counterparties becomes insolvent or files for bankruptcy, our ability to eventually recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty.

Our operations in foreign jurisdictions subject us to additional risks customarily associated with such operations, including:

•              the complexity of foreign laws, regulations and markets;

•              the impact of foreign labor laws and disputes;

•              other economic, tax and regulatory policies of local governments; and

•              the ability to attract and retain key personnel in foreign jurisdictions.

Additionally, foreign taxes paid by our foreign subsidiaries and equity investees on their earnings may not be recovered against our U.S. tax liability. At December 31, 2011, we had a deferred tax asset for our foreign tax credit (“FTC”) carry forward of approximately $30.1 million. Although we will continue to explore tax planning strategies to use all of our FTC, at December 31, 2011, we established a valuation allowance of approximately $30.1 million against the FTC deferred tax asset to reduce the asset to the net amount that our management estimates is “more likely than not” to be realized.

In addition, our ability to expand successfully in foreign jurisdictions involves other risks, including difficulties in integrating foreign operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. Our investment in foreign jurisdictions often entails entering into joint ventures or other business relationships with locally based entities, which can involve additional risks arising from our lack of sole decision-making authority, our reliance on a partner’s financial condition, inconsistency between our business interests or goals and those of our partners and disputes between us and our partners.

Through our joint ventures and wholly owned foreign enterprises, we have lottery-related investments and business operations in China, from which we expect to derive a growing portion of income. Our business in, and results of operations from, China are subject to a number of risks, including risks relating to competition in China, our ability to finance or refinance our operations in China, the complex regulatory environment in China, the political climate in China, the Chinese economy and our joint venture and other business partners in China. Our joint ventures in China are with locally based state-owned enterprises, which can potentially heighten the joint venture-related risks described above relating to inconsistency of business interests and disputes.

We anticipate that continued lottery-related growth in China depends in part on sustained demand for lottery tickets at higher price points, as well as continued expansion of the retailer network, optimization of retailer inventories and other growth initiatives. There can be no assurance that lottery ticket demand will be sustained at higher price points, and we cannot predict the rate of retailer expansion, the extent of inventory optimization or the success of our other growth initiatives.

There can be no assurance that legal and regulatory requirements in China will not change or that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would impose additional costs on our operations in China or even restrict or prohibit such operations. For example, comprehensive legislation regulating competition took effect on August 1, 2008. This law, among other things, prohibits certain types of agreements (unless they fall within specified exemptions) and certain behavior classified as abuse of dominant market position or intellectual property rights. Additionally, new lottery regulations providing for enhanced supervision of the lottery industry in China became effective on July 1, 2009. We cannot predict with certainty what impact these laws and regulations or any future laws and regulations (or implementing rules or enforcement policies relating to any of the foregoing) will have on our business in China.

We may not realize the operating efficiencies, competitive position or financial results that we anticipate from our investments in foreign jurisdictions and our failure to effectively manage the risks associated with our operations in foreign jurisdictions could have a material adverse effect on our results of operations, business or prospects.

Certain holders of our common stock exert significant influence over the Company and may make decisions that conflict with the interests of our creditors.

In August 2004, MacAndrews & Forbes Holdings Inc. was issued approximately 25% of our outstanding common stock in connection with its conversion of our then outstanding Series A Convertible Preferred Stock. According to an amendment to Schedule 13D filed with the SEC on September 11, 2012, this holder beneficially owns 32,505,737 shares of our common stock, or approximately 38.2% of our outstanding common stock as of November 2, 2012. Pursuant to a stockholders’ agreement with us, which we originally entered into with holders of the Series A Convertible Preferred Stock, such holder is entitled to appoint up to four members of our Board of Directors and certain actions of the Company require the approval of such holder. As a result, this holder has the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree, including, among other things, delaying, discouraging or preventing a change of control of the Company or a potential merger, consolidation, tender offer, takeover or other business combination.

If certain of our key personnel leave us, our business will be significantly adversely affected.

We depend on the continued performance of A. Lorne Weil, our Chairman and Chief Executive Officer, and Michael Chambrello, our Chief Executive Officer—Asia-Pacific Region, as well as the other members of our senior management team. Messrs. Weil and Chambrello have extensive experience in the lottery and gaming industries and have contributed significantly to the growth of our business. We rely on Mr. Weil’s overall strategic vision and his direction on business development projects, including mergers and acquisitions. We rely on Mr. Chambrello to maintain and grow our China business. If we lose the services of them or any of our other senior officers and cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business. Mr. Weil has an employment agreement that is scheduled to expire at the end of 2015. Mr. Chambrello has an employment agreement that is scheduled to expire at the end of 2013.

We could incur costs in the event of violations of or liabilities under environmental laws.

Our operations and real property are subject to U.S. and foreign environmental laws and regulations, including those relating to air emissions, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur costs, including cleanup costs, fines or penalties, and third-party claims as a result of violations of or liabilities under environmental laws. Some of our operations require environmental permits and controls to prevent or reduce environmental pollution, and these permits are subject to review, renewal and modification by issuing authorities.

Failure to perform under our lottery and gaming contracts may result in litigation, substantial monetary liquidated damages and contract termination.

Our business subjects us to contract penalties and risks of litigation, including due to potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect. Litigation is pending in Colombia arising out of the termination of certain Colombian lottery contracts in 1993. An agency of the Colombian government has asserted claims against certain parties, including the Issuer, which owned a minority interest in Wintech de Colombia S.A., or Wintech (now liquidated), the former operator of the Colombian national lottery. The claims are for, among other things, contract penalties, interest and the amount of a bond issued by a Colombian surety. For additional information regarding this litigation, see “Legal Proceedings” in Item 1 of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which report is incorporated herein by reference. There can be no assurance that this litigation will not be finally resolved adversely to us or result in material liability.

In addition, our lottery contracts typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and, in many cases, for no reason at all. Lottery contracts to which we are a party also frequently contain exacting implementation schedules and performance requirements and the failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. We are also required by certain of our lottery customers to provide surety or performance bonds. We have paid or incurred liquidated damages under our lottery contracts and material amounts of liquidated damages could be imposed on us in the future, which could, if imposed, have a material adverse effect on our results of operations, business or prospects.

Labor disputes may have an adverse effect on our operations.

Certain of our employees are represented by unions, including employees at our printing facilities in Australia, Canada, Chile and the United Kingdom. There can be no assurance that we will not encounter any conflicts or strikes with any labor union that represents our employees, which could have an adverse effect on our business or results of operations, could cause us to lose customers or could cause our customers’ operations to be affected and might have permanent effects on our business.

Risk Factors Relating to the Notes

Our indebtedness could make it more difficult to pay our debts, divert our cash flow from operations for debt payments, limit our ability to borrow funds and increase our vulnerability to general adverse economic and industry conditions.

As of September 30, 2012, we had total debt of approximately $1,473.4 million, or approximately 78.6% of our total capitalization, and there was an additional $210.3 million available for borrowing under our credit agreement. Our debt service obligations could have an adverse impact on our earnings and cash flow for as long as the indebtedness is outstanding.

Our indebtedness could have important consequences to holders of our notes. For example, it could:

•                  make it more difficult to pay our debts, including payments on the notes, as they become due during general negative economic and market industry conditions because if our revenue decreases due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt;

•                  require a substantial portion of our cash flow from operations for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•                  make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage; and

•                  limit our ability to borrow additional funds.

Despite our current levels of debt, we may still incur more debt and increase the risks described above.

We may be able to incur significant additional indebtedness in the future. For example, as of September 30, 2012, there was $210.3 million of additional availability under our revolving credit facility.  If we add new debt to our current debt levels, the related risks that we now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the notes.

Under the indenture that governs the notes, we would have had the capacity to make certain payments, including dividends, of up to approximately $256.6 million as of September 30, 2012.

The indenture that governs the notes limits our ability to make certain payments, including dividends or distributions in respect of shares of our capital stock, the purchase, redemption, or retirement of any equity interests, and restricted investments. However, these limitations are based on a calculation of our net income, equity issuances, receipt of capital contributions and return on certain investments subsequent to June 30, 2012, rather than since the date of the offering of the old notes (or the date of this offering). Accordingly, as of September 30, 2012, we would have had the capacity to make certain payments of up to approximately $256.6 million (a portion of which is available only upon achievement of a minimum fixed charge coverage test) under the indenture that governs the notes (in addition to certain permitted investments). See “Description of Notes—Covenants—Limitation on Restricted Payments.”

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit agreement to service our indebtedness and meet our other cash needs. These obligations require a significant amount of cash.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our future cash flow, cash on hand or available borrowings will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or raising additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including our credit agreement and indentures, will contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. See “Description of Other Indebtedness” and “Description of Notes.”

Our credit agreement and indentures impose certain restrictions. Failure to comply with any of these restrictions could result in the acceleration of our indebtedness. Were this to occur, we would not have sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including the credit agreement and the indentures governing the notes, the 2019 notes and the 2018 notes may adversely affect our ability to finance future operations or capital needs or to engage in new business activities. The credit agreement and/or the indentures will restrict our ability to, among other things:

•              declare dividends or redeem or repurchase capital stock;

•              prepay, redeem or purchase other debt;

•              incur liens;

•              make loans, guarantees, acquisitions and investments;

•              incur additional indebtedness or issue preferred stock;

•              engage in sale and leaseback transactions;

•              amend or otherwise alter debt and other material agreements;

•              make capital expenditures;

•              engage in mergers, acquisitions or asset sales;

•              transact with affiliates; and

•              alter the business we conduct.

In addition, our credit agreement requires us to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we can conduct our business, and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with the restrictions contained in the credit agreement or the indentures, or to maintain the financial ratios required by the credit agreement, could lead to an event of default which could result in an acceleration of the indebtedness.

There can be no assurance that our future operating results will be sufficient to enable compliance with the covenants in the credit agreement, the indentures or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See “Description of Other Indebtedness” and “Description of Notes.”

The notes are not secured by any of our assets. However, the indebtedness under the credit agreement is secured and, therefore, our bank lenders have a prior claim on our and certain of our subsidiaries’ assets.

The notes are not secured by any of our assets. However, the indebtedness under our credit agreement is secured by a pledge of our existing and future domestic subsidiaries’ assets (including those of the Issuer), including 65% of the stock of existing and future foreign subsidiaries directly held by us or our domestic subsidiaries. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on certain of the Issuer’s and the guarantors’ assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. In addition, the terms of the notes allow us to secure significant amounts of additional debt with our assets, all of which would be senior to the notes.

Your right to receive payments on the notes is subordinated to the Issuer’s senior debt and the senior debt of the guarantors.

Payment on the notes will be subordinated in right of payment to all of the Issuer’s and the guarantors’ senior debt, including obligations under the credit agreement. As a result, upon any distribution to the Issuer’s or the guarantors’ creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or the guarantors or its or their property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes. In these cases, sufficient funds may not be available to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables. See “Description of Notes—Ranking.” In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for limited periods in the event of certain nonpayment defaults under our credit agreement.

As of September 30, 2012, the notes and the guarantees of the notes were subordinated to approximately $768.1 million of senior indebtedness (excluding $39.7 million of outstanding and undrawn letters of credit under the Issuer’s revolving credit facilities, and $168.6 million of third-party liabilities of our non-guarantor subsidiaries to which the notes are structurally subordinated), including $206.8 million in outstanding surety bonds. We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indenture governing the notes. In addition, as of September 30, 2012, an additional $210.3 million was available to be borrowed under our credit agreement, all of which would be senior to the notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or the guarantors, holders of the notes will participate with trade creditors and all other holders of the Issuer’s and the guarantors’ senior subordinated indebtedness in the assets remaining after the Issuer and the guarantors have paid all of their senior debt.

The Issuer will rely in part on its subsidiaries and the other subsidiaries of the Company for funds necessary to meet its financial obligations, including the notes.

We conduct a significant portion of our activities through subsidiaries other than the Issuer. The Issuer will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries, together with the Issuer’s operations, will be sufficient to enable the Issuer to pay principal or interest on the notes when due.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from guarantors.

The old notes are, and the new notes will be, guaranteed by the Company and its wholly owned domestic subsidiaries (other than the Issuer). If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or a guarantee of the notes could be voided, or claims in respect of the notes or a guarantee of the notes could be subordinated to all other debts of the debtor or that guarantor if, among other things, the debtor or the guarantor, at the time it incurred the debt evidenced by such notes or guarantee:

•                                          received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•                                          one of the following applies:

•                                          it was insolvent or rendered insolvent by reason of such incurrence;

•                                          it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•                                          it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or guarantor under the notes or guarantee of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or a guarantor would be considered insolvent if:

•                                          the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•                                          the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                                          it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees of the notes would not be voided or subordinated to the guarantor’s other debt.

If a guarantee was legally challenged, it could also be subject to the claim that, because it was incurred for the Issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration.

A court could thus void the obligations under a guarantee or subordinate a guarantee to a guarantor’s other debt or take other action detrimental to holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a savings clause provision in that case to be ineffective and held the guarantees at issue in that case to be fraudulent transfers and voided them in their entirety.

The old notes are, and the new notes will be, structurally subordinated to the obligations of the Company’s non-guarantor subsidiaries. Your right to receive payment on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Some but not all of the Company’s subsidiaries guarantee the old notes and will guarantee the new notes. The Company’s foreign subsidiaries are not guarantors of the notes, and will become so in the future only if they guarantee other debt of the Company or any of the Company’s domestic restricted subsidiaries. Furthermore, a subsidiary guarantee of the notes may be released under the circumstances described under “Description of Notes—Guarantees.” The Issuer’s obligations under the notes and the guarantors’ obligations under the guarantees are structurally subordinated to the obligations of our non-guarantor subsidiaries (or to those of any subsidiary whose guarantee is voided as provided above). Holders of notes will not have any claim as a creditor against the Company’s subsidiaries that are not guarantors of the notes. Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary) and preferred stockholders of such subsidiaries, if any. For the year ended December 31, 2011, the Company’s non-guarantor subsidiaries had operating revenue of $425.7 million and operating income of $70.5 million. As of September 30, 2012, the Company’s non-guarantor subsidiaries represented approximately 94.6% of our total assets and had total third-party liabilities outstanding of $167.7 million, excluding $0.9 million of outstanding and undrawn letters of guarantee.

We may be unable to finance a change of control offer.

If certain change of control events occur, the Issuer will be required to make an offer for cash to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any. However, we cannot assure you that the Issuer will have the financial resources necessary to purchase the notes upon a change of control or that it will have the ability to obtain the necessary funds on satisfactory terms, if at all. A change of control may result in an event of default under our credit agreement and may result in a default under other of our indebtedness that may be incurred in the future and would also require us to offer to purchase the 2019 notes and the 2018 notes at 101% of the principal amount thereof, plus accrued and unpaid interest. Our credit agreement prohibits the purchase of outstanding notes prior to repayment of the borrowings under the credit agreement, subject to certain exceptions, and any exercise by the holders of the notes, the 2019 notes and the 2018 notes of their right to require us to repurchase the notes may cause an event of default under our credit agreement. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Issuer has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, will require the Issuer to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase their notes as a result of a sale, lease or transfer of less than all of the Company’s or the Issuer’s assets to another individual, group or entity may be uncertain.

If an active trading market does not develop for the new notes, you may not be able to resell them.

We do not intend to apply for listing of the new notes on any securities exchange. The initial purchasers have informed us that they currently intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and may discontinue any such market-making at any time without notice.

The liquidity of any market for the new notes will depend upon various factors, including:

•                  the number of holders of the new notes;

•                  the interest of securities dealers in making a market for the new notes;

•                  the overall market for high yield securities;

•                  our financial performance or prospects; and

•                  the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes.

You may be required to dispose of, or we may be permitted to redeem, the notes pursuant to gaming laws.

Certain gaming authorities currently may require a holder of the notes to be licensed or found qualified or suitable under applicable laws and regulations. It is possible that gaming authorities in additional jurisdictions could impose similar requirements. If, at any time, a holder of notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, the Issuer will have the right, at its option, (1) to require that holder of notes to dispose of all or any portion of those notes within 60 days after the holder receives notice of that finding, or at some other time as prescribed by the applicable gaming authorities, or (2) to redeem the notes of that holder upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to the lesser of the principal amount thereof, or the price at which such holder or beneficial owner acquired the notes, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such gaming authority (or if such gaming authority restricts the redemption price to a lesser amount, then such lesser amount shall be the redemption price).

Risk Factors Relating to the Exchange Offer

If you fail to follow the exchange offer procedures, your old notes will not be accepted for exchange.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures.  We will issue new notes as part of this exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your old notes.  Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery.  If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange.  Neither we nor the exchange agent is required to give notification of defects or irregularities with respect to the tenders of old notes for exchange.  If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer.  As a result, the old notes may only be transferred in limited circumstances under the securities laws.  If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain exceptions.  If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes because there will be fewer old notes outstanding.  Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.

We do not intend to apply for a listing of the new notes on any securities exchange.  We do not know if an active public market for the new notes will develop or, if developed, will continue.  If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected.  We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes.  In addition, the liquidity and the market price of the new notes may be adversely affected by changes in the overall market for securities similar to the new notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry.  In addition, if a large amount of old notes are not tendered or are tendered improperly, the amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

The market price for the new notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes.  The market for the new notes, if any, may be subject to similar disruptions.  Any such disruptions may adversely affect the value of your new notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness.  The exchange offer is intended to satisfy our obligations under the registration rights agreement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012.  You should read this table in conjunction with “Summary—Summary Financial Data,” “Selected Financial Data” and our consolidated financial statements and accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, which reports are incorporated herein by reference.

As of September 30, 2012
(in thousands)
Cash and cash equivalents(1)	$135,954
Debt:
Credit facilities:
Revolving credit facility(2)	—
Term loan credit facility(3)	561,122
6.250% senior subordinated notes due 2020	300,000
8.125% senior subordinated notes due 2018	250,000
9.250% senior subordinated notes due 2019(4)	345,811
Other debt and capital leases	12,133
Total debt	$1,469,066
Stockholders’ equity:
Class A Common (1)	989
Additional paid-in-capital	710,738
Accumulated loss	(181,494)
Treasury stock, at cost	(121,862)
Accumulated other comprehensive loss	(8,234)
Total stockholders’ equity	$400,137
Total capitalization	$1,869,203

(1)                             Cash and cash equivalents and Class A Common do not reflect (i) our repurchase of 1,670,292 shares of our common stock from October 1, 2012 to November 2, 2012 for an aggregate cost of $13.3 million, or an average price of $7.94 per share. As of November 2, 2012, the Company had $113.0 million available for repurchases of shares under its share repurchase program.

(2)                                 At September 30, 2012, availability under our $250.0 million revolving credit facility was $210.3 million. As of September 30, 2012, there were no borrowings and $39.7 million in letters of credit outstanding.

(3)                                Balance is net of original issue discount on incremental loan. Principal balance outstanding was $561.3 million on September 30, 2012.

(4)                                 Balance is net of original issue discount and issuance premium. Principal balance outstanding was $350.0 million on September 30, 2012.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE

During the first quarter of 2012, we adopted the accounting standard regarding the presentation of comprehensive income. This standard was issued to increase the prominence of items reported in other comprehensive income. We have presented all non-owner changes in stockholders’ equity in a single, continuous statement in our consolidated financial statements as “Consolidated Statements of Operations and Comprehensive Income.” The standard does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, the requirement to disclose the tax effect for each component of other comprehensive income or how earnings per share is calculated or presented. Our other comprehensive income primarily includes foreign currency translation. The adoption of this standard in the first quarter of 2012 impacted our financial statement presentation only.

The following presents the retroactive presentation of the accounting standard regarding the presentation of comprehensive income for the years ended December 31, 2009, 2010 and 2011:

Scientific Games Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Year ended December 31,
($ in thousands)	2009	2010	2011
Net loss	$(39,879)	$(149,201)	$(12,570)
Other comprehensive income:
Foreign currency translation (loss) gain	45,304	(16,325)	(11,860)
Pension and post-retirement benefits gain (loss), net of tax	(1,410)	447	(5,219)
Derivative financial instruments (loss) gain, net of tax	2,486	935	1,862
Foreign currency forward contracts gain	—	—	—
Unrealized loss on investments, net of tax	(38)	—	(73)
Comprehensive (loss) income	$6,463	$(164,144)	$(27,860)

Scientific Games Corporation and Subsidiaries

Condensed Consolidating Statement of Comprehensive Income Information

Year Ended December 31,

(In thousands)

	Parent Company	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
2011
Net income (loss)	$(12,570)	$(18,595)	$63,940	$74,698	$(120,043)	$(12,570)
Other comprehensive income (loss)	(15,290)	2,972	—	(17,316)	14,344	(15,290)
Comprehensive income (loss)	$(27,860)	$(15,623)	$63,940	$57,382	$(105,699)	$(27,860)
2010
Net income (loss)	$(149,201)	$(30,628)	$85,186	$46,063	$(100,621)	$(149,201)
Other comprehensive income (loss)	(14,943)	1,290	2,468	(14,044)	10,286	(14,943)
Comprehensive income (loss)	$(164,144)	$(29,338)	$87,654	$32,019	$(90,335)	$(164,144)
2009
Net income (loss)	$(39,879)	$(46,845)	$68,975	$(21,271)	$(859)	$(39,879)
Other comprehensive income (loss)	46,342	3,487	389	43,789	(47,665)	46,342
Comprehensive income (loss)	$6,463	$(43,358)	$69,364	$22,518	$(48,524)	$6,463

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the issuance and sale of the old notes on August 20, 2012, the Issuer and the guarantors entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the old notes.  Under the registration rights agreement, the Issuer and the guarantors agreed, among other things, to:

•                  use their commercially reasonable efforts to file with the SEC an exchange offer registration statement relating to the new notes;

•                  use their commercially reasonable efforts to have the registration statement declared effective by the SEC and remain effective until 180 days after the closing of the exchange offer; and

•                  use their commercially reasonable efforts to complete an exchange offer, in which new notes will be issued in exchange for old notes, not later than 60 days after the registration statement is declared effective.

The Issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the registration rights agreement.

Under some circumstances, the Issuer and the guarantors may be required to file and use their commercially reasonable efforts to cause to be declared effective by the SEC, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes.  If the Issuer and the guarantors fail to meet specified deadlines under the registration rights agreement, then the Issuer, and, to the extent of their guarantees of the notes, the guarantors, will be obligated to pay liquidated damages to holders of the old notes in the amount of a 0.25% per annum increase in the annual interest rate borne by the notes for the first 90-day period following such failure (which interest rate will increase by 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum) until such failure is cured.  See “Description of Notes—Registration Rights.” A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement.

Terms of the Exchange Offer

The Issuer and the guarantors are offering to exchange an aggregate principal amount of up to $300.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof.  The form and the terms of the new notes are identical in all material respects to the form and the terms of the old notes except that the new notes:

•                  will have been registered under the Securities Act;

•                  will not be subject to restrictions on transfer under the Securities Act;

•                  will not be entitled to the registration rights that apply to the old notes; and

•                  will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registration Rights.”

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law.  For a complete description of the terms of the new notes, see “Description of Notes.” We will not receive any cash proceeds from the exchange offer.

The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $300.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC.  Only registered holders of the old notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer.  The Issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.  This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below.  As used in this section of the prospectus entitled, “The Exchange Offer,” the term “expiration date” means 5:00 p.m., New York City time, on                ,       .  If, however, the Issuer and the guarantors, in their sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is so extended.  Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement.  Existing transfer restrictions would continue to apply to old notes that remain outstanding.  See “—Consequences of Failure to Exchange Old Notes” and “Risk Factors—Risk Factors Relating to the Exchange Offer—Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes” for more information regarding old notes outstanding after the exchange offer.  Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

None of the Issuer and the guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation.  You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

The Issuer and the guarantors have the right, in their reasonable discretion and in accordance with applicable law, at any time:

•                  to extend the expiration date;

•                  to delay the acceptance of any old notes or to terminate the exchange offer and not accept any old notes for exchange if the Issuer and the guarantors determine that any of the conditions to the exchange offer described below under “—Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•                  to amend the terms of the exchange offer in any manner.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the Issuer.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment.  In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If the Issuer and the guarantors amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment of the exchange offer and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

When the holder of old notes tenders, and the Issuer accepts, old notes for exchange, a binding agreement between the Issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

Except as described below under “—Guaranteed Delivery,” a holder of old notes who wishes to tender old notes for exchange must, on or prior to the close of business on the expiration date:

•                  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “—Exchange Agent”; or

•                  if old notes are tendered in accordance with the book-entry procedures described below under “—Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “—Exchange Agent.”

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the Issuer and the guarantors may enforce the letter of transmittal against that holder.

In addition, on or prior to the expiration date:

•                  the exchange agent must receive the certificates for the old notes being tendered;

•                  the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•                  the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery.”

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at your election and risk.  If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service.  In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date.  Delivery is complete when the exchange agent actually receives the items to be delivered.  Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.  Do not send letters of transmittal or old notes to the Issuer or any guarantor.

The Issuer will not accept any alternative, conditional or contingent tenders.  Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•                  by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•                  a bank;

•                  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•                  a credit union;

•                  a national securities exchange, registered securities association or clearing agency; or

•                  a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the Issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer.  Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.  The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes.  Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•                  the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent”; or

•                  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the old notes may be tendered if:

•                  the tender is made by or through an eligible institution; and

•                  the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

•                  stating that the tender is being made;

•                  setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered;

•                  guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•                  the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

The Issuer and the guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes.  The determination of these questions by the Issuer and the guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties.  A tender of old notes is invalid until all defects and irregularities have been cured or waived.  Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the Issuer and the guarantors will determine, unless they waive the defects or irregularities.  None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The Issuer and the guarantors reserve the absolute right, in their sole and absolute discretion:

•                  to reject any tenders determined to be in improper form or unlawful;

•                  to waive any of the conditions of the exchange offer; and

•                  to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing.  In addition, unless waived by the Issuer, the person must submit proper evidence satisfactory to the Issuer, in its sole discretion, of the person’s authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, the Issuer will, promptly after the expiration date, accept all old notes properly tendered and issue new notes registered under the Securities Act.  See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange.  The exchange agent might not deliver the new notes to all tendering holders at the same time.  The timing of delivery depends upon when the exchange agent receives and processes the required documents.

For purposes of the exchange offer, the Issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter.  The exchange agent is the agent of the Issuer for receiving tenders of old notes, letters of transmittal and related documents.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note.  Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from August 20, 2012.  Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, the Issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•                  certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent’s account at DTC;

•                  a properly completed and duly executed letter of transmittal or an agent’s message; and

•                  all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

If for any reason under the terms and conditions of the exchange offer the Issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the Issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer.  In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a “distribution,” as defined under the Securities Act, of the new notes and is not an “affiliate,” as defined under the Securities Act, of the Issuer or any guarantor.  We will not seek our own interpretive letter.  As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

If the holder is an affiliate of the Issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

By tendering old notes, the holder of those old notes will represent to the Issuer and the guarantors that, among other things:

•                  the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Issuer or any guarantor;

•                  the holder is acquiring the new notes in its ordinary course of business;

•                  the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act; and

•                  the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer.  To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.  Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.  See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to the expiration date.  For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP.  Any notice of withdrawal must:

•                  specify the name of the person that tendered the old notes to be withdrawn;

•                  identify the old notes to be withdrawn, including the principal amount of such old notes;

•                  include a signed statement that you are withdrawing your election to have your securities exchanged; and

•                  where certificates for old notes are transmitted, include the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution.  See “The Exchange Offer—Procedures for Tendering Old Notes—Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal.  If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent.  You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “The Exchange Offer—Procedures for Tendering Old Notes.”

The Issuer and the guarantors will determine, in their sole discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal.  Their determination of these questions as well as their interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties.  None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder.  In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, the Issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the Issuer and the guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the Issuer and the guarantors determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our sole discretion.  The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose.  If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If the Issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, the registration rights agreement requires that the Issuer and the guarantors file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.  See “Description of Notes—Registration Rights.”

Exchange Agent

We have appointed The Bank of Nova Scotia Trust Company of New York as exchange agent for the exchange offer.  You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent.  Holders of old notes seeking to (1) tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents and/or (2) withdraw such tendered old notes should send such required documentation (in accordance with the procedures described under “The Exchange Offer—Withdrawal Rights”) to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telex, telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered and Certified Mail:	By Overnight Courier:	By Hand-Delivery:

The Bank of Nova Scotia Trust Company of New York	The Bank of Nova Scotia Trust Company of New York	The Bank of Nova Scotia Trust Company of New York
Attn: Pat Keane	Attn: Pat Keane	Attn: Pat Keane
One Liberty Plaza	One Liberty Plaza	One Liberty Plaza
New York, New York 10006	New York, New York 10006	New York, New York 10006

By Facsimile Transmission: (212) 225-5436 Attn: Pat Keane

By Telephone: (212) 225-5427

AND

The Bank of Nova Scotia Trust Company of New York One Liberty Plaza New York, New York 10006

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

The registration rights agreement provides that the Issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer.  These expenses include registration and filing fees, rating agency fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others.  We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange.  If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person.  If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes.  Accordingly, we will not recognize any gain or loss for accounting purposes.  We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer.  Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes.  In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the Issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes.  See “Description of Notes—Registration Rights.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

SELECTED FINANCIAL DATA

Selected historical financial data presented below as of and for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements.  Certain reclassifications have been made to prior years’ amounts to conform to current presentation.  This data should be read in conjunction with the consolidated financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012, which report is incorporated herein by reference.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The summary historical financial data for the nine months ended September 30, 2011 and 2012 and the balance sheet data as of September 30, 2012 have been derived from and should be read in conjunction with our unaudited consolidated condensed financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which report is incorporated herein by reference.

	Year ended December 31,					(unaudited) Nine months ended September 30,
($ in thousands, except for share amounts)	2007	2008	2009	2010	2011	2011	2012

Revenue:
Instant tickets	$498,179	$548,308	$453,238	$465,090	$493,275	$370,972	$367,385
Services	424,236	451,664	410,014	363,138	331,701	237,272	261,543
Sales	124,289	118,857	64,497	54,271	53,746	31,399	62,431
Total revenue	$1,046,704	$1,118,829	$927,749	$882,499	878,722	639,643	691,359
Operating expenses:
Cost of instant tickets(1)	$283,924	$331,501	$270,836	$270,787	$281,565	$211,151	$211,468
Cost of services(1)	237,509	263,284	234,093	206,034	171,374	122,944	134,079
Cost of sales(1)	90,347	85,856	44,539	38,045	38,340	21,383	43,949
Selling, general and administrative expenses(a)	165,080	184,213	168,248	158,500	183,022	130,640	137,726
Write-down of assets held for sale(b)	—	—	54,356	8,029	—	—	—
Employee termination and restructuring costs(c)	3,642	13,695	3,920	602	1,997	1,030	10,751
Depreciation and amortization(d)	160,366	218,643	151,784	141,766	118,603	87,902	108,845
Operating income (loss)	$105,836	$21,637	$(27)	$58,736	$83,821	$64,593	$44,541
Other (income) expense:
Interest expense	$70,772	$78,071	$87,498	$101,613	$104,703	$79,161	$75,073
Earnings from equity investments	(41,252)	(58,570)	(59,220)	(49,090)	(29,391)	(27,469)	(21,462)
(Gain) loss on early extinguishment of debt(e)	—	2,960	(4,829)	2,932	4,185	4,185	15,464
Other income, net	(2,050)	(4,691)	2,856	8,594	911	(159)	93
	$27,470	$17,770	$26,305	$64,049	$80,408	$55,718	$69,168
Income (loss) before income taxes	$78,366	$3,867	$(26,332)	$(5,313)	3,413	8,875	(24,627)
Income tax expense	25,211	8,352	13,547	143,888	15,983	12,912	13,276
Net income (loss)	$53,155	$(4,485)	$(39,879)	$(149,201)	$(12,570)	$(4,037)	$(37,903)
Basic and diluted net income (loss) per share:
Basic net income (loss) available to common stockholders	$0.57	$(0.05)	$(0.43)	$(1.61)	$(0.14)	$(0.04)	$(0.41)
Diluted net income (loss) available to common stockholders	$0.55	$(0.05)	$(0.43)	$(1.61)	$(0.14)	$(0.04)	$(0.41)
Weighted average number of shares used in per share calculations:
Basic shares	92,566	92,875	92,701	92,666	92,068	92,027	91,723
Diluted shares	95,996	92,875	92,701	92,666	92,068	92,027	91,723

(1)  Exclusive of depreciation and amortization.

	As of December 31,					(unaudited) As of September 30,
	2007	2008	2009	2010	2011	2012
Selected balance sheet data:
Total assets	2,098,786	2,182,453	2,291,792	2,151,538	2,161,911	2,198,035
Total debt (including current installments)	1,043,938	1,239,467	1,367,063	1,396,690	1,390,667	1,469,066
Total stockholders’ equity	693,591	595,829	619,758	452,658	443,714	400,137

The following notes are an integral part of these selected historical consolidated financial data.

(a)                                 Includes $21,538, $22,807, $34,589, $34,122 and $25,312 in stock-based compensation expense in 2011, 2010, 2009, 2008, and 2007, respectively and $17,529 and $15,293 in stock-based compensation expense for the nine months ended September 30, 2012 and September 30, 2011, respectively.

(b)                                 Includes a write-down of assets held for sale of approximately $8,000 and $54,400 in 2010 and 2009, respectively, resulting from our strategic decision in 2009 to sell our racing business.

(c)                                  Employee termination and restructuring costs consists generally of expenses incurred for restructuring our operations from time to time and the cost associated with reducing our workforce and the termination of leases or other commitments.

(d)                                 Depreciation and amortization expense includes accelerated depreciation charges related to equipment or technology, the impact of any impairment charges related to underperforming contracts and also includes accelerated depreciation expense related to the reorganization of our Australian operations. Charges for accelerated depreciation or impairment included in depreciation and amortization expense were $6,400, $31,300, $24,700, $76,200 and $26,300 for 2011, 2010, 2009, 2008 and 2007, respectively and $12,600 and $6,400 for the nine months ended September 30, 2012 and September 30, 2011, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011 for further discussion regarding these charges.

(e)                                  Loss (gain) on early extinguishment of debt includes losses (gains) that we incur when we refinance our long-term debt obligations and also includes write-offs of the associated deferred financing costs. For the nine months ended September 30, 2012, we recorded a loss of approximately $15,500 due to the redemption of our 7.875% senior subordinated notes due 2016, comprised primarily of the redemption premium and the write-off of previously deferred financing costs. In 2011 we recorded a loss of approximately $4,200 as a result of the write-off of deferred financing fees attributable to our August 25, 2011 credit agreement amendment. In 2010, we recorded a loss on early extinguishment of long-term debt of approximately $2,900 related to the repurchase and redemption of our 6.25% senior subordinated notes due 2012 and the repayment of a portion of the term loan under our credit agreement. In 2009, we recorded a gain on early extinguishment of debt of approximately $4,500 related to the repurchase of our 0.75% convertible senior subordinated debentures due 2024. In 2008 we recorded a write-off of approximately $3,000 of unamortized deferred financing fees related to the termination of our old credit agreement, which was replaced by our current credit agreement. See Note 8 (Long-Term and Other Debt) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for more information regarding our debt instruments.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

We are party to a credit agreement, dated as of June 9, 2008, as amended and restated as of August 25, 2011 (as so amended, the “Credit Agreement”), among the Issuer, as borrower, the Company, as a guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent.

The Credit Agreement provides for a $250.0 million senior secured revolving credit facility and senior secured term loan credit facilities under which approximately $561.3 million of term loan borrowings were outstanding as of September 30, 2012. There were no borrowings and approximately $39.7 million in outstanding letters of credit under the revolving credit facility as of September 30, 2012. As of September 30, 2012, we had approximately $210.3 million available for additional borrowing or letter of credit issuances under the revolving credit facility. Our ability to borrow under the Credit Agreement will depend on us remaining in compliance with the covenants contained in the Credit Agreement, including the maintenance of the financial ratios discussed below.

The revolving credit facility commitments and the outstanding term loans under the Credit Agreement are scheduled to mature on June 30, 2015.

Amounts under the revolving credit facility may be borrowed, repaid and re-borrowed by the Issuer from time to time until maturity. Voluntary prepayments of loans and reductions of revolving commitments under the Credit Agreement are permitted at any time in whole or in part, without premium or penalty (other than break-funding costs), upon proper notice and subject to certain minimum dollar requirements.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the Issuer’s option, either (1) a base rate determined by reference to the highest of (a) the prime rate of JPMorgan, (b) the federal funds effective rate plus 0.50% and (c) the reserve-adjusted LIBOR rate for a deposit in dollars with a maturity of one month plus 1.00%, or (2) a reserve-adjusted LIBOR rate, in each case plus an applicable margin based on our Consolidated Leverage Ratio (as defined below) as set forth in a grid. Under the terms of the August 2011 amendment to the Credit Agreement, the two lowest applicable margin levels in the grid were eliminated such that the applicable margin now varies based on the Consolidated Leverage Ratio from 1.50% to 2.50% above the base rate for base rate loans, and from 2.50% to 3.50% above LIBOR for LIBOR-based loans.

During the term of the Credit Agreement, the Issuer will pay the administrative agent for the account of each revolving lender a fee, payable quarterly in arrears, equal to the product of (1) the available revolving credit facility commitments and (2) either 0.50% per annum if the Consolidated Leverage Ratio as of the most recent determination date is less than 4.25 to 1.00 or 0.75% per annum if the Consolidated Leverage Ratio as of the most recent determination date is greater than or equal to 4.25 to 1.00.

The Company and its direct and indirect wholly owned domestic subsidiaries (other than the Issuer) have guaranteed the payment of the Issuer’s obligations under the Credit Agreement. In addition, the obligations under the Credit Agreement are secured by a first priority, perfected lien on (1) substantially all the property and assets (real and personal, tangible and intangible) of the Company and its direct and indirect wholly owned domestic subsidiaries and (2) 100% of the capital stock (or other equity interests) of all of the Company’s direct and indirect wholly owned domestic subsidiaries and 65% of the capital stock (or other equity interests) of the direct foreign subsidiaries of the Issuer and the guarantors.

The Credit Agreement contains customary covenants, including negative covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, sell, transfer, lease or otherwise dispose of all or substantially all assets, prepay or modify certain indebtedness, or create certain liens and other encumbrances on assets.

The Credit Agreement generally requires mandatory prepayments of the term loan credit facilities with the net cash proceeds from (1) the incurrence of indebtedness by us (excluding certain permitted debt) and (2) the sale of assets that yields to us net cash proceeds in excess of $5.0 million (excluding certain permitted dispositions) or any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any of our assets.

Under the terms of the Credit Agreement, we are required to maintain the following financial ratios:

•                  a Consolidated Leverage Ratio as of the last day of each fiscal quarter no more than the ratio set forth below with respect to the period during which such fiscal quarter ends:

•                  5.75 to 1.00 (through December 31, 2013);

•                  5.50 to 1.00 (January 1, 2014 through December 31, 2014); and

•                  5.25 to 1.00 (January 1, 2015 and thereafter);

“Consolidated Leverage Ratio” means, as of the last day of any period, the ratio of (1) Consolidated Total Debt (defined generally as the aggregate principal amount of our consolidated debt required to be reflected on our balance sheet in accordance with GAAP on such day, provided that up to $100.0 million of our unrestricted cash and cash equivalents in excess of $15.0 million will be netted against Consolidated Total Debt for purposes of determining our Consolidated Leverage Ratio and Consolidated Senior Debt Ratio), to (2) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

•                  a Consolidated Senior Debt Ratio as of the last day of each fiscal quarter no more than 2.75 to 1.00; and

“Consolidated Senior Debt Ratio” means, as of the last day of any period, the ratio of (1) Consolidated Total Debt (other than the 2018 Notes, the 2019 notes, the notes and any additional subordinated debt permitted under the Credit Agreement) to (2) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

•                  a Consolidated Interest Coverage Ratio not less than 2.25 to 1.00 for any period of four consecutive quarters.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (1) Consolidated EBITDA for such period to (2) total cash interest expense with respect to all of our outstanding debt for such period.

“Consolidated EBITDA” means, for any period, “Consolidated Net Income” (i.e., generally our consolidated net income (or loss) excluding the income (or deficit) of our equity investments (other than LNS) except to the extent that such income has been distributed to us) for such period plus, to the extent deducted in calculating such consolidated net income for such period, the sum of:

•                  income tax expense;

•                  depreciation and amortization expense;

•                  interest expense (other than any interest expense of LNS in respect of debt for borrowed money of LNS if such debt exceeds $25.0 million in the aggregate);

•                  amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with debt;

•                  amortization of intangibles (including, but not limited to, goodwill) and organization costs;

•                  earn-out payments with respect to certain acquisitions that we have made, such as our acquisition of Global Draw, or any other “Permitted Acquisitions” (generally, acquisitions of companies that are primarily engaged in the same or related line of business and that become subsidiaries of ours, or acquisitions of all or substantially all of the assets of another company or division or business unit of another company), including any loss or expense with respect to such earn-out payments;

•                  extraordinary charges or losses determined in accordance with GAAP;

•                  non-cash stock-based compensation expenses;

•                  any cash compensation expense incurred but not paid in such period so long as no cash payment in respect thereof is made or required to be made prior to the scheduled maturity of the borrowings under the Credit Agreement;

•                  up to $3.0 million of expenses, charges or losses resulting from certain Peru investments;

•                  the non-cash portion of any non-recurring write-offs or write-downs as required in accordance with GAAP;

•                  advisory fees and related expenses paid to advisory firms in connection with Permitted Acquisitions;

•                  “Permitted Add-Backs” (i.e., (i) up to $15.0 million (less the amount of certain permitted pro forma adjustments to Consolidated EBITDA in connection with material acquisitions) of charges incurred during any 12-month period in connection with (A) reductions in workforce, (B) contract losses, discontinued operations, shutdown expenses and cost reduction initiatives, (C) transaction expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, and (D) restructuring charges and transaction expenses incurred in connection with certain transactions with Playtech, and (ii) reasonable and customary costs incurred in connection with amendments to the Credit Agreement);

provided that the foregoing items do not include write-offs or write- downs of accounts receivable or inventory and, except with respect to Permitted Add-Backs, any write-off or write-down to the extent it is in respect of cash payments to be made in a future period;

•                  to the extent treated as an expense in the period paid or incurred, certain payments, costs and obligations (up to a specified amount) made or incurred by us in connection with any award of a concession to operate the instant ticket lottery in Italy, including any up-front fee required under the applicable tender process;

•                  restructuring charges, transaction expenses and shutdown expenses incurred in connection with the disposition of all or part of our racing business, together with any charges incurred in connection with discontinued operations and cost-reduction initiatives associated with such disposition, in an aggregate amount (for all periods combined) not to exceed $7.325 million;

•                  up to £5.25 million during any four-quarter period of expenses or charges incurred in connection with the payment of license royalties or other fees to Playtech and for software services provided to Global Draw or Games Media by Playtech;

minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

•                  interest income;

•                  extraordinary income or gains determined in accordance with GAAP; and

•                  income or gains with respect to earn-out payments with respect to acquisitions referred to above;

provided that the aggregate amount of Consolidated EBITDA that is attributable to our interest in LNS that would not have otherwise been permitted to be included in Consolidated EBITDA prior to giving effect to the March 2011 amendment to the Credit Agreement will be capped at $25.0 million in any period of four consecutive fiscal quarters (or $30.0 million in the case of any such period ending on or prior to June 30, 2012).

Consolidated EBITDA is subject to certain adjustments in connection with material acquisitions and dispositions as provided in the Credit Agreement.

The foregoing definitions are qualified in their entirety by the full text of such definitions in the Credit Agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 31, 2011.

The Credit Agreement provides for additional refinancing flexibility in the form of (1) permitted bank debt or debt securities that may be unsecured or secured on a pari passu or junior basis with the collateral securing the obligations under the Credit Agreement and (2) replacement facilities under the Credit Agreement that can be used to refinance either the term loans or the revolving commitments under the Credit Agreement in whole. In addition, the Issuer will have the capability to request one or more additional tranches of term loans, increase the existing tranche of term loans, or increase the revolving commitments in an amount not to exceed $200.0 million (the “Incremental Facility”). In lieu of incurring additional indebtedness pursuant to the Incremental Facility, the Issuer may incur additional incremental indebtedness in the form of one or more series of debt securities in an aggregate principal amount not to exceed the amounts allowed to be incurred under the Incremental Facility.

We were in compliance with our covenants under the Credit Agreement as of September 30, 2012.

For more information regarding the Credit Agreement, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which report is incorporated herein by reference.

2018 Notes

Our indebtedness includes $250.0 million in aggregate principal amount of the 2018 notes issued by the Company. The 2018 notes bear interest at the rate of 8.125% per annum, which is payable semiannually in arrears on March 15 and September 15 of each year. The 2018 notes mature on September 15, 2018, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the indenture governing the 2018 notes dated as of September 22, 2010 (the “2018 notes indenture”).

The Company may redeem some or all of the 2018 notes at any time prior to September 15, 2014 at a price equal to 100% of the principal amount of the 2018 notes plus accrued and unpaid interest, if any, to the date of redemption plus a “make whole” premium. The Company may redeem some or all of the 2018 notes for cash at any time on or after September 15, 2014 at the prices specified in the 2018 notes indenture. In addition, at any time on or prior to September 15, 2013, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of the 2018 notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds from one or more equity offerings of the Company.

Additionally, if a holder of 2018 notes is required to be licensed, qualified or found suitable under any applicable gaming laws or regulations and that holder does not become so licensed or qualified or is not found to be suitable, then the Company will have the right, subject to certain notice provisions set forth in the 2018 notes indenture, (1) to require that holder to dispose of all or a portion of those 2018 notes or (2) to redeem the 2018 notes of that holder at a redemption price calculated as set forth in the 2018 notes indenture.

Upon the occurrence of a change of control (as defined in the 2018 notes indenture), the Company must make an offer to purchase the 2018 notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, following an asset sale (as defined in the 2018 notes indenture) and subject to the limitations contained in the 2018 notes indenture, the Company must make an offer to purchase certain amounts of the 2018 notes using the net cash proceeds from such asset sale to the extent such proceeds are not applied as set forth in the 2018 notes indenture, at a purchase price equal to 100% of the principal amount of the 2018 notes to be repurchased, plus accrued interest to the date of repurchase.

The 2018 notes are unsecured senior subordinated obligations of the Company and are subordinated to all of the Company’s existing and future senior debt, rank equally with all of the Company’s future senior subordinated debt, and rank senior to all of the Company’s future debt that is expressly subordinated to the 2018 notes. The 2018 notes are guaranteed on an unsecured senior subordinated basis by all of the Company’s wholly owned domestic subsidiaries (including the Issuer). The 2018 notes are structurally subordinated to all of the liabilities of our non-guarantor subsidiaries.

The 2018 notes indenture contains certain covenants that, among other things, limit the Company’s ability, and the ability of certain of its subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets. The 2018 notes indenture contains events of default customary for agreements of its type (with customary grace periods, as applicable).

2019 Notes

Our indebtedness includes $350.0 million in aggregate principal amount of the 2019 notes issued by the Issuer. The 2019 notes bear interest at the rate of 9.25% per annum, which is payable semiannually in arrears on June 15 and December

15 of each year. The 2019 notes mature on June 15, 2019, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the indenture governing the 2019 notes dated as of May 21, 2009 (the “2019 notes indenture”).

The Issuer may redeem some or all of the 2019 notes at any time prior to June 15, 2014 at a price equal to 100% of the principal amount of the 2019 notes plus accrued and unpaid interest, if any, to the date of redemption plus a “make whole” premium calculated as set forth in the 2019 notes. The Issuer may redeem some or all of the 2019 notes for cash at any time on or after June 15, 2014 at the prices specified in the 2019 notes indenture. In addition, at any time on or prior to June 15, 2012, the Issuer may redeem up to 35% of the initially outstanding aggregate principal amount of the 2019 notes at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to the capital of the Issuer from one or more equity offerings of the Company.

Additionally, if a holder of the 2019 notes is required to be licensed, qualified or found suitable under any applicable gaming laws or regulations and that holder does not become so licensed or qualified or is not found to be suitable, then the Issuer will have the right subject to certain notice provisions set forth in the 2019 notes indenture, (1) to require that holder to dispose of all or a portion of those 2019 notes or (2) to redeem the 2019 notes of that holder at a redemption price calculated as set forth in the 2019 notes indenture.

Upon the occurrence of a change of control (as defined in the 2019 notes indenture), the Issuer must make an offer to purchase the 2019 notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, following an asset sale (as defined in the 2019 notes indenture) and subject to the limitations contained in the 2019 notes indenture, the Issuer must make an offer to purchase certain amounts of the 2019 notes using the net cash proceeds from such asset sale to the extent such proceeds are not applied as set forth in the 2019 notes indenture, at a purchase price equal to 100% of the principal amount of the 2019 notes to be repurchased, plus accrued interest to the date of repurchase.

The 2019 notes are unsecured senior subordinated obligations of the Issuer and are subordinated to all of the Issuer’s existing and future senior debt, rank equally with all of the Issuer’s existing and future senior subordinated debt and rank senior to all of the Issuer’s future debt that is expressly subordinated to the 2019 notes. The 2019 notes are guaranteed on an unsecured senior subordinated basis by the Company and all of its wholly owned domestic subsidiaries (other than the Issuer). The 2019 notes are structurally subordinated to all of the liabilities of our non-guarantor subsidiaries.

The 2019 notes indenture contains certain covenants that, among other things, limit the Company’s ability, and the ability of certain of its subsidiaries, including the Issuer, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets. The 2019 notes indenture contains events of default customary for agreements of its type (with customary grace periods, as applicable).

Other Debt

As of September 30, 2012, our indebtedness includes loans denominated in Chinese Renminbi Yuan (“RMB”) totaling RMB 75.4 million, including borrowings of RMB 25.4 million (bearing a weighted average interest rate of 7.151%) under a RMB 60.0 million lending facility with a Chinese bank that is scheduled to mature in November 2014 and a RMB 50.0 million term loan (bearing interest at a rate of 7.216%) with another Chinese bank that is scheduled to mature in June 2013. The term loan is supported by a letter of credit in the amount of $6.5 million.

Surety Bonds

As of September 30, 2012, we had arranged for the issuance of a total of $206.8 million of surety bonds in respect of outstanding contracts to which we and/or our subsidiaries are parties. We have reimbursement or indemnification obligations with respect to these bonds in the event that the sureties are required to make payment and, in some cases, such bonds are supported by springing liens, solely on those assets related to the performance of the relevant contractual obligations, that may attach following payment on such bonds.

DESCRIPTION OF NOTES

The old notes were, and the new notes will be, issued by Scientific Games International, Inc. (the “Issuer”) pursuant to an indenture, dated as of August 20, 2012, by and among the Issuer, Scientific Games Corporation (the “Company”), the direct and indirect wholly owned domestic subsidiaries of the Company (other than the Issuer) (together with the Company, the “guarantors”) and The Bank of Nova Scotia Trust Company of New York, as trustee.  On August 20, 2012, the Issuer issued and sold $300.0 million of 6.250% senior subordinated notes due 2020, or the old notes.  Following the exchange offer, the new notes will trade as a single class of notes with the old notes.  Unless indicated otherwise, the old notes and the new notes are collectively referred to in this description as the “notes.” The form and terms of the new notes will be identical in all material respects to the form and term of the old notes, except that the terms of new notes:

•                  include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”);

•                  will be registered under the Securities Act;

•                  will not be subject to restrictions on transfer under the Securities Act;

•                  will not be entitled to the registration rights that apply to the old notes; and

•                  will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registration Rights.”

The following summary of certain provisions of the indenture and the registration rights agreement is not complete and is qualified in its entirety by reference to the TIA, the indenture and the registration rights agreement.  We urge you to read the indenture, the notes and the registration rights agreement because they, and not this description, define your rights as holders of the notes.  You may request copies of these agreements at the Company’s address set forth in the forepart of this prospectus.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, references to the Company include only Scientific Games Corporation and not its subsidiaries and references to the Issuer include only Scientific Games International, Inc. and not its subsidiaries or its ultimate parent company, Scientific Games Corporation.

A holder of old notes may not sell or otherwise transfer the old notes except in compliance with the provisions described in this prospectus under “Transfer Restrictions” and “—Registration Rights.”

Brief Description of the Notes

The notes:

•                  are unsecured senior subordinated obligations of the Issuer;

•                  are subordinated in right of payment to all existing and future Senior Debt of the Issuer;

•                  are senior in right of payment to any future Indebtedness that is specifically subordinated to the notes;

•                  rank equally in right of payment to all existing and future senior subordinated debt of the Issuer; and

•                  are guaranteed on a senior subordinated basis by each guarantor.

Principal, Maturity and Interest

The Issuer issued the old notes in an initial aggregate principal amount of $300 million. The old notes were issued in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on September 1, 2020. Interest on the notes will accrue at the rate of 6.250% per annum and will be payable semi-annually in cash on September 1 and March 1 of each year, with an initial interest payment on March 1, 2013. The Issuer will make each interest payment to the persons who are registered holders of notes at the close of business on the immediately preceding August 15 and February 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Initially, the trustee will act as paying agent and registrar for the notes. The Issuer may change any paying agent or registrar without notice to the holders of the notes. The Issuer will pay principal and premium, if any, on the notes at the trustee’s corporate trust office in New York, New York. At the Issuer’s option, interest may be paid at the trustee’s corporate trust office in New York, New York or by check mailed to the registered address of holders of the notes.

Indenture May Be Used for Future Issuances

Subject to compliance with the covenant described under the subheading “—Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” the Issuer may issue more notes under the indenture on the same terms and conditions as the notes, except for issue date and issue price, in an unlimited aggregate principal amount (the “Additional Notes”). To the extent required by applicable tax regulations, Additional Notes may not trade fungibly with other notes for U.S. Federal Income tax purposes and may trade under a separate CUSIP number. The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

Redemption

Optional Redemption.  On and after September 1, 2015, the Issuer will be entitled, at its option on one or more occasions, to redeem all or any portion of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on September 1 of the years set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

Period	Percentage
2015	104.688%
2016	103.125%
2017	101.563%
2018 and thereafter	100.000%

Optional Redemption Upon Equity Offering.  Prior to September 1, 2015, the Issuer may, at its option on one or more occasions, redeem up to 35% of the initially outstanding aggregate principal amount of the notes (which includes Additional Notes, if any) with the net cash proceeds contributed to the capital of the Issuer from one or more Equity Offerings, at a redemption price equal to 106.250% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that:

(1)           at least 65% of the initially outstanding aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and

(2)           each such redemption occurs within 120 days after the date of the related Equity Offering.

Redemption at Make-Whole Premium.  At any time prior to September 1, 2015, the Issuer may redeem all or any portion of the notes on one or more occasions upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption subject to the rights of holders of notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date.

Regulatory Redemption.  At any time any holder or beneficial owner of notes is determined to be or otherwise is or becomes a Disqualified Holder, then the Issuer will have the right, at its option:

(1)           to require such holder or beneficial owner to dispose of all or any portion of its notes within 60 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of the relevant notice of finding by the applicable Gaming Authority, or

(2)           to redeem all or any portion of the notes of such holder or beneficial owner upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the lesser of:

(a)           the principal amount thereof, and

(b)           the price at which such holder or beneficial owner acquired the notes,

together with, in the case of either clause (a) or (b), accrued and unpaid interest to the earlier of (A) the date of redemption and (B) the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (or the date such holder or beneficial owner otherwise becomes a Disqualified Holder) (subject to the rights of holders of notes on the relevant record dates occurring prior to such redemption date to receive interest due on the relevant interest payment date); provided, however, that if such Gaming Authority restricts the redemption price to a lesser amount, then such lesser amount will be the redemption price.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability or otherwise becomes a Disqualified Holder, the holder or beneficial owner will, to the extent required by applicable Gaming Laws, have no further rights with respect to the notes to:

(1)           exercise, directly or indirectly, through any person, any right conferred by the notes; or

(2)           receive any interest or any other distribution or payment with respect to the notes, except the redemption price.

The Issuer will notify the trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner (or an Affiliate thereof) applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Mandatory Redemption.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

In the event that less than all of the notes are to be redeemed at any time (other than in the case of a regulatory redemption), the trustee will select the notes or portions thereof to be redeemed among the holders of notes as follows:

(1)           if the notes are listed, in compliance with any applicable requirements of the principal national securities exchange on which the notes are listed; or

(2)           if the notes are not so listed, on a pro rata basis, by lot or by any other method the trustee considers fair and appropriate.

The Issuer will redeem notes of $2,000 or less in whole and not in part. Notes in a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption upon an Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Issuer has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

In connection with any redemption of notes (including in any redemption described under “—Optional Redemption”), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering or a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any guarantee of the notes will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Issuer or the relevant guarantor, as the case may be, including the obligations of the Issuer and such guarantor under the Credit Agreement.

As of September 30, 2012, the Senior Debt of the Issuer and the guarantors totaled approximately $768.1 million, including (1) approximately $561.3 million of secured Senior Debt (which excludes approximately $39.7 million of outstanding letters of credit) under the Credit Agreement, and (2) approximately $206.8 million of outstanding surety bonds, and the Issuer had approximately $210.3 million of additional availability under the Credit Agreement that the Company and the guarantors would guarantee (all of which would be secured).

Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer and the guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See “—Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

Liabilities of Subsidiaries versus Notes

Substantially all of the Company’s operations are conducted through its subsidiaries. The Company and its direct and indirect wholly owned domestic subsidiaries (other than the Issuer) will guarantee the notes, and the guarantees of such subsidiaries may be released, as described below under “—Guarantees.” Claims of creditors of the Company’s non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of the non-guarantor subsidiaries over the claims of the Issuer’s creditors, including holders of the notes, even if such claims do not constitute Senior Debt. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the non-guarantor subsidiaries.

As of September 30, 2012, the Company’s non-guarantor subsidiaries had outstanding total third-party liabilities of approximately $168.6 million, including trade payables, and no preferred shares.

Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. See “—Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Issuer or a guarantor that is Senior Debt ranks senior to the notes or the relevant guarantee in accordance with the provisions of the indenture. The notes and the guarantees will in all respects rank pari passu with all other senior subordinated indebtedness of the Issuer or the relevant guarantor, as the case may be, including the Existing Notes and the guarantees thereof.

As of September 30, 2012, the Issuer and the guarantors had $600.0 million of outstanding senior subordinated indebtedness that ranks equally with the notes and the guarantees, all of which was issued or guaranteed, as applicable, on a senior subordinated basis by the Issuer and the guarantors of the notes.

The Issuer and the guarantors agreed in the indenture that they will not incur any Indebtedness that is subordinate or junior in right of payment to the Issuer’s Senior Debt or the Senior Debt of such guarantor, as applicable, unless such Indebtedness is senior subordinated indebtedness of the Issuer or the guarantors, as applicable, or is expressly subordinated in right of payment to senior subordinated indebtedness of the Issuer or the guarantors, as applicable. The indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2)

Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Payment of Notes

We may not make any payments (or make any deposit pursuant to the provisions described under “—Defeasance”) on the notes (except that holders of notes may receive and retain payments made from the trust described under “—Defeasance”) if:

(1)           a default in the payment of the principal of or premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)           any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the trustee receives a payment blockage notice of such other default from (A) the holders of any Designated Senior Debt (with a copy to the Issuer) or (B) directly from the Issuer.

Payments on the notes will be resumed

(1)           in the case of a payment default, upon the date on which such default is cured, waived or ceases to exist; and

(2)           in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist and the date that is 179 days after the date on which the applicable notice is received by the trustee, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice.

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1)           the holders of Senior Debt of the Issuer will be entitled to receive payment in full in cash of such Senior Debt before the holders of the notes are entitled to receive any payment;

(2)           until the Senior Debt of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Debt as their interests may appear, except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Defeasance;” and

(3)           if a distribution is made to holders of the notes, that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Debt of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a default from occurring under the indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Issuer or the trustee must promptly notify the holders of Designated Senior Debt of the Issuer or the representative of such Designated Senior Debt of the acceleration.

A guarantor’s obligations under its guarantee are senior subordinated obligations. As such, the rights of holders of notes to receive payment by a guarantor pursuant to its guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the notes apply equally to a guarantor and the obligations of such guarantor under its guarantee.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a guarantor who are holders of Senior Debt of the Issuer or a guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “—Defeasance.”

Guarantees

The guarantors jointly and severally guaranteed, on a senior subordinated basis, the Issuer’s performance of its obligations under the notes and the indenture, including the payment of principal with respect to the notes. The guarantors currently consist of the Company and all of the Company’s direct and indirect wholly owned domestic subsidiaries (other than the Issuer).

The guarantees are subordinated to Senior Debt of the relevant guarantor on the same basis as the notes are subordinated to Senior Debt of the Issuer. The obligations of each guarantor (other than the obligations of the Company under its guarantee) will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor (other than the Company) that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor (other than the Company), determined in accordance with GAAP.

Each guarantor may consolidate with or merge into or sell its assets to the Issuer or another guarantor without limitation, or with other persons upon the terms and conditions set forth in the indenture. See “—Covenants—Merger, Consolidation and Sale of Assets.” In the event the Capital Stock of a guarantor (other than the Company) is sold or otherwise disposed of, by merger or otherwise, by the Company or any of its subsidiaries to any person that is not a Restricted Subsidiary of the Company, and as a result of such sale or disposition the applicable guarantor is no longer a Restricted Subsidiary, and the sale or disposition is not in violation of the provisions set forth in “—Covenants—Limitation on Asset Sales,” such guarantor’s guarantee will be released and such guarantor shall be relieved of all of its obligations and duties under the indenture and the notes. A guarantor’s guarantee (other than the guarantee by the Company) will also be released and such guarantor will also be released from all obligations and duties under the indenture and the notes:

(a)           (1) if such guarantor is released from any and all guarantees of Indebtedness of the Company and the Issuer and (2) if such guarantor will remain a subsidiary of the Company, it has no other outstanding Indebtedness other than Indebtedness that could be incurred by a Restricted Subsidiary that is not a guarantor of the notes on the date of the proposed release of such guarantor’s guarantee;

(b)           if the Issuer designates such guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; or

(c)           if the Issuer exercises its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture.

Registration Rights

The Company, the Issuer and the other guarantors entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the old notes, on the Issue Date. In that agreement, the Company and the Issuer agreed for the benefit of the holders of the old notes that they will use their commercially reasonable efforts to file with the SEC and to cause to become effective, a registration statement relating to an offer to exchange the old notes for an issue of SEC-registered notes (the “new notes”) with terms identical to the old notes (except that the new notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

Promptly after the SEC declares the exchange offer registration statement effective, the Issuer will offer the new notes in return for the old notes. The exchange offer will remain open for at least 20 business days after the date the Issuer mails notice of the exchange offer to holders. For each old note surrendered to the Issuer under the exchange offer, the holder will receive a new note of equal principal amount. Interest on each new note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the Issue Date. If applicable interpretations of the staff of the SEC do not permit the Issuer to effect the exchange offer, the Issuer will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the first anniversary of the date such shelf registration statement becomes effective, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. The Issuer will, in the event of such a shelf registration, provide to each holder copies of a prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). The obligation to complete the exchange offer and/or file a shelf registration statement will terminate on the second anniversary of the date of the registration rights agreement.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 365 days after the Issue Date (provided that, if the Company determines in good faith that it is in possession of material non-public information, it may extend either such date by up to 90 additional days under customary “blackout” provisions), the annual interest rate borne by the notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum thereafter until the exchange offer is completed, the shelf registration statement is declared effective or the obligation to complete the exchange offer and/or file the shelf registration statement terminates, as applicable, at which time the interest rate will revert to the original interest rate on the Issue Date.

If the Issuer effects the exchange offer, it will be entitled to close the exchange offer 20 business days after its commencement; provided that the Issuer has accepted all old notes validly surrendered in accordance with the terms of the exchange offer.  Old notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and will be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require that the Issuer repurchase all or a portion (in integral multiples of $1,000; provided that the Issuer will repurchase notes of $2,000 or less in whole and not in part) of such holder’s notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Prior to the mailing of the notice described in the next paragraph below, but in any event within 60 days following any Change of Control, the Company and the Issuer covenant to

(a)           repay in full all Indebtedness under, and terminate all commitments under, the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full all Indebtedness under, and terminate all commitments under, the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer, or

(b)           obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the purchase of the notes as provided below.

The Company and the Issuer shall first comply with the covenant in the immediately preceding sentence before the Issuer shall be required to repurchase notes pursuant to the provisions described below. The Company’s or the Issuer’s failure to comply with this covenant shall constitute an Event of Default described in clause (3) and not in clause (2) under “Events of Default” below.

Within 30 days following the date upon which the Change of Control occurred, the Issuer will send, by first class mail, a notice to each holder, with a copy to the trustee, offering to purchase the notes as described above (the “Change of Control Offer”). The notice will state, among other things, the payment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law).

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third-party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of

Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control, provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is mailed as described in the paragraph above.

The occurrence of a Change of Control may constitute a default under the Credit Agreement. Our future Senior Debt may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Debt to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to purchase the notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make required purchases. The provisions under the indenture relative to the Issuer’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the notes.

The Company and the Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Company and the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the “Change of Control” provisions of the indenture by virtue thereof.

Covenants

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock,

(b)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options (other than debt securities or Disqualified Capital Stock) to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock, warrants, rights or options for Qualified Capital Stock and/or for warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(c)           make any Restricted Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment, or immediately after giving effect thereto

(1)           a Default or an Event of Default shall have occurred and be continuing,

(2)           the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, or

(3)           the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (3), (4), (5), (6), (8) and (9) of the following paragraph) shall exceed the sum of:

(w)          the sum of (i) $200.0 million and (ii) 50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned subsequent to June 30, 2012, and on or prior to the last day of the most recent fiscal quarter for which internal financial statements are available, treating such period as a single accounting period, plus

(x)           the sum of (i) 100% of the aggregate net cash proceeds received by the Company from any person (other than a subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion of convertible Indebtedness and (ii) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs, plus

(y)           the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), plus

(z)           with respect to Restricted Investments made after December 23, 2004, 100% of the amount received by the Company and its Restricted Subsidiaries after the Issue Date in respect of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3) of the next paragraph):

(i)            any sale, liquidation, disposition or repayment of any such Restricted Investments, to the extent of the net cash proceeds received by the Company or a Restricted Subsidiary,

(ii)           cash dividends, distributions of or with respect to capital, returns of capital or other distributions or repayments of loans or advances in cash to the Company or any Restricted Subsidiary or, to the extent that a guarantee issued by the Company or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

(iii)          a person becoming a Restricted Subsidiary, to the extent of the Company’s portion (proportionate to the Company’s equity interest in such person) of the fair market value of the net assets of such person;

provided, that any amount pursuant to this clause (z) shall only be included in the calculation required by clause (3) above to the extent that such amount is not included in the Company’s Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit

(1)           the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice by the Company of such redemption, if the dividend or distribution would have been permitted on the date of declaration or the redemption would have been permitted on the date of the giving of the formal notice thereof;

(2)           so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payment, either

(a)           in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(b)           through the application of the net proceeds of a sale for cash (other than to a subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

(3)           so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Company; provided, however, that the aggregate amounts expended pursuant to this clause (3) do not exceed $75.0 million plus, to the extent that any Restricted Payment made pursuant to this clause (3) is in the form of a Restricted Investment, 100% of the amount received by the Company and its Restricted

Subsidiaries after the Issue Date in respect of such Restricted Investment as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3)(z) of the previous paragraph):

(a)           any sale, liquidation, disposition or repayment of any such Restricted Investments, to the extent of the net cash proceeds received by the Company or a Restricted Subsidiary,

(b)           cash dividends, distributions of or with respect to capital, returns of capital or other distributions or repayments of loans or advances in cash to the Company or any Restricted Subsidiary or, to the extent that a guarantee issued by the Company or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

(c)           a person becoming a Restricted Subsidiary, to the extent of the Company’s portion (proportionate to the Company’s equity interest in such person) of the fair market value of the net assets of such person;

provided, that any amount pursuant to this clause (3) shall only be included in the calculation required by this clause (3) to the extent that such amount is not included in the Company’s Consolidated Net Income;

(4)           the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise or vesting of stock options to acquire Qualified Capital Stock, restricted stock units in respect of Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof and/or applicable withholding taxes, if any;

(5)           so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, employment agreement, stock option or equity award agreement, shareholders’ agreement or similar agreement or otherwise upon death, disability or termination of employment or directorship of such employees or directors; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $5.0 million in any fiscal year; provided further, that the Company and any of its Restricted Subsidiaries may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, up to $15.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(a)           the cash proceeds from the sale of Qualified Capital Stock of the Company and, to the extent contributed to the Company as common equity capital, the cash proceeds from the sale of Qualified Capital Stock of any of the Company’s shareholders, in each case to members of management or directors of the Company or any of its Subsidiaries that occurs after the Issue Date to the extent the cash proceeds from the sale of Qualified Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to clause (3)(x) of the preceding paragraph or clause (2) of this paragraph; plus

(b)           the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date;

(6)           so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Consolidated Fixed Charge Coverage Ratio test described below under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” to the extent that such dividends are included in the definition of Consolidated Fixed Charges;

(7)           Restricted Payments under hedge and warrant option transactions entered into in connection with a Permitted Convertible Notes Offering or any early termination thereof;

(8)           the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness issued in a Permitted Convertible Notes Offering in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related hedge or warrant option transactions; and

(9)           so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Company in an aggregate amount not to exceed $35.0 million in any fiscal year (with unused amounts in any fiscal year being carried forward to succeeding fiscal years); provided that the aggregate Restricted Payments made under this clause (9) in any fiscal year do not exceed $100.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1), (2)(b) and (7) of this paragraph will be included in such calculation.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness other than Permitted Indebtedness and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any Restricted Subsidiary may incur Indebtedness and any of the Restricted Subsidiaries may issue Preferred Stock if, on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is equal to or greater than 2.0 to 1.0; provided that Restricted Subsidiaries (other than the Issuer) that are not guarantors may not incur Indebtedness or issue Preferred Stock pursuant to the foregoing proviso if, after giving pro forma effect to such incurrence or issuance and application of proceeds thereof, more than an aggregate of $150.0 million of Indebtedness and Preferred Stock of Restricted Subsidiaries (other than the Issuer) that are not guarantors is then outstanding (other than Permitted Indebtedness).

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition of “Permitted Indebtedness”, or is entitled to be incurred or issued, as the case may be, pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness or Preferred Stock on the date of its incurrence or issuance, as the case may be, in any manner that complies with this covenant, or later divide, classify or reclassify (based on circumstances existing at the time of such division, classification or reclassification) all or a portion of such item of Indebtedness or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness or Preferred Stock (or portion thereof, as applicable) will be treated as having been incurred or issued, as the case may be, pursuant to only such clause or clauses or the first paragraph of this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Indebtedness.

Neither the Issuer nor any guarantor will, directly or indirectly, in any event incur any Indebtedness that, by its terms or by the terms of any agreement governing such Indebtedness, is both subordinated pursuant to its terms in right of payment to any other Indebtedness of the Issuer or such guarantor, as the case may be, and senior in right of payment to the notes or any such guarantor’s guarantee, as the case may be.

Limitations on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with any of its Affiliates (an “Affiliate Transaction”), other than

(x)           Affiliate Transactions permitted under the next paragraph, and

(y)           Affiliate Transactions on terms that are no less favorable in any material respect to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate;

provided, however, that for a transaction or series of related transactions with an aggregate value of $20.0 million or more, such determination shall be made in good faith by a majority of the disinterested members of the board of the directors of the

Company; and provided, further, that for a transaction or series of related transactions with an aggregate value of $40.0 million or more,

(1)           such determination shall be made in good faith by a majority of the disinterested members of the board of directors of the Company, and

(2)           the board of directors of the Company shall have received an opinion from an independent nationally recognized investment banking, accounting or valuation firm, selected by the Company, that such transaction or series of related transactions is on terms that are fair, from a financial point of view, to the Company or such Restricted Subsidiary.

The foregoing restrictions will not apply to:

(1)           reasonable fees and compensation paid or advanced to, and indemnity provided to or on behalf of, officers, directors, employees or consultants of the Company or any subsidiary as determined in good faith by the Company’s board of directors or senior management;

(2)           transactions between or among the Company and any of its Restricted Subsidiaries;

(3)           any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders generally in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company, as evidenced by an Officer’s Certificate;

(4)           Permitted Investments and Restricted Payments permitted by the indenture;

(5)           commercially reasonable transactions between the Company or a Restricted Subsidiary and any Joint Venture in the ordinary course of business that have been determined by the board of directors or senior management of the Company to comply with clause (y) of the first paragraph above;

(6)           transactions with a person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an equity interest in, or controls, such person; provided that no Affiliate of the Company or any of its Restricted Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person.;

(7)           transactions in which the only consideration paid by the Company or its Restricted Subsidiaries consists of Qualified Capital Stock of the Company or any capital contribution otherwise permitted by the indenture;

(8)           payments or loans (or cancellations of loans) to officers, managers, directors, consultants and employees of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory or benefit arrangements with such officers, managers, directors, consultants and employees that are, in each case, approved by the Company in good faith;

(9)           transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the trustee a letter from a nationally recognized investment banking, accounting or valuation firm selected by the Company stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (y) of the first paragraph of this covenant;

(10)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and the Restricted Subsidiaries, in the good faith determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)         investments by an Affiliate in securities of the Company or any of its Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms;

(12)         transactions between the Company or any Restricted Subsidiary and any person that is an Affiliate of the Company or any Restricted Subsidiary solely because a director of such Person is also a director of the Company or any direct or indirect parent entity of the Company; provided that such director abstains from voting as a director of the Company or any direct or indirect parent entity of the Company, as the case may be, on any matter involving such other Person;

(13)         pledges of Capital Stock of any Unrestricted Subsidiary;

(14)         transactions with an Affiliate in its capacity as a holder of Indebtedness or other securities of the Company or any Restricted Subsidiary in which such Affiliate is treated no more favorably than the other holders of Indebtedness or other securities of the Company or such Restricted Subsidiary; and

(15)         entering into an agreement that provides registration rights to the equityholders of the Issuer or any parent of the Company or amending such agreement with shareholders of the Company or any parent of the Company and the performance of such agreements.

Limitation on Liens

The Issuer and the Company will not, and the Company will not permit any of the other guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on their properties or assets, the Issuer, the Company and any of the other guarantors may create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries) if the notes are equally and ratably secured.

Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)           make loans or advances to or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(c)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(1)           applicable law and agreements with governmental authorities,

(2)           the notes, the indenture or any guarantee thereof,

(3)           (A) customary provisions restricting (1) the subletting or assignment of or under any lease or (2) the transfer of copyrighted or patented materials, (B) provisions in agreements that restrict the assignment or other transfer of such agreements (or property that is the subject thereof) or rights thereunder or (C) provisions of a customary nature contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock,

(4)           any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than (a) the person or the properties or assets of the person so acquired (including the Capital Stock of such person), or (b) any Restricted Subsidiary having no assets other than (i) the person or the properties or assets of the person so acquired (including the Capital Stock of such person) and (ii) other assets having a fair market value not in excess of $250,000, and, in each case, the monetary proceeds thereof,

(5)           any agreement or instrument (A) in effect at or entered into on the Issue Date, (B) governing Senior Debt, including the Credit Agreement, or (C) governing Indebtedness of any Restricted Subsidiary (other than the Issuer) that is not a guarantor,

(6)           any agreement or instrument governing Indebtedness incurred pursuant to clause (9) or (13) of the definition of Permitted Indebtedness,

(7)           restrictions on the transfer of assets subject to any Lien permitted under the indenture,

(8)           restrictions imposed by any agreement to sell assets not in violation of the indenture to any person pending the closing of such sale,

(9)           customary rights of first refusal with respect to the Company’s and its Restricted Subsidiaries’ interests in their respective Restricted Subsidiaries (other than Wholly Owned Restricted Subsidiaries) and Joint Ventures,

(10)         Indebtedness of a person that was a Restricted Subsidiary at the time of incurrence and the incurrence of which Indebtedness is permitted by the provisions described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock;” provided that such encumbrances and restrictions apply only to such Restricted Subsidiary and its assets; and provided, further, that the board of directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes,

(11)         the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (A) such other Indebtedness is permitted under the indenture and (B) the board of directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes, or

(12)         an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in any material respect as determined by the board of directors of the Company than the provisions of the Indebtedness being refinanced.

Merger, Consolidation and Sale of Assets

Neither the Company nor the Issuer will, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any person unless:

(1)           either (A) the Company, the Issuer or a Restricted Subsidiary of the Company shall be the surviving or continuing person or (B) the person, if other than the Company, the Issuer or a Restricted Subsidiary of the Company, formed by such consolidation or into which the Company or the Issuer is merged, or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the “Surviving Entity”), (x) shall be a person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement on the part of the Company or the Issuer, as applicable, to be performed or observed;

(2)           immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, either (A) the Company or such

Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant or (B) the Consolidated Fixed Charge Coverage Ratio for the Company or such Surviving Entity, as the case may be, immediately following such transaction would be equal to or greater than such ratio for the Company immediately prior to such transaction;

(3)           immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)           the Company, the Issuer or such Surviving Entity, as the case may be, shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, other than to a Wholly Owned Subsidiary that is a guarantor, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company or the Issuer, as applicable, in accordance with the foregoing, in which the Company or the Issuer, as applicable, is not the continuing person, the successor person formed by such consolidation or into which the Company or the Issuer, as applicable, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Issuer, as applicable, under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Company or the Issuer, as applicable, shall be relieved of all of its obligations and duties under the indenture and the notes.

Each guarantor (other than the Company), other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture, will not, and the Company will not cause or permit any such guarantor to, consolidate with or merge with or into any person other than the Company, the Issuer or any other guarantor unless:

(1)           the entity formed by or surviving any such consolidation or merger, if other than such guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a person organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)           such entity assumes by supplemental indenture all of the obligations of such guarantor under the guarantee; and

(3)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a guarantor (other than the Company) with and into the Company or the Issuer, with the Company or the Issuer being the Surviving Entity, or another guarantor that is a Wholly Owned Restricted Subsidiary of the Company need not comply with this covenant.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

(2)           at least 75% of the consideration received by the Company or such Restricted Subsidiary exclusive of indemnities, as the case may be, from such Asset Sale is cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any liabilities of the Company or any such Restricted Subsidiary, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet (or in the notes thereto), that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the time of such disposition, to the extent of the cash or Cash Equivalents received, and (c) any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c), not to exceed $50.0 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for the purposes of this clause (2); and

(3)           upon the consummation of an Asset Sale, the Company applies directly or through a Restricted Subsidiary, or causes such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to repay Senior Debt (and in the case of any Indebtedness outstanding under a revolving credit facility and repaid in satisfaction of this covenant, to permanently reduce the amounts that may be reborrowed thereunder by an equivalent amount) with the Net Cash Proceeds received in respect thereof, (B) to reinvest in Productive Assets (or enter into a binding commitment to reinvest, if such reinvestment is effected within 180 days after the date of such commitment), or (C) a combination of prepayment, reduction and investment permitted by the foregoing clauses (3)(A) and (3)(B);

provided that the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation. On the 361st day after an Asset Sale (or the 181st day after the entry into a binding commitment to reinvest) or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a “Net Proceeds Offer Amount”) will be applied by the Issuer to make an offer to repurchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari Passu Indebtedness then outstanding (the “Pro Rata Share”), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $20.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $20.0 million, at which time the Issuer will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least $20.0 million being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Issuer or any guarantor may use such amount for any purpose not prohibited by the indenture. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

The Credit Agreement restricts the ability of the Issuer to repurchase the notes, subject to certain exceptions. Accordingly, if required to make a Net Proceeds Offer, the Issuer may need the consent of the lenders under the Credit Agreement. The failure of the Issuer to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

(1)           at least 50% of the consideration for such Asset Sale constitutes Productive Assets; and

(2)           such Asset Sale is for fair market value; provided that the fair market value of any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

In the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under the “—Merger, Consolidation and Sale of Assets” covenant, the successor corporation will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part (in integral multiples of $1,000 principal amount; provided that the Issuer will repurchase notes of $2,000 or less in whole and not in part) at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Limitation of Guarantees By Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary (other than the Issuer and the guarantors), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or the Issuer, other than

(1)           Indebtedness incurred in reliance on and in compliance with the first paragraph under the heading “Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”,

(2)           Indebtedness incurred in reliance on clause (12) (to the extent the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was permitted to be guaranteed by Restricted Subsidiaries that are not guarantors) of the definition of Permitted Indebtedness,

(3)           Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness,

(4)           Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness, or

(5)           additional Indebtedness incurred in reliance on clause (13) or (14) of the definition of Permitted Indebtedness, unless, in any such case,

(a)           such Restricted Subsidiary has executed and delivered or executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture and

(b)           if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinate Indebtedness is similarly subordinated to the guarantee of the notes.

Any guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

(1)           the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to the preceding paragraph; or

(2)           any sale or other disposition (by merger or otherwise) to any person that is not a Restricted Subsidiary of the Company, of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that

(a)           such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

(b)           such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a guarantor until such time as it ceases to be an Immaterial Subsidiary, at which time it shall provide a guarantee as contemplated by subparagraph (5)(a) above; and provided, further, that if, at the end of the most recent fiscal year for which internal financial statements are then available, all Immaterial Subsidiaries have an aggregate of total assets as of the end of such fiscal year in excess of $2.5 million or total revenues for such fiscal year in excess of $750,000, one or more of such subsidiaries shall provide a guarantee so that in the aggregate the total assets of all Immaterial Subsidiaries that are not guarantors as of the end of such fiscal year are not in excess of $2.5 million and their total revenues for such fiscal year are not in excess of $750,000.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Issuer and any guarantor may enter into a Sale and Leaseback Transaction if

(1)                                 the Issuer or such guarantor could have

(a)           incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, and

(b)           incurred a Lien to secure such Indebtedness pursuant to the “—Limitation on Liens” covenant;

(2)           the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the board of directors of the Company and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of such Sale and Leaseback Transaction; and

(3)           the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable guarantor applies the proceeds of such transaction in accordance with, the “—Limitation on Asset Sales” covenant.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)           the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days; or

(2)           the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer; or

(3)           a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 45 days after the Issuer receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

(4)           the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary, other than intercompany Indebtedness, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company, the Issuer or such Restricted Subsidiary of notice of any such acceleration, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $30.0 million or more at any time; or

(5)           any final judgment or final judgments for the payment of money in excess (net of amounts covered by third-party insurance with insurance carriers who in the reasonable judgment of the board of directors are creditworthy and who have not disclaimed liability with respect to such judgment or judgments) of $30.0 million is rendered against the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; or

(6)           certain events of bankruptcy affecting the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary; or

(7)           any of the guarantees ceases to be in full force and effect or any of the guarantees is held in a judicial proceeding to be null and void and unenforceable or any of the guarantees is found to be invalid by a final judgment or order that is not appealable or any of the guarantors denies its liability under its guarantee, other than by reason of a release of a guarantor in accordance with the terms of the indenture.

During the continuance of any Event of Default specified in the indenture (other than an Event of Default with respect to bankruptcy proceedings of the Company or the Issuer), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Issuer and the trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same will become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company or the Issuer occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           if the Issuer has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Defeasance

The indenture will cease to be of further effect as to all outstanding notes, except as to (1) rights of registration of transfer, substitution and exchange of notes, (2) rights of holders to receive payments of principal of, premium, if any, and interest on the notes and any other rights of the holders with respect to such amounts, (3) the rights, obligations and immunities of the trustee under the indenture and (4) certain other specified provisions in the indenture (the foregoing exceptions (1) through (4) are collectively referred to as the “Reserved Rights”), if:

(a)           the Issuer irrevocably deposits, or causes to be deposited, with the trustee, in trust for the benefit of the holders pursuant to an irrevocable trust and security agreement (1) U.S. Legal Tender, (2) U.S. Government Obligations or (3) a combination thereof, in an amount sufficient after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the trustee, which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, U.S. Legal Tender in an amount which is sufficient to pay the principal of, premium, if any, and interest on the notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the indenture and of the notes (with the sufficiency of such amount to be based on the advice of a nationally recognized investment banking firm or firm of independent certified public accountants expressed in a written certification thereof delivered to the trustee if such deposit includes any U.S. Government Obligations); provided, however, that (x) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee; and (y) the trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal, premium (if any) and interest with respect to the notes;

(b)           the Issuer delivers to the trustee an Opinion of Counsel from independent counsel reasonably satisfactory to the trustee or a tax ruling from the Internal Revenue Service to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)           the Issuer delivers to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, such money or the proceeds of such U.S. Government Obligations will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(d)           the Issuer delivers to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

In addition, the Issuer may terminate all of its obligations under the indenture, except as to certain of the Reserved Rights, when (1) all outstanding notes theretofore authenticated have been delivered to the trustee for cancellation and the Issuer has paid or caused to be paid all sums payable under the indenture by the Issuer or (2) the Issuer has called for redemption pursuant to the indenture all of the notes, the amounts described in clause (a) above have been deposited as described therein, the conditions in clauses (x) and (y) of the proviso to such clause (a) have been satisfied and the certificate and opinion described in clause (d) above have been delivered. Notwithstanding the foregoing, the Opinions of Counsel required by clauses (b) and (c) above need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable on the maturity date within one year or (3) are to be called for redemption within one year. In addition, the Issuer may at its option and at any time elect to terminate its obligations with respect to certain covenants that are set forth in the indenture, some of which are described under “—Covenants” above.

Modification of the Indenture

From time to time, the Issuer and the trustee, without the consent of the holders of the notes, may amend the indenture or the notes for the following reasons:

(1)           to cure any ambiguity, defect or inconsistency so long as such change does not adversely affect the rights of any of the holders in any material respect;

(2)           to evidence the succession of another person to the Issuer or the Company and the assumption by any such successor of the covenants of the Issuer or the Company under the indenture and the notes;

(3)           to provide for uncertificated notes in addition to or in place of certificated notes;

(4)           to comply with any requirements of the SEC in connection with the qualification of the indenture under the TIA;

(5)           to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder in any material respect;

(6)           to add a guarantor under the indenture;

(7)           to make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt under the indenture, respectively; or

(8)           to secure the notes and the guarantees;

provided that the Issuer has delivered to the trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of the indenture.

Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1)           reduce the amount of notes whose holders must consent to an amendment;

(2)           reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;

(3)           reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4)           make any notes payable in money other than that stated in the notes;

(5)           make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); or

(6)           adversely affect the ranking of the notes or the guarantees.

Additional Information

The indenture provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, stockholder or incorporator of the Issuer, the Company or any other guarantor will have any liability for any obligations of the Issuer, the Company or any other guarantor under the notes, the guarantees or the indenture or for any claim based on, in respect of or by reason of such obligations of their creation. Each holder by accepting a note waives and releases all such liability. Such waiver and release are part of the consideration of the issuance of the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2016 Notes” means the Issuer’s formerly outstanding 7.875% Senior Subordinated Notes due 2016.

“Acquired Indebtedness” means Indebtedness of a person or any of its Restricted Subsidiaries existing at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its subsidiaries or is assumed in connection with the acquisition of assets from such person and not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

An “Affiliate” of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(a)           1.0% of the principal amount of such note; and

(b)           the excess, if any, of:

(1)           the present value at such Redemption Date of (i) the redemption price of the note at September 1, 2015 (such redemption price being set forth in the table appearing above under the caption “—Redemption—Optional Redemption”) plus (ii) all required interest payments due on the note through September 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points; over

(2)           the principal amount of the note.

“Asset Acquisition” means

(a)           an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company, or

(b)           the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any person other than the Company or a Restricted Subsidiary of the Company of

(a)           any Capital Stock of any Restricted Subsidiary of the Company; or

(b)           any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales will not include

(1)           a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $25.0 million,

(2)           the sale of accounts receivable,

(3)           the sale, lease, conveyance, disposition or other transfer of assets in the ordinary course of business,

(4)           the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries or any guarantor as permitted under “—Merger, Consolidation and Sale of Assets,”

(5)           sales, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (but not any foreclosure with respect to) any Lien not prohibited by the provisions described under “—Limitation on Liens,”

(6)           sales, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under “—Limitation on Restricted Payments,”

(7)           the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries, and

(8)           the settlement or early termination of any hedge or any warrant option transactions entered into in connection with a Permitted Convertible Notes Offering.

“Attributable Debt” in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof, (b) with respect to a partnership the general partner of which is a corporation, the board of directors of the general partner of the partnership or any committee thereof and (c) with respect to any other person, the board or committee of such person (or such person’s general partner, manager or equivalent) serving a similar function.

“Capital Stock” means (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such person and (2) with respect to any person that is not a corporation, any and all partnership or other equity interests of such other person.

“Capitalized Lease Obligations” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, Canada, the United Kingdom, the United States of America or any country with a credit rating from S&P or Moody’s no lower than that of the United States of America or, in each case, issued by any agency thereof and backed by the full faith and credit of such nation, in each case maturing within one year from the date of acquisition thereof;

(2)           marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)           certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of Canada, the United Kingdom or the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company or the Issuer to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of the indenture);

(2)           the approval by the holders of Capital Stock of the Company or the Issuer of any plan for the liquidation or dissolution of the Company or the Issuer, respectively (whether or not otherwise in compliance with the provisions of the indenture);

(3)           any person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company; or

(4)           the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors at the beginning of such period (other than individuals designated to serve from time to time on the board of directors of the Company pursuant to the Stockholders’ Agreement, dated as of September 6, 2000, as amended or supplemented as of the Issue Date, among the Company and certain of its stockholders), and such replacement shall not have been approved by a vote of at least a majority of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election as a member of the board of directors was previously so approved;

provided, however, that Change of Control will not include the sale, lease, exchange or other transfer of all or substantially all of the assets of the Issuer to the Company or a subsidiary guarantor.

“Consolidated EBITDA” means, with respect to any person, for any period, the sum (without duplication) of

(1)           Consolidated Net Income,

(2)           to the extent Consolidated Net Income has been reduced thereby, all losses from Asset Sales or abandonments or reserves relating thereto, all items classified as extraordinary losses and all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses),

(3)           Consolidated Interest Expense,

(4)           Consolidated Non-Cash Charges,

(5)           the amount of any charge or expense deducted in such period in computing Consolidated Net Income in connection with any proposed, attempted, pending, abandoned or completed restructuring (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees), acquisition, Investment, Asset Sale, incurrence of Indebtedness, issuance of Equity Interests or closing or consolidation of facilities, divisions or operations; and

(6)           the amount of any realized net loss (and less the amount of any realized net gain) resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any person, the ratio of Consolidated EBITDA of such person during the most recent four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness or issuance or redemption of Preferred Stock of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance or redemption of Preferred Stock (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)           any asset dispositions (including any Asset Sales), Asset Acquisitions, mergers or operational changes (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated in good faith by a responsible officer of the Company as set forth in an officer’s certificate; provided that such pro forma expense and cost reductions have been realized or are reasonably anticipated to be realizable within 12 months of such asset disposition (including any Asset Sale), Asset Acquisition, merger or operational change) attributable to the assets that are the subject of such asset disposition (including any Asset Sale), Asset Acquisition, merger or operational change during the Four Quarter Period and provided, further that such pro forma expense and cost reductions attributable to one or more operational changes in any Four Quarter Period shall not exceed 5% of Consolidated EBITDA for such Four Quarter Period (prior to giving effect to such pro forma expense and cost reductions)) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset disposition (including any Asset Sale), Asset Acquisition, merger or operational change (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)           interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)           if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(c)           notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any person for any period, the sum, without duplication, of

(1)           Consolidated Interest Expense, plus

(2)           the product of

(x)           the amount of all dividend payments on any series of Preferred Stock of such person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times; and

(y)           a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any person for any period, the sum of, without duplication,

(1)           the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, capitalized interest, and imputed interest with respect to Attributable Debt (but excluding (a) the write-off of deferred financing costs and (b) the amortization of deferred financing charges), for such period determined on a consolidated basis in accordance with GAAP; and

(2)           the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom

(a)           after tax gains or losses from dispositions of assets outside the ordinary course of business or abandonments or reserves relating thereto,

(b)           items classified as extraordinary gains or losses, and the related tax effects according to GAAP,

(c)           the net income (or loss) of any person acquired in a pooling of interests (including any common control acquisition) accrued prior to the date it becomes a subsidiary of such first person or is merged or consolidated with it or any subsidiary,

(d)           solely for the purpose of determining the amount available for Restricted Payments under clause (3)(w) of the first paragraph of “Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by contract, operation of law or otherwise, unless such restriction has been legally waived,

(e)           the net loss of any person, other than a Restricted Subsidiary of the Company,

(f)            the net income of any person, other than a Restricted Subsidiary, in which such person has an interest, except to the extent of cash dividends or distributions paid to such person or a Restricted Subsidiary of such person,

(g)           gains or losses from retirement of debt,

(h)           amounts attributable to dividends paid in respect of Qualified Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock,

(i)            any increase in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to any acquisition, net of taxes,

(j)            any net after-tax impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(k)           any non-cash cost related to the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination),

(l)            any deferred financing costs amortized or written off, and premiums and prepayment penalties and other related fee or reserve paid in connection with the Transactions or any acquisition, disposition, financing, refinancing or repayment that is consummated after the Issue Date,

(m)          any charges resulting from the application of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”,

(n)           the amount of any net loss (and less the amount of any net gain) resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133,

(o)           any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights,

(p)           accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP, and

(q)           any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items.

“Consolidated Non-Cash Charges” means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement, dated as of August 25, 2011, among the Issuer, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A. as administrative agent, including all related notes, collateral documents and guarantees, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary.

“Designated Senior Debt” means (1) any Senior Debt outstanding under the Credit Agreement and (2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer as Designated Senior Debt in the instrument creating such Indebtedness.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the notes; excluding any obligations under hedge or warrant agreements entered into in connection with a Permitted Convertible Notes Offering.

“Disqualified Holder” means any holder or beneficial owner of the notes (i) who or which is (or who or which is an Affiliate of a Person who or which is) requested or required pursuant to any Gaming Law or by any Gaming Authority to (A) appear before, or submit to the jurisdiction of, or provide information to, or apply for a license, qualification or finding of suitability from, any Gaming Authority, or (B) reduce its position in the notes to below a level that would require licensure, qualification or a finding of suitability, and, in either case, such holder or beneficial owner (or Affiliate thereof) either (1) refuses to do so or otherwise fails to comply with such request or requirement within 30 days (or such shorter period as may be required by the applicable Gaming Law or Gaming Authority) or (2) is denied such license or qualification or not found suitable or (ii) who or which is (or who or which is an Affiliate of a Person who or which is) determined or shall have been determined by any Gaming Authority not to be suitable or qualified.

“Equity Offering” means any private or public offering of Qualified Capital Stock of the Company.

“Existing Notes” means the Issuer’s existing 9.25% Senior Subordinated Notes due 2019 and the Company’s existing 8.125% Senior Subordinated Notes due 2018.

“fair market value” or “fair value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of the Company acting reasonably and in good faith and will be evidenced by a board resolution delivered to the trustee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” is defined to mean generally accepted accounting principles in the United States of America as in effect as of December 23, 2004, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Gaming Authority” means any government, court, or federal, state, local, international, foreign or other governmental, administrative or regulatory or licensing body, agency, authority or official, which now or hereafter regulates or has authority over, including, without limitation, to issue or grant a license, contract, franchise or regulatory approval with respect to, any form of gaming business or activities (or proposed gaming business or activities) and/or related business or activities now or hereafter conducted by the Company or any of its Affiliates, including, without limitation, lottery, pari-mutuel wagering, sports wagering and video gaming business or activities.

“Gaming Law” means any federal, state, local, international, foreign or other law, statute, constitutional provision, regulation, rule, order, ordinance, enforcement requirement or interpretation pursuant to which any Gaming Authority possesses or asserts legal, regulatory or licensing authority over gaming and/or related activities.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of the most recent date for which an internal balance sheet is available, are less than $1.0 million and whose total revenues for the most recent fiscal year for which internal financial statements are then available do not exceed $250,000; provided, that all Immaterial Subsidiaries, in the aggregate, shall have total assets as of the end of the most recent fiscal year for which internal financial statements are then available not to exceed $2.5 million and total revenues as of the end of the most recent fiscal year for which internal financial statements are then available not to exceed $750,000.

“Incur” or “incur” means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

“Indebtedness” means with respect to any person, without duplication,

(1)           the principal amount of all obligations of such person for borrowed money,

(2)           the principal amount of all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

(3)           all Capitalized Lease Obligations of such person,

(4)           all obligations of such person to pay the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding accounts payable and other current liabilities arising in the ordinary course of business),

(5)           all obligations of such person for the reimbursement of any obligor on any letter of credit or banker’s acceptance,

(6)           guarantees and other contingent obligations of such person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

(7)           all Indebtedness of any other person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,

(8)           all obligations under Currency Agreements and Interest Swap Obligations of such person, and

(9)           all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock, and (2) accrual of interest or Preferred Stock dividends, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified

Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of the”—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant. The amount of Indebtedness of any person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such person for any contingent obligations described above.

“Interest Swap Obligations” means the obligations of any person, pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person for value of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person. “Investment” shall exclude extensions of trade credit by the Company and its subsidiaries on commercially reasonable terms. For the purposes of the “—Limitation on Restricted Payments” covenant and the definition of “Permitted Investments,”

(1)           “Investment” will include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, and

(2)           the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such subsidiary not sold or disposed.

“Issue Date” means August 20, 2012, the original date of issuance of the notes.

“Italian Concession” means any concession awarded to, or agreement entered into by, the Issuer, the Company, any subsidiary of the Company or any Italian Concession Vehicle by or with the Amministrazione Autonoma dei Monopoli di Stato (or other applicable Italian governmental authority), whether such concession or agreement is now existing or hereafter arising and any renewals of such concession or agreement, with respect to the public games known as national lotteries in Italy (whether now existing or hereafter arising), together with any procedures, activities, functions or requirements in connection therewith (or any amendment or supplement to any such concession, agreement, procedures, activities, functions or requirements).

“Italian Concession Obligations” means any payments, costs, contributions or obligations made or incurred by any of the Issuer, the Company or any subsidiary of the Company (whether directly, or indirectly to or through any Italian Concession Vehicle or any of its equity holders or members) in the form of (and including any costs to obtain, or credits or discounts associated with) (a) tender fees, up-front fees, bid or performance bonds, guarantees, reimbursement obligations or similar arrangements, capital requirements or contributions or similar payments or obligations in respect of any award, renewal or extension of any Italian Concession or the formation of or entry into or capitalization of any Italian Concession Vehicle, (b) other payments, costs, contributions or obligations (including any credits or discounts) in connection with obtaining, renewing or extending any Italian Concession, or the formation of or entry into or capitalization of any Italian Concession Vehicle, that are incurred or agreed to in lieu of payments, costs, contributions or obligations described in clause (a) above or (c) commissions, payments or other consideration (including any credits or discounts) paid or given to any Italian Concession Vehicle or any of its equity holders or members in connection with the direct or indirect provision by the Issuer, the Company or any subsidiary of the Company of goods or services to any consortium, joint venture or other Person that is awarded any concession by, or has an agreement with, the Amministrazione Autonoma dei Monopoli di Stato (or other applicable Italian governmental authority) (whether existing on the date of the Indenture or thereafter arising and any renewals thereof) with respect to the public games known as national lotteries in Italy (whether on the date of the Indenture existing or thereafter arising) other than an Italian Concession.

“Italian Concession Vehicle” means any consortium, joint venture or other Person entered into by the Issuer, the Company or any subsidiary of the Company or in which the Issuer, the Company or any subsidiary of the Company directly or indirectly participates or has an interest or a contractual relationship, which consortium, joint venture or other Person holds or is party to an Italian Concession.

“Joint Venture” means any person (other than a subsidiary of the Company) engaged in a Related Business with respect to which at least 15% of such person’s outstanding Capital Stock is owned directly or indirectly by the Company.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(a)           all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b)           the amounts of

(x)           any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and

(y)           any repayments of debt associated with such assets that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

(c)           any portion of cash proceeds which the Issuer determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;

(d)           all amounts deemed appropriate by the Issuer (as evidenced by a signed certificate of the principal financial officer of the Issuer delivered to the trustee) to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale;

(e)           all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable and taking into account any tax sharing agreements) in connection with or as a result of such Asset Sale; and

(f)            with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent)

(1)           such proceeds cannot under applicable law be transferred to the United States; or

(2)           such transfer would result (in the good faith determination of the board of directors of the Company set forth in a board resolution) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

“Obligations” means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or a guarantor of the notes ranking pari passu with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

“Permitted Convertible Notes Offering” means any offering by the Issuer or any of the guarantors after the Issue Date of unsecured convertible notes or debentures; provided that such notes or debentures are permitted to be issued pursuant to the covenant described under “Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

“Permitted Indebtedness” means, without duplication,

(1)           the notes (other than Additional Notes) and the guarantees thereof and the new notes and guarantees thereof,

(2)           Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $1,000.0 million,

(3)           Indebtedness (other than Indebtedness contemplated by clause (1) or (2) of this definition) of the Company and its subsidiaries outstanding on the Issue Date,

(4)           Interest Swap Obligations of the Company or any of its subsidiaries covering Indebtedness of the Company or any of its subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

(5)           Indebtedness under Currency Agreements,

(6)           intercompany Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case, subject to no Lien held by a person other than the Company or a Restricted Subsidiary of the Company; provided, however, that if, as of any date any person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (6),

(7)           Indebtedness (i) of the Company or any Restricted Subsidiary incurred to finance an acquisition and (ii) Acquired Indebtedness; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness, either:

(A)          the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the heading “—Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; or

(B)          the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition,

(8)           (A) guarantees by Restricted Subsidiaries (other than the Issuer) pursuant to the “—Limitation of Guarantees by Restricted Subsidiaries” covenant or guarantees by Restricted Subsidiaries (other than the Issuer) of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Company or the Issuer of the Company’s Wholly Owned Restricted Subsidiaries’ Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture,

(9)           Indebtedness incurred by the Company or any Restricted Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business, in an aggregate amount (including refinancing Indebtedness in respect thereof) not to exceed $50.0 million in any fiscal year,

(10)         Indebtedness of the Company or any Restricted Subsidiary evidenced by Capitalized Lease Obligations which, when taken together with all other Indebtedness Incurred pursuant to this clause (10) and outstanding on the date of such Incurrence, does not exceed $25.0 million,

(11)         guarantees, letters of credit and indemnity agreements relating to performance and surety bonds incurred in the ordinary course of business,

(12)         any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant (other than pursuant to clause (2), (6), (9), (10), (11), (13), (14), (15), (16), (17) or (19) of this definition), including any additional Indebtedness incurred to pay premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided, however, that any such event does not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of the Company and its subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold,

(13)         additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and outstanding on the date of such Incurrence (which amount may, but need not, be incurred in whole or in part under the Credit Agreement), does not exceed the greater of $200.0 million and 10.0% of the Company’s Total Assets,

(14)         Indebtedness of the Company or any Restricted Subsidiary in respect of the contingent deferred purchase price of any acquired property (including Capital Stock) in aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (14) and outstanding on the date of such Incurrence, does not exceed the greater of $15.0 million and 1.0% of the Company’s Total Assets,

(15)         the guarantee of Indebtedness of Joint Ventures to the extent permitted by clause (6) of the definition of Permitted Investments in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (15) and outstanding on the date of such Incurrence, does not exceed the greater of $50.0 million and 3.0% of the Company’s Total Assets,

(16)         the issuance by any of the Company’s Restricted Subsidiaries of shares of Preferred Stock to the Company or to any Wholly Owned Restricted Subsidiary of the Company; provided, however, that:

(a)           any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; and

(b)           any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (16);

(17)         Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (17) and outstanding on the date of such Incurrence, does not exceed $50.0 million;

(18)         Indebtedness arising from adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than the guarantees of Indebtedness incurred by an person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (18)); and

(19)         Indebtedness consisting of guarantees or other credit support provided in respect of Italian Concession Obligations incurred pursuant to clause (12) of the definition of “Permitted Investments”.

“Permitted Investments” means

(1)           Investments by the Company or any Restricted Subsidiary of the Company in, or for the benefit of, any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any person, if after giving effect to such Investment, such person would be a Restricted Subsidiary of the Company or such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company) and Investments in, or for the benefit of, the Company by any Restricted Subsidiary of the Company;

(2)           Investments in cash or Cash Equivalents;

(3)           Investments existing on the Issue Date;

(4)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and amendments thereof;

(5)           so long as no Default or Event of Default has occurred and is continuing, loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective officers, directors and employees not to exceed $2.5 million at any one time outstanding;

(6)           so long as no Default or Event of Default has occurred and is continuing, additional Investments in a person or persons principally engaged in a Related Business in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (6) and outstanding on the date of such Investment, does not exceed the greater of $300.0 million and 15.0% of the Company’s Total Assets;

(7)           Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the “—Limitation on Asset Sales” covenant;

(8)           Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ business and otherwise in compliance with the indenture;

(9)           guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness, which guarantees are otherwise permitted to be incurred by the Company or such Restricted Subsidiary under the indenture;

(10)         any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock;

(11)         hedge and warrant option transactions entered into or performed by the Company in connection with a Permitted Convertible Notes Offering;

(12)         Investments comprising Italian Concession Obligations, including Investments in Unrestricted Subsidiaries whose only material asset is or will be interests in Italian Concession Obligations (a portion of which may take the form of guarantees or other credit support provided in respect of Italian Concession Obligations); provided that Investments comprising Italian Concession Obligations of the type described in clause (a) or (b) of the definition thereof, when taken together with all other such Investments made pursuant to this clause (12) and outstanding on the date of such Investment, shall not exceed €310.0 million;

(13)         any Investment by the Company or any Restricted Subsidiary in a Joint Venture in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date of such Investment, does not exceed the greater of $200.0 million and 10.0% of the Company’s Total Assets; and

(14)         Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the provisions described under “Covenants—Merger, Consolidation and Sale of Assets,” to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” means

(1)           Qualified Capital Stock of the Issuer or any guarantor; or

(2)           debt securities that are subordinated to (a) all Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the guarantees of the notes are subordinated to Senior Debt under the indenture.

“Permitted Liens” means

(1)           Liens securing Indebtedness consisting of Capitalized Lease Obligations;

(2)           Liens securing any Senior Debt, including liens securing the Credit Agreement in effect on the Issue Date;

(3)           Liens on property existing at the time of acquisition thereof by the Company or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)           Liens at any time outstanding with respect to assets of the Company and its Restricted Subsidiaries, the fair market value of which at the time the Lien was imposed does not exceed $5.0 million;

(5)           Liens securing Indebtedness incurred pursuant to clauses (9), (11), (13), (14) or (17) of the definition of Permitted Indebtedness;

(6)           Liens created to replace Liens described in clause (3) above or clause (7) below to the extent that such Liens do not extend beyond the originally encumbered property (other than improvements thereto or thereon, attachments and other modifications reasonably required to maintain such property) and are not otherwise materially less favorable to the Company and its Restricted Subsidiaries than the Liens being replaced, as determined by the board of directors of the Company in good faith; and

(7)           Liens existing on the Issue Date.

“Preferred Stock” of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

“Permitted Transferees” means, with respect to any person that is a natural person (and any Permitted Transferee of such person), (a) such person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) any trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants and which is controlled by such person.

“Productive Assets” means assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or any Related Business (including Capital Stock in any such businesses or Related Business and licenses or similar rights to operate); provided, however, that accounts receivable acquired as part of an acquisition of assets of a kind used or usable in such businesses will be deemed to be Productive Assets.

“Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

“Related Business” means the businesses of the Company and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of any person means any subsidiary of such person that at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property; provided, however, that a Sale and Leaseback Transaction will not include a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration (exclusive of indemnities) of less than $2.5 million (a “De Minimis Transaction”) so long as the aggregate consideration (exclusive of indemnities) received by the Company or its Restricted Subsidiaries from all De Minimis Transactions does not exceed an aggregate of $10.0 million.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer or any guarantor of the notes, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will not be senior in right of payment to the notes. Without limiting the generality of the foregoing, “Senior Debt” will also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of the Issuer under the Credit Agreement in effect on the Issue Date, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. “Senior Debt” will not include

(1)           Indebtedness evidenced by the notes or a guarantee of the notes;

(2)           any Indebtedness of the Issuer or such guarantor to the Company or a subsidiary of the Company;

(3)           Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any subsidiary of the Company or Affiliate of the Company (including, without limitation, amounts owed for compensation);

(4)           trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

(5)           Indebtedness represented by Disqualified Capital Stock;

(6)           any liability for federal, state, local or other taxes owed or owing by the Issuer or such guarantor;

(7)           that portion of any Indebtedness incurred in violation of the indenture;

(8)           any Indebtedness which is, by its express terms, subordinated in right of payment or junior to any other Indebtedness of the Issuer or such guarantor; and

(9)           any Indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer or such guarantor.

“Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Total Assets” means for any person, as of any determination date, the total consolidated assets of such person and its Restricted Subsidiaries, as calculated in accordance with GAAP, as of the most recent date for which an internal balance sheet is available, and giving pro forma effect (determined in the same manner as provided for in the definition of Consolidated Fixed Charge Coverage Ratio) to transactions that would change the amount of Total Assets.

“Transactions” means, collectively, the offer and sale of the notes, the redemption or repurchase of the 2016 Notes and the payment of related fees and expenses as described under the heading “Use of Proceeds” in the offering memorandum relating to the notes dated August 15, 2012.

“Unrestricted Subsidiary” of any person means

(1)           any subsidiary of such person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the board of directors of such person in the manner provided below; and

(2)           any subsidiary of an Unrestricted Subsidiary.

The board of directors of the Company may designate any subsidiary (other than the Issuer) (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company, the Issuer or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that

(x)           the Issuer certifies to the trustee that such designation complies with the “—Limitation on Restricted Payments” covenant; and

(y)           each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant and the “—Limitation on Restricted Payments” covenant.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

(x)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant and

(y)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(a)           the then outstanding aggregate principal amount of such Indebtedness into

(b)           the sum of the total of the products obtained by multiplying

(1)           the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(2)           the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any person means any Restricted Subsidiary of such person of which all the outstanding voting securities (other than directors’ qualifying shares) are owned by such person or any Wholly Owned Restricted Subsidiary of such person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The old notes were issued and the new notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”). The global notes representing the old notes were issued as follows:

•                  notes sold to qualified institutional buyers under Rule 144A were represented by the Rule 144A global note; and

•                  notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S were represented by the Regulation S global note.

Upon issuance, each of the global notes representing the old notes were, and each of the global notes representing the new notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•                  upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•                  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

After consummation of the exchange offer, beneficial interests in one global note representing old notes may generally be exchanged for interests in another global note representing old notes and beneficial interest in one global note representing new notes may generally be exchanged for interest in another global note representing new notes. Depending on to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•                  will not be entitled to have notes represented by the global note registered in their names;

•                  will not receive or be entitled to receive physical, certificated notes; and

•                  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•                  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•                  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•                  certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax, or to United States holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations, real estate investment trusts, persons subject to the alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion applies only to holders that exchange old notes for new notes pursuant to the exchange offer.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or that any such position would not be sustained. Holders of notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of new notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the related guarantees and certain matters of the laws of the State of Delaware relating to the guarantees by the Company, MDI Entertainment, LLC, Scientific Games Products, Inc., Sciplay Inc. and Scientific Games SA, Inc. are being passed upon for us by Latham & Watkins LLP, New York, New York. Duane Morris LLP is passing on certain matters of the laws of the State of Nevada relating to the guarantee by SG Gaming, Inc.

EXPERTS

The consolidated financial statements and financial statement schedule of the Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (filed on February 29, 2012) and incorporated herein by reference, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in its reports thereon, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated herein by reference. The Deloitte & Touche LLP report on the Company’s consolidated financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 was based in part on the reports of Reconta Ernst & Young S.p.A. on the financial statements of Lotterie Nazionali S.r.l. (“LNS”), the Company’s investment accounted for using the equity method, prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of and for the year ended December 31, 2011, and on the financial statements of Consorzio Lotterie Nazionali (“CLN”), the Company’s investment accounted for using the equity method, prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of December 31, 2010 and for each of the two years in the period ended December 31, 2010. The financial statements of LNS as of and for the year ended December 31, 2011 and the financial statements of CLN as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, included in the Company’s Annual Reports on Form 10-K and on Form 10-K/A respectively for the year ended December 31, 2011 and incorporated herein by reference, have been audited by Reconta Ernst & Young S.p.A., an independent registered public accounting firm, as stated in their reports thereon, included therein, which are incorporated herein by reference.

The consolidated financial statements and related financial statement schedule of the Company and the financial statements of LNS and CLN referred to above are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

$300,000,000

SCIENTIFIC GAMES INTERNATIONAL, INC.

(as Issuer)

SCIENTIFIC GAMES CORPORATION

(as Guarantor)

Exchange Offer for

6.250% Senior Subordinated Notes due 2020

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Scientific Games Corporation or any of its subsidiaries.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Scientific Games Corporation and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers of Scientific Games Corporation and Scientific Games International, Inc.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificates (or articles) of incorporation and bylaws, or certificates of formation and limited liability company agreements, as the case may be, of Scientific Games Corporation (the “Company”), Scientific Games International, Inc. (the “Issuer”) and the subsidiary guarantors discussed below.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The bylaws of the Company provide for indemnification of its directors, officers, employees and other agents of the Company for such liabilities in such manner under such circumstances and to the extent permitted by Section 145 of the DGCL.  The bylaws of the Company also provide that the Board of Directors of the Company may authorize the purchase and maintenance of insurance for the purpose of such indemnification.

The Company’s certificate of incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The bylaws of the Issuer contain indemnification provisions that closely mirror the language in Section 145 of the DGCL.  In addition, the bylaws of the Issuer authorize the purchase and maintenance of insurance on behalf of directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as a director, officer, employee or agent, whether or not the Issuer would have the power to indemnify such person against such liability under such bylaws or applicable law.

The Issuer’s certificate of incorporation provides that no director of the Issuer shall be personally liable to the Issuer or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including the Issuer and the subsidiary guarantors discussed below, and on behalf of the directors and officers thereof, covering certain third-party claims which may be asserted against such entities, directors and/or officers.

Indemnification of Directors and Officers of the Subsidiary Guarantors

The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the certificates of incorporation and the bylaws or similar organizational documents of each guarantor (other than the Company) guaranteeing the Issuer’s 6.250% senior subordinated notes due 2020.

Delaware Corporate Subsidiary Guarantors

The indemnification provisions of the DGCL described in “Indemnification of Directors and Officers of Scientific Games Corporation and Scientific Games International, Inc.” above also relate to the directors and officers of Scientific Games Products, Inc. (“SGP”), Sciplay Inc. (“Sciplay”) and Scientific Games SA, Inc. (“SGSA”), each a Delaware corporation (collectively, the “Delaware Corporate Subsidiary Guarantors”).

The bylaws of each Delaware Corporate Subsidiary Guarantor contain indemnification provisions.  The bylaws of SGSA provide for the indemnification of their respective directors and officers to the fullest extent permitted by the DGCL.  The bylaws of SGP and Sciplay contain indemnification provisions that closely mirror the language in Section 145 of the DGCL.  The bylaws of SGP and Sciplay authorize the purchase and maintenance of insurance on behalf of directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as a director, officer, employee or agent, whether or not SGP or Sciplay would have the power to indemnify such person against such liability under its bylaws.  Similarly, the bylaws of SGSA authorize the maintenance of insurance on behalf of directors, officers, employees and agents against any expense, liability or loss, whether or not SGSA would have the power to indemnify such person against such liability under such bylaws or applicable law.

The certificate of incorporation of SGP provides that no director of SGP shall be personally liable to SGP or its stockholders for monetary damages for breach of duty of care or other duty as a director, to the fullest extent permitted by the DGCL. The certificate of incorporation of Sciplay provides that the personal liability of the directors of Sciplay is eliminated to the fullest extent permitted by the DGCL.

Delaware Limited Liability Company Subsidiary Guarantor

MDI Entertainment, LLC (“MDI”) is a Delaware limited liability company.  Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Neither the limited liability company agreement nor the certificate of formation of MDI contains provisions indemnifying or limiting the liability of the managers or officers of MDI.

Nevada Subsidiary Guarantor (SG Gaming, Inc., a Nevada corporation (“SGGI”))

Section 78.7502 of the Nevada Revised Statutes (“NRS”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain actions by or in the right of the corporation as described below, by reason of the fact that he is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by this person in connection with the action, suit or proceeding if he: (1) is not liable pursuant to Section 78.138 of the NRS; or (2) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 78.7502 of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (1) is not liable pursuant to Section 78.138 of the NRS; or (2) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.138 of the NRS permits a corporation to eliminate or limit the individual liability of directors and officers to the corporation or its stockholders or creditors for any damages resulting from any act or failure to act in the capacity as a director or officer unless the act or failure to act constitutes a breach of the director’s or officer’s fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law.

In addition, Section 78.752 of the NRS authorizes a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

The bylaws of SGGI provide for the indemnification, to the fullest extent permitted by Nevada law, of directors and officers of SGGI against all expense, liability and loss reasonably incurred or suffered by any such person in connection with any action or suit, whether civil, criminal, administrative or investigative, to which such person is or was a party or threatened to be made a party, or is otherwise involved in, by reason of the fact that he or she is or was a director or officer of SGGI or is or was serving in any capacity at the request of SGGI as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another enterprise.

The articles of incorporation of SGGI provide that no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for circumstances involving acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for unlawful distributions in violation of Section 78.300 of the NRS.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)                                 Exhibits.

Exhibit Number	Description
3.1(a)

Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 20, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.1(b)

Certificate of Amendment of the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 7, 2007 (incorporated by reference to Exhibit 3.1(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

Exhibit Number	Description
3.2	Certificate of Incorporation of Scientific Games International, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.3	Articles of Incorporation of SG Gaming, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.4

Certificate of Amendment of the Articles of Incorporation of SG Gaming, Inc., filed with the Secretary of State of the State of Nevada on October 26, 2010 (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on March 3, 2011).

3.5	Certificate of Formation of MDI Entertainment, LLC (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.6	Certificate of Incorporation of Scientific Games Products, Inc. (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.7	Certificate of Incorporation of Scientific Games SA, Inc. (incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

^3.8	Certificate of Incorporation of Sciplay Inc.

3.9	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 1, 2010).

3.10	Amended and Restated By-laws of Scientific Games International, Inc. (incorporated by reference to Exhibit 3.12 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.11	Amended and Restated Bylaws of SG Gaming, Inc. (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4 filed on March 3, 2011).

3.12	Operating Declaration of MDI Entertainment, LLC (incorporated by reference to Exhibit 3.15 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.13	Bylaws of Scientific Games Products, Inc. (incorporated by reference to Exhibit 3.16 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.14	Amended and Restated By-laws of Scientific Games SA, Inc. (incorporated by reference to Exhibit 3.18 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

^3.15	Amended and Restated By-laws of Sciplay Inc.

4.1

Indenture, dated as of August 20, 2012, among Scientific Games International, Inc., as issuer, the Company, as a guarantor, the subsidiary guarantors party thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 21, 2012).

4.2

Registration Rights Agreement, August 20, 2012, among Scientific Games International, Inc., as issuer, the Company, the subsidiary guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 21, 2012).

4.3(a)	Form of 6.250% Senior Subordinated Note (No. 001) (included in Exhibit 4.1 above).

4.3(b)	Form of 6.250% Senior Subordinated Note (No. 002) (included in Exhibit 4.1 above).

4.4

Indenture, dated as of September 22, 2010, among the Company, as issuer, the guarantors party thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 23, 2010).

4.5

Registration Rights Agreement, dated September 22, 2010, among the Company, the guarantors party thereto and J.P. Morgan Securities LLC, as representative for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 23, 2010).

4.6(a)	Form of 8.125% Senior Subordinated Note (No. 001) (included in Exhibit 4.4 above).

4.6(b)	Form of 8.125% Senior Subordinated Note (No. 002) (included in Exhibit 4.4 above).

4.7

Indenture, dated as of May 21, 2009, among the Issuer, the Company, as a guarantor, the subsidiary guarantors party thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.8

Registration Rights Agreement, dated May 21, 2009, among the Issuer, the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC., Credit Suisse (USA) LLC and Goldman Sachs & Co., as representatives for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

Exhibit Number	Description
4.9(a)	Form of 9.250% Senior Subordinated Note (No. 001) (included in Exhibit 4.7 above).

4.9(b)	Form of 9.250% Senior Subordinated Note (No. 002) (included in Exhibit 4.7 above).

4.10

Registration Rights Agreement, dated November 5, 2009, among the Issuer, the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives for the initial purchasers named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 12, 2009).

^5.1	Opinion of Latham & Watkins LLP.

^5.2	Opinion of Duane Morris LLP.

10.1

Second Amendment and Restatement Agreement, dated as of August 25, 2011, among the Issuer, as borrower, the Company, as guarantor, and several lenders from time to time parties thereto and JP Morgan, as administrative agent, which amended and restated the Credit Agreement, dated as of June 9, 2008 as amended and restated as of February 12, 2010 and amended as of December 16, 2010 and March 11, 2011 among such parties, as set forth in Exhibit A to such Second Amendment and Restatement Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 31, 2011).

10.2

Guarantee and Collateral Agreement, dated as of June 9, 2008, among the Issuer, the Company, as a guarantor, and each other subsidiary of the Company listed on the signature pages thereto, as additional guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

10.3

Stockholders’ Agreement, dated September 6, 2000, among the Company, MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) (“MacAndrews”) (as successor in interest under the agreement to Cirmatica Gaming S.A.) and Ramius Securities, LLC (incorporated by reference to Exhibit 10.38 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2000).

10.4

Supplemental Stockholders’ Agreement, dated June 26, 2002, among the Company and MacAndrews (as successor in interest to Cirmatica Gaming S.A.) (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.5

Letter Agreement, dated as of October 10, 2003, by and between the Company and MacAndrews further supplementing the Stockholders’ Agreement (incorporated by reference to Exhibit 3 to the Schedule 13D jointly filed by MacAndrews and SGMS Acquisition Corporation on November 26, 2003).

10.6

Letter Agreement dated February 15, 2007 between the Company and MacAndrews & Forbes Holdings Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2007).

10.7

Share Purchase Agreement, dated as of April 26, 2011, by and among the Company, Global Draw Limited, IGT-UK Group Limited, Cyberview International, Inc. and International Game Technology (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

10.8

Purchase Agreement, dated as of January 27, 2010, by and among the Company, Scientific Games International, Inc., SG Racing, Inc., Scientific Games Germany GmbH, Scientific Games Luxembourg Holdings SARL, Scientific Games Holdings Limited, Scientific Games Racing, LLC, Sportech, Sportech Holdco 1 Limited and Sportech Holdco 2 Limited (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 10, 2010).

10.9

Stock Purchase Agreement, dated as of May 1, 2007, among François-Charles Oberthur Fiduciaire, S.A., the Company and Scientific Games Holdings (Canada) Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2007).

10.10

Agreement, dated April 20, 2006, among the Company, Scientific Games International Holdings Limited, Scientific Games Beteiligungsgesellschaft mbH, Walter Grubmueller, Stephen George Frater, The Trustees of Warero Privatsitiftung and Jeffery Frederick Nash for the sale and purchase of the entire issued share capital of Neomi Associates, Inc. and Research and Development GmbH (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2006).

10.11

Share Purchase and Sale Agreement, dated April 4, 2005, among Scientific Games Chile Limitada, Epicentro S.A. and Inversiones Y Aesorias Iculpe Limitada (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2005).

Exhibit Number	Description
10.12	1992 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1998).(†)

10.13	1995 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1997).(†)

10.14	1997 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).(†)

10.15	2003 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 9, 2011).(†)

10.16	2002 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).(†)

10.17

Elective Deferred Compensation Plan (Executive Deferred Compensation Plan and Non-Employee Directors Deferred Compensation Plan) (effective January 1, 2005, as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.18

Frozen Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.19	Asia-Pacific Business Incentive Compensation Program (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 3, 2010).(†)

10.20

Employment Agreement dated as of January 1, 2006 by and between the Company and A. Lorne Weil (executed on August 8, 2006) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.21

Letter dated August 2, 2007 between A. Lorne Weil and the Company with respect to payment of Mr. Weil’s deferred compensation upon a termination of employment under Mr. Weil’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).(†)

10.22

Amendment to Employment Agreement dated as of May 1, 2008 by and between the Company and A. Lorne Weil (executed on May 12, 2008), which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2008).(†)

10.23

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendment dated as of May 1, 2008 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.24

Third Amendment to Employment Agreement dated as of May 29, 2009 between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008 and December 30, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 2, 2009).(†)

10.25

Amendment to Employment Agreement dated as of December 2, 2010 between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008, December 30, 2008 and May 29, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 3, 2010).(†)

10.26

Amendment to Employment Agreement, dated as of August 18, 2011, by and between A. Lorne Weil and the Company, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008, December 30, 2008, May 29, 2009 and December 2, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 18, 2011).(†)

10.27

Employment Agreement dated as of July 1, 2005 between the Company and Michael Chambrello (executed on June 17, 2005) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).(†)

Exhibit Number	Description
10.28

Employment Inducement Stock Option Grant Agreement dated July 1, 2005 between the Company and Michael Chambrello (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).(†)

10.29

Letter Agreement dated as of August 2, 2006 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005 (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.30

Letter Agreement dated as of May 8, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2008).(†)

10.31

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of May 8, 2008 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.32

Amendment to Employment Agreement dated as of November 29, 2010 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006, the Letter Agreement dated as of May 8, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 3, 2010).(†)

10.33

Employment Agreement dated as of January 1, 2006 by and between the Company and Robert C. Becker (executed on August 2, 2006) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.34

Letter Agreement dated as of October 7, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.35

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 7, 2008 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.36

Employment Agreement dated as of January 1, 2006 by and between the Company and Larry Potts (executed on August 2, 2006) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.37

Letter Agreement dated as of October 2, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.38

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 2, 2008 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.39

Letter Agreement, dated as of September 28, 2011, by and between the Company and Larry A. Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 2, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 3, 2011).(†)

10.40

Employment and Severance Benefits Agreement dated December 15, 2005 between the Company and Ira H. Raphaelson (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).(†)

10.41

Letter Agreement dated as of August 2, 2006 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment Agreement dated December 15, 2005 (effective as of February 1, 2006) (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

Exhibit Number	Description
10.42

Letter Agreement dated as of October 6, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.43

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of October 6, 2008 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.44

Separation Agreement dated as of May 12, 2011, by and between the Company and Ira H. Raphaelson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 13, 2011).(†)

10.45

Amendment to Separation Agreement, dated as of August 12, 2011, by and between Ira H. Raphaelson and the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 18, 2011).(†)

10.46

Employment Agreement dated as of February 11, 2009 (effective as of January 1, 2009) by and between the Company and Stephen L. Gibbs (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.47

Amended and Restated Employment Agreement dated as of April 26, 2012 by and between the Company and Jeffrey S. Lipkin (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2012).(†)

10.48

Employment Agreement dated as of August 8, 2005 by and between the Company and Steven W. Beason (incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.49

Employment Inducement Stock Option Grant Agreement dated August 8, 2005 between the Company and Steven Beason (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).(†)

10.50

Letter Agreement dated as of August 30, 2007 by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated August 8, 2005 (incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.51

Letter Agreement dated as of June 17, 2008 by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated as of August 8, 2005, as amended by the Letter Agreement dated as of August 30, 2007 (incorporated by reference to Exhibit 10.58 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.52

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated as of August 8, 2005, as amended by the Letter Agreement dated as of August 30, 2007 and the Letter Agreement dated as of June 17, 2008 (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.53

Letter Agreement, dated as of June 29, 2011, by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated as of August 8, 2005, as amended by the Letter Agreement dated as of August 30, 2007, the Letter Agreement dated as of June 17, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 3, 2011).(†)

10.54

Employment Agreement dated as of November 29, 2010 by and between the Company and David L. Kennedy (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 3, 2010).(†)

Exhibit Number	Description
10.55

Employment Agreement dated as of May 13, 2008 (effective as of July 1, 2008) by and between The Global Draw Ltd and Stephen Frater (incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.56

Letter Agreement dated as of June 22, 2010 by and between The Global Draw Ltd and Stephen Frater, which amended Mr. Frater’s Employment Agreement dated as of July 1, 2008 (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.57

Employment Agreement dated as of December 11, 2006 (effective as of January 1, 2007) by and between Scientific Games International, Inc. and James C. Kennedy (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.58

Amendment to Employment Agreement dated as of December 30, 2008 by and between Scientific Games Corporation and James C. Kennedy, which amended Mr. Kennedy’s Employment Agreement dated as of January 1, 2007 (incorporated by reference to Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.59

Letter Agreement dated as of May 7, 2009 by and between Scientific Games International, Inc. and James C. Kennedy, which amended Mr. Kennedy’s Employment Agreement dated as of January 1, 2007, as amended by the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 1, 2011).(†)

10.60

Employment Agreement dated as of December 22, 2010 by and between Scientific Games International, Inc. and William J. Huntley (incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.61

Employment Agreement dated as of December 22, 2010 by and between Scientific Games International, Inc. and James B. Trask (incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.62

Employment Agreement made as of August 1, 2011 by and between the Company and Jeffrey Johnson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 26, 2011).(†)

10.63

Employment Agreement dated as of September 29, 2011, by and between the Company and Grier C. Raclin (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2011).(†)

10.64

Form of Inducement Equity Award Agreement between the Company and Grier C. Raclin (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on October 3, 2011).(†)

10.65

Separation Agreement dated as of October 8, 2012 between the Company and Grier C. Raclin (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).(†)

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

^23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

^23.2	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

^23.3	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

^23.4	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm.

^23.5	Consent of KPMG Huazhen, Independent Auditors.

^23.6	Consent of Latham & Watkins LLP (included in Exhibit 5.1 above).

^23.7	Consent of Duane Morris LLP (included in Exhibit 5.2 above).

^24.1	Powers of Attorney (included in the signature page).

^25.1	Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as trustee under the Senior Subordinated Notes Indenture under the Trust Indenture Act of 1939.

^99.1	Form of Letter of Transmittal relating to the Senior Subordinated Notes due 2020.

^99.2	Form of Notice of Guaranteed Delivery Regarding the Exchange Offer.

^99.3	Form of Letter to DTC Participants Regarding the Exchange Offer.

Exhibit Number	Description
^99.4	Form of Letter to Beneficial Holders Regarding the Exchange Offer.

101

Financial statements from the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2012, filed on November 8, 2012, formatted in Extensible Business Reporting Language (XBRL): (i) the Consolidated Statements of Operations and Comprehensive Income, (ii) the Consolidated Balance Sheets, (iii) the Consolidated Statements of Cash Flows and (iv) the Notes to Consolidated Financial Statements tagged as blocks of text.

^                                          Filed herewith.

(†)                                 Management contracts and compensation plans and arrangements.

(b)                                 Financial Statement Schedule.

Report of Independent Registered Public Accounting Firm Schedule II—Valuation and Qualifying Accounts (incorporated by reference to Item 15(a)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

ITEM 22.  UNDERTAKINGS

The following undertakings are made by each of the undersigned registrants:

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                 For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                                 For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)                                 The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)                                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on November 8, 2012.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ JEFFREY S. LIPKIN
	Name:	Jeffrey S. Lipkin
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. LORNE WEIL	President and Chief Executive Officer	November 8, 2012
A. Lorne Weil	(Principal Executive Officer)

/s/ JEFFREY S. LIPKIN	Senior Vice President and Chief Financial	November 8, 2012
Jeffrey S. Lipkin	Officer (Principal Financial Officer)

/s/ JEFFREY B. JOHNSON	Vice President and Chief Accounting Officer	November 8, 2012
Jeffrey B. Johnson	(Principal Accounting Officer)

/s/ JACK B. SARNO	Vice President, General Counsel and Secretary	November 8, 2012
Jack B. Sarno

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 8, 2012.

SCIENTIFIC GAMES CORPORATION

By:	/s/ JEFFREY S. LIPKIN
	Name:	Jeffrey S. Lipkin
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. LORNE WEIL	Chief Executive Officer, Chairman of the Board	November 8, 2012
A. Lorne Weil	and Director (Principal Executive Officer)

/s/ JEFFREY S. LIPKIN	Senior Vice President and Chief Financial	November 8, 2012
Jeffrey S. Lipkin	Officer (Principal Financial Officer)

/s/ JEFFREY B. JOHNSON	Vice President, Finance, Chief Accounting	November 8, 2012
Jeffrey B. Johnson	Officer and Corporate Controller (Principal
Accounting Officer)

/s/ MICHAEL R. CHAMBRELLO	Chief Executive Officer-Asia Pacific Region and	November 8, 2012
Michael R. Chambrello	Director

/s/ PETER A. COHEN	Vice Chairman of the Board ofDirectors and	November 8, 2012
Peter A. Cohen	Director

/s/ DAVID L. KENNEDY	Executive Vice Chairman of the Board of	November 8, 2012
David L. Kennedy	Directors and Director

/s/ PAUL M. MEISTER	Director	November 8, 2012
Paul M. Meister

/s/ RONALD O. PERELMAN	Director	November 8, 2012
Ronald O. Perelman

/s/ MICHAEL J. REGAN	Director	November 8, 2012
Michael J. Regan

/s/ BARRY F. SCHWARTZ	Director	November 8, 2012
Barry F. Schwartz

/s/ ERIC M. TURNER	Director	November 8, 2012
Eric M. Turner

/s/ FRANCES F. TOWNSEND	Director	November 8, 2012
Frances F. Townsend

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on November 8, 2012.

SG GAMING, INC.

By:	/s/ JEFFREY S. LIPKIN
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN BEASON	President and Director (Principal Executive Officer)	November 8, 2012
Steven Beason

/s/ JEFFREY S. LIPKIN	Vice President, Chief Financial Officer and Director	November 8, 2012
Jeffrey S. Lipkin	(Principal Financial Officer and Principal Accounting Officer)

/s/ JACK B. SARNO	Vice President, Secretary and Director	November 8, 2012
Jack B. Sarno

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on November 8, 2012.

MDI ENTERTAINMENT, LLC

By:	Scientific Games International, Inc., its sole member

By:	/s/ JEFFREY S. LIPKIN
	Name:	Jeffrey S. Lipkin
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY S. LIPKIN	Senior Vice President, Chief Financial Officer and Director	November 8, 2012
Jeffrey S. Lipkin	of sole member, Scientific Games International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on November 8, 2012.

SCIENTIFIC GAMES PRODUCTS, INC.

By:	/s/ JEFFREY S. LIPKIN
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES B. TRASK	President and Director (Principal Executive Officer)	November 8, 2012
James B. Trask

/s/ JEFFREY S. LIPKIN	Vice President, Chief Financial Officer and Director	November 8, 2012
Jeffrey S. Lipkin	(Principal Financial Officer and Principal Accounting
Officer)

/s/ JACK B. SARNO	Vice President, Secretary and Director	November 8, 2012
Jack B. Sarno

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on November 8, 2012.

SCIENTIFIC GAMES SA, INC.

By:	/s/ JEFFREY S. LIPKIN
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES B. TRASK	President and Director (Principal Executive Officer)	November 8, 2012
James B. Trask

/s/ JEFFREY S. LIPKIN	Vice President, Chief Financial Officer and Director	November 8, 2012
Jeffrey S. Lipkin	(Principal Financial Officer and Principal Accounting
Officer)

/s/ JACK B. SARNO	General Counsel, Secretary and Director	November 8, 2012
Jack B. Sarno

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on November 8, 2012.

SCIPLAY INC.

By:	/s/ RICHARD M. WEIL
	Name:	Richard M. Weil
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD M. WEIL	President and Director (Principal Executive Officer)	November 8, 2012
Richard M. Weil

/s/ JAMES R. METCALFE	Vice President, Tax	November 8, 2012
James R. Metcalfe

/s/ JACK B. SARNO	Vice President and Secretary	November 8, 2012
Jack B. Sarno

/s/ A. LORNE WEIL	Director	November 8, 2012
A. Lorne Weil

EXHIBIT INDEX

(a)                                 Exhibits.

Exhibit Number	Description
3.1(a)

Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 20, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.1(b)

Certificate of Amendment of the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 7, 2007 (incorporated by reference to Exhibit 3.1(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

3.2	Certificate of Incorporation of Scientific Games International, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.3	Articles of Incorporation of SG Gaming, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.4

Certificate of Amendment of the Articles of Incorporation of SG Gaming, Inc., filed with the Secretary of State of the State of Nevada on October 26, 2010 (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed on March 3, 2011).

3.5	Certificate of Formation of MDI Entertainment, LLC (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.6	Certificate of Incorporation of Scientific Games Products, Inc. (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.7	Certificate of Incorporation of Scientific Games SA, Inc. (incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

^3.8	Certificate of Incorporation of Sciplay Inc.

3.9	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 1, 2010).

3.10	Amended and Restated By-laws of Scientific Games International, Inc. (incorporated by reference to Exhibit 3.12 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.11	Amended and Restated Bylaws of SG Gaming, Inc. (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4 filed on March 3, 2011).

3.12	Operating Declaration of MDI Entertainment, LLC (incorporated by reference to Exhibit 3.15 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.13	Bylaws of Scientific Games Products, Inc. (incorporated by reference to Exhibit 3.16 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

3.14	Amended and Restated By-laws of Scientific Games SA, Inc. (incorporated by reference to Exhibit 3.18 to the Company’s Registration Statement on Form S-4 filed on August 11, 2009).

^3.15	Amended and Restated By-laws of Sciplay Inc.

4.1

Indenture, dated as of August 20, 2012, among Scientific Games International, Inc., as issuer, the Company, as a guarantor, the subsidiary guarantors party thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 21, 2012).

4.2

Registration Rights Agreement, August 20, 2012, among Scientific Games International, Inc., as issuer, the Company, the subsidiary guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 21, 2012).

4.3(a)	Form of 6.250% Senior Subordinated Note (No. 001) (included in Exhibit 4.1 above).

4.3(b)	Form of 6.250% Senior Subordinated Note (No. 002) (included in Exhibit 4.1 above).

4.4

Indenture, dated as of September 22, 2010, among the Company, as issuer, the guarantors party thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 23, 2010).

4.5

Registration Rights Agreement, dated September 22, 2010, among the Company, the guarantors party thereto and J.P. Morgan Securities LLC, as representative for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 23, 2010).

Exhibit Number	Description
4.6(a)	Form of 8.125% Senior Subordinated Note (No. 001) (included in Exhibit 4.4 above).

4.6(b)	Form of 8.125% Senior Subordinated Note (No. 002) (included in Exhibit 4.4 above).

4.7

Indenture, dated as of May 21, 2009, among the Issuer, the Company, as a guarantor, the subsidiary guarantors party thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.8

Registration Rights Agreement, dated May 21, 2009, among the Issuer, the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC., Credit Suisse (USA) LLC and Goldman Sachs & Co., as representatives for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.9(a)	Form of 9.250% Senior Subordinated Note (No. 001) (included in Exhibit 4.7 above).

4.9(b)	Form of 9.250% Senior Subordinated Note (No. 002) (included in Exhibit 4.7 above).

4.10

Registration Rights Agreement, dated November 5, 2009, among the Issuer, the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives for the initial purchasers named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 12, 2009).

^5.1	Opinion of Latham & Watkins LLP.

^5.2	Opinion of Duane Morris LLP.

10.1

Second Amendment and Restatement Agreement, dated as of August 25, 2011, among the Issuer, as borrower, the Company, as guarantor, and several lenders from time to time parties thereto and JP Morgan, as administrative agent, which amended and restated the Credit Agreement, dated as of June 9, 2008 as amended and restated as of February 12, 2010 and amended as of December 16, 2010 and March 11, 2011 among such parties, as set forth in Exhibit A to such Second Amendment and Restatement Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 31, 2011).

10.2

Guarantee and Collateral Agreement, dated as of June 9, 2008, among the Issuer, the Company, as a guarantor, and each other subsidiary of the Company listed on the signature pages thereto, as additional guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

10.3

Stockholders’ Agreement, dated September 6, 2000, among the Company, MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) (“MacAndrews”) (as successor in interest under the agreement to Cirmatica Gaming S.A.) and Ramius Securities, LLC (incorporated by reference to Exhibit 10.38 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2000).

10.4

Supplemental Stockholders’ Agreement, dated June 26, 2002, among the Company and MacAndrews (as successor in interest to Cirmatica Gaming S.A.) (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.5

Letter Agreement, dated as of October 10, 2003, by and between the Company and MacAndrews further supplementing the Stockholders’ Agreement (incorporated by reference to Exhibit 3 to the Schedule 13D jointly filed by MacAndrews and SGMS Acquisition Corporation on November 26, 2003).

10.6

Letter Agreement dated February 15, 2007 between the Company and MacAndrews & Forbes Holdings Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2007).

10.7

Share Purchase Agreement, dated as of April 26, 2011, by and among the Company, Global Draw Limited, IGT-UK Group Limited, Cyberview International, Inc. and International Game Technology (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

10.8

Purchase Agreement, dated as of January 27, 2010, by and among the Company, Scientific Games International, Inc., SG Racing, Inc., Scientific Games Germany GmbH, Scientific Games Luxembourg Holdings SARL, Scientific Games Holdings Limited, Scientific Games Racing, LLC, Sportech, Sportech Holdco 1 Limited and Sportech Holdco 2 Limited (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 10, 2010).

Exhibit Number	Description
10.9

Stock Purchase Agreement, dated as of May 1, 2007, among François-Charles Oberthur Fiduciaire, S.A., the Company and Scientific Games Holdings (Canada) Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2007).

10.10

Agreement, dated April 20, 2006, among the Company, Scientific Games International Holdings Limited, Scientific Games Beteiligungsgesellschaft mbH, Walter Grubmueller, Stephen George Frater, The Trustees of Warero Privatsitiftung and Jeffery Frederick Nash for the sale and purchase of the entire issued share capital of Neomi Associates, Inc. and Research and Development GmbH (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2006).

10.11

Share Purchase and Sale Agreement, dated April 4, 2005, among Scientific Games Chile Limitada, Epicentro S.A. and Inversiones Y Aesorias Iculpe Limitada (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2005).

10.12	1992 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1998).(†)

10.13	1995 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1997).(†)

10.14	1997 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).(†)

10.15	2003 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 9, 2011).(†)

10.16	2002 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).(†)

10.17

Elective Deferred Compensation Plan (Executive Deferred Compensation Plan and Non-Employee Directors Deferred Compensation Plan) (effective January 1, 2005, as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.18

Frozen Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.19	Asia-Pacific Business Incentive Compensation Program (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 3, 2010).(†)

10.20

Employment Agreement dated as of January 1, 2006 by and between the Company and A. Lorne Weil (executed on August 8, 2006) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.21

Letter dated August 2, 2007 between A. Lorne Weil and the Company with respect to payment of Mr. Weil’s deferred compensation upon a termination of employment under Mr. Weil’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).(†)

10.22

Amendment to Employment Agreement dated as of May 1, 2008 by and between the Company and A. Lorne Weil (executed on May 12, 2008), which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2008).(†)

10.23

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendment dated as of May 1, 2008 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.24

Third Amendment to Employment Agreement dated as of May 29, 2009 between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008 and December 30, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 2, 2009).(†)

Exhibit Number	Description
10.25

Amendment to Employment Agreement dated as of December 2, 2010 between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008, December 30, 2008 and May 29, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 3, 2010).(†)

10.26

Amendment to Employment Agreement, dated as of August 18, 2011, by and between A. Lorne Weil and the Company, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008, December 30, 2008, May 29, 2009 and December 2, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 18, 2011).(†)

10.27

Employment Agreement dated as of July 1, 2005 between the Company and Michael Chambrello (executed on June 17, 2005) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).(†)

10.28

Employment Inducement Stock Option Grant Agreement dated July 1, 2005 between the Company and Michael Chambrello (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).(†)

10.29

Letter Agreement dated as of August 2, 2006 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005 (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.30

Letter Agreement dated as of May 8, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2008).(†)

10.31

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of May 8, 2008 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.32

Amendment to Employment Agreement dated as of November 29, 2010 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006, the Letter Agreement dated as of May 8, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 3, 2010).(†)

10.33

Employment Agreement dated as of January 1, 2006 by and between the Company and Robert C. Becker (executed on August 2, 2006) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.34

Letter Agreement dated as of October 7, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.35

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 7, 2008 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.36

Employment Agreement dated as of January 1, 2006 by and between the Company and Larry Potts (executed on August 2, 2006) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.37

Letter Agreement dated as of October 2, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

Exhibit Number	Description
10.38

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 2, 2008 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.39

Letter Agreement, dated as of September 28, 2011, by and between the Company and Larry A. Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 2, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 3, 2011).(†)

10.40

Employment and Severance Benefits Agreement dated December 15, 2005 between the Company and Ira H. Raphaelson (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).(†)

10.41

Letter Agreement dated as of August 2, 2006 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment Agreement dated December 15, 2005 (effective as of February 1, 2006) (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).(†)

10.42

Letter Agreement dated as of October 6, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.43

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of October 6, 2008 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.44

Separation Agreement dated as of May 12, 2011, by and between the Company and Ira H. Raphaelson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 13, 2011).(†)

10.45

Amendment to Separation Agreement, dated as of August 12, 2011, by and between Ira H. Raphaelson and the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 18, 2011).(†)

10.46

Employment Agreement dated as of February 11, 2009 (effective as of January 1, 2009) by and between the Company and Stephen L. Gibbs (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).(†)

10.47

Amended and Restated Employment Agreement dated as of April 26, 2012 by and between the Company and Jeffrey S. Lipkin (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2012).(†)

10.48

Employment Agreement dated as of August 8, 2005 by and between the Company and Steven W. Beason (incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.49

Employment Inducement Stock Option Grant Agreement dated August 8, 2005 between the Company and Steven Beason (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).(†)

10.50

Letter Agreement dated as of August 30, 2007 by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated August 8, 2005 (incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

Exhibit Number	Description
10.51

Letter Agreement dated as of June 17, 2008 by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated as of August 8, 2005, as amended by the Letter Agreement dated as of August 30, 2007 (incorporated by reference to Exhibit 10.58 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.52

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated as of August 8, 2005, as amended by the Letter Agreement dated as of August 30, 2007 and the Letter Agreement dated as of June 17, 2008 (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010).(†)

10.53

Letter Agreement, dated as of June 29, 2011, by and between the Company and Steven W. Beason, which amended Mr. Beason’s Employment Agreement dated as of August 8, 2005, as amended by the Letter Agreement dated as of August 30, 2007, the Letter Agreement dated as of June 17, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 3, 2011).(†)

10.54

Employment Agreement dated as of November 29, 2010 by and between the Company and David L. Kennedy (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 3, 2010).(†)

10.55

Employment Agreement dated as of May 13, 2008 (effective as of July 1, 2008) by and between The Global Draw Ltd and Stephen Frater (incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.56

Letter Agreement dated as of June 22, 2010 by and between The Global Draw Ltd and Stephen Frater, which amended Mr. Frater’s Employment Agreement dated as of July 1, 2008 (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.57

Employment Agreement dated as of December 11, 2006 (effective as of January 1, 2007) by and between Scientific Games International, Inc. and James C. Kennedy (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.58

Amendment to Employment Agreement dated as of December 30, 2008 by and between Scientific Games Corporation and James C. Kennedy, which amended Mr. Kennedy’s Employment Agreement dated as of January 1, 2007 (incorporated by reference to Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.59

Letter Agreement dated as of May 7, 2009 by and between Scientific Games International, Inc. and James C. Kennedy, which amended Mr. Kennedy’s Employment Agreement dated as of January 1, 2007, as amended by the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 1, 2011).(†)

10.60

Employment Agreement dated as of December 22, 2010 by and between Scientific Games International, Inc. and William J. Huntley (incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.61

Employment Agreement dated as of December 22, 2010 by and between Scientific Games International, Inc. and James B. Trask (incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).(†)

10.62

Employment Agreement made as of August 1, 2011 by and between the Company and Jeffrey Johnson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 26, 2011).(†)

10.63

Employment Agreement dated as of September 29, 2011, by and between the Company and Grier C. Raclin (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2011).(†)

10.64

Form of Inducement Equity Award Agreement between the Company and Grier C. Raclin (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on October 3, 2011).(†)

10.65

Separation Agreement dated as of October 8, 2012 between the Company and Grier C. Raclin (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).(†)

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

Exhibit Number	Description
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

^23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

^23.2	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

^23.3	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

^23.4	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm.

^23.5	Consent of KPMG Huazhen, Independent Auditors.

^23.6	Consent of Latham & Watkins LLP (included in Exhibit 5.1 above).

^23.7	Consent of Duane Morris LLP (included in Exhibit 5.2 above).

^24.1	Powers of Attorney (included in the signature page).

^25.1	Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as trustee under the Senior Subordinated Notes Indenture under the Trust Indenture Act of 1939.

^99.1	Form of Letter of Transmittal relating to the Senior Subordinated Notes due 2020.

^99.2	Form of Notice of Guaranteed Delivery Regarding the Exchange Offer.

^99.3	Form of Letter to DTC Participants Regarding the Exchange Offer.

^99.4	Form of Letter to Beneficial Holders Regarding the Exchange Offer.

101

Financial statements from the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2012, filed on November 8, 2012, formatted in Extensible Business Reporting Language (XBRL): (i) the Consolidated Statements of Operations and Comprehensive Income, (ii) the Consolidated Balance Sheets, (iii) the Consolidated Statements of Cash Flows and (iv) the Notes to Consolidated Financial Statements tagged as blocks of text.

^                                          Filed herewith.

(†)                                 Management contracts and compensation plans and arrangements.

(b)                                 Financial Statement Schedule.

Report of Independent Registered Public Accounting Firm Schedule II—Valuation and Qualifying Accounts (incorporated by reference to Item 15(a)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).